SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

INVITATION TO ANNUAL MEETING OF STOCKHOLDERS

DATE: Wednesday, May 31, 2006

TIME: 9:00 a.m.

PLACE: SEQUENOM Corporate Headquarters

3595 John Hopkins Court, San Diego, California 92121

April 24, 2006

Dear Sequenom Stockholders:

Please join me at our annual meeting of the stockholders of Sequenom, Inc. on May 31, 2006. At the annual meeting, in addition to the re-election to our Board of Directors of Charles Cantor, our Chief Scientific Officer, and Ron Lindsay, the chairman of the Compensation Committee. We will ask you to approve a number of important matters, including:

•	a $33 million private placement that if approved by you will result in our issuance and sale of 60,000,000 shares of common stock and warrants to purchase 36,000,000 shares of common stock to four new institutional investors in our company;

•	an increase in the authorized number of shares of common stock to accommodate the private placement;

•	the “declassification” of our Board of Directors to permit annual elections of all directors;

•	the authorization of our Board of Directors to implement a reverse stock split of the common stock;

•	the amendment of our Certificate of Incorporation and Bylaws to remove the prohibition on stockholders acting by written consent and the amendment of our Bylaws (i) to remove the requirement that certain actions must be approved either by a supermajority of 66 2/3% of the directors or by the holders of a supermajority of 66 2/3% of the shares outstanding and (ii) to allow the holders of a majority of the shares outstanding to call special meetings as well as to update the Bylaws generally;

•	the adoption of a new equity incentive plan with a 10,500,000 share increase in the share reserve, which if approved by you will serve as our only equity incentive plan going forward and allow us to update our equity compensation practices to assist us in attracting and retaining the employees that we need to achieve our goals for the company; and

•	the ratification of the Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for 2006.

Your approval of the private placement and the increase in the authorized number of shares of common stock are required if we are to complete the private placement. If you do not approve both of these proposals, we will be unable to complete the private placement and will not receive any cash from the proposed sale of securities. With our liquidity and capital resources extremely limited, we would be unable to meet our current working capital needs beyond June 2006. If we were unable to secure adequate alternative funding quickly, we could be forced to wind down and cease operations or sell or merge the company at a distressed valuation. Please review the discussion of our financial condition and the importance of the private placement to our continued operation in the proxy statement and Annual Report on Form 10-K enclosed with this letter. All of these proposals are important components of our strategy for Sequenom and its continuing viability. Our Board of Directors joins me in recommending that you approve each of these proposals so that your company, under its new leadership, can work toward accomplishment of ambitious goals for the company.

Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. You can vote your shares using the Internet or a toll-free telephone number, or by completing and returning the enclosed proxy card by mail. Instructions on each of these voting methods are outlined in the accompanying proxy statement. Please vote as soon as possible. If you have any questions or need assistance with voting your shares, please call Georgeson Shareholder, the firm assisting us in this solicitation, toll-free at (800) 509-1038. Thank you.

Sincerely yours,

Harry Stylli

President and Chief Executive Officer

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2006

To the Stockholders of Sequenom, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, May 31, 2006 at 9:00 a.m. PDT at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	To elect two directors;

2.	To approve the sale and issuance of 60,000,000 shares of common stock and warrants to purchase up to an additional 36,000,000 shares of common stock to certain institutional investors in a private placement;

3.	To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock to 185,000,000 shares;

4.	To approve amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors;

5.	To approve amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between two and six would be combined into one share of common stock and to authorize the Board of Directors to select and file one such amendment;

6.	To approve an amendment to the Company’s Certificate of Incorporation to remove Article XI and to approve the amendment and restatement of the Company’s Bylaws;

7.	To approve the Company’s 2006 Equity Incentive Plan;

8.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

9.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. The number of shares to be issued in the private placement described in Proposal 2 will be adjusted for any reverse stock split implemented prior to such issuance.

The record date for the Annual Meeting is April 18, 2006. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Harry Stylli

President and Chief Executive Officer

San Diego, California

April 24, 2006

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 31, 2006

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Sequenom, Inc. (sometimes referred to as the “Company” or “Sequenom”) is soliciting your proxy to vote at our 2006 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 24, 2006 to all stockholders of record entitled to vote at the annual meeting.

What am I voting on?

There are eight matters scheduled for a vote at the annual meeting:

•	Election of two directors;

•	Approval of the sale and issuance of 60,000,000 shares of common stock and warrants to purchase up to an additional 36,000,000 shares of common stock in a private placement (the “Private Placement”);[1]

•	Approval of an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock to 185,000,000 shares;

•	Approval of amendments to our Certificate of Incorporation and Bylaws to declassify our board of directors effective and contingent upon the closing of the Private Placement;

•	Approval of amendments to our Certificate of Incorporation to effect a reverse stock split of the common stock pursuant to which any whole number of outstanding shares between two and six would be combined into one share of common stock and to authorize the Board of Directors to select and file one such amendment;

•	Approval of amendments to our Certificate of Incorporation and Bylaws effective and contingent upon the closing of the Private Placement to remove the prohibition on stockholders acting by written consent and the amendment and restatement of our Bylaws (i) to remove the requirement that certain actions must be approved either by 66 2/3% of the directors or by the holders of 66 2/3% of the shares outstanding and (ii) to allow the holders of a majority of the shares outstanding to call special meetings of the stockholders as well as to update the Bylaws generally;

•	Approval of the adoption of the 2006 Equity Incentive Plan (the “2006 Plan”) with a 10,500,000 share increase in the number of shares reserved for equity awards to our employees, directors and consultants; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

•	If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

1	The number of shares to be issued in the Private Placement described in Proposal 2 will be adjusted for any reverse stock split implemented prior to such issuance. See Proposal 5 for a description of the proposed reverse stock split.

What is the Private Placement described in Proposal 2?

On March 30, 2006, we entered into an amended and restated securities purchase agreement (the “Purchase Agreement”) pursuant to which we agreed to sell and issue to ComVest Investment Partners II LLC (“ComVest”), LB I Group Inc., an affiliate of Lehman Brothers (“LBIG”), Pequot Private Equity Fund IV, L.P. (“Pequot”) and Siemens Venture Capital GmbH (“Siemens” and collectively with ComVest, LBIG and Pequot, the “Purchasers”) an aggregate of 60,000,000 shares of our common stock (the “Common Shares”) and warrants to purchase an aggregate of 36,000,000 shares of our common stock at an exercise price of $0.70 per share (the “Warrants” and collectively with the Common Shares, the “Securities”). The Purchase Agreement amended and restated the securities purchase agreement that we previously entered into on March 27, 2006 with ComVest, LBIG and Pequot pursuant to which we had agreed to sell and issue 54,545,454 shares of our common stock and warrants to purchase an aggregate of 32,727,272 shares of our common stock for gross proceeds of $30 million, not including any proceeds from exercise of the warrants. The securities purchase agreement dated March 27, 2006 was amended and restated to add Siemens as a fourth investor and increase the gross proceeds to $33 million, not including any proceeds from exercise of the warrants. The number of Common Shares, shares of common stock to be issued upon exercise of the Warrants and the exercise price per share of the Warrants will be adjusted for any reverse stock split implemented prior to the issuance of the Common Shares.

If Proposal 2 and Proposal 3 are approved by the stockholders and the Private Placement is completed, we will sell and issue Common Shares representing an aggregate of approximately 60% of our outstanding common stock after the closing (based on the number of shares outstanding on April 18, 2006) to four separate purchasers. If the Warrants were exercised for cash in full on that date, the four Purchasers would own approximately 70% of then outstanding common stock. ComVest has agreed to purchase 19,090,909 Common Shares and Warrants to purchase 11,454,545 shares of common stock. LBIG has agreed to purchase 13,636,363 Common Shares and Warrants to purchase 8,181,817 shares of common stock. Pequot has agreed to purchase 20,000,000 Common Shares and Warrants to purchase 12,000,000 shares of common stock. Siemens has agreed to purchase 7,272,728 Common Shares and Warrants to purchase 4,363,638 shares of common stock. The Purchasers have advised us that they have not entered into any agreement among each other with respect to any plan to vote or dispose of the Securities

Why is the Company selling the Securities?

As of March 31, 2006, we had unrestricted cash, cash equivalents and investments of approximately $3.0 million. Without additional capital, meeting our working capital needs under a continuation of the current business model would prove difficult beyond June 2006. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the year ended December 31, 2005 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Prior to determining to proceed with the Private Placement, we had taken a number of actions to reduce our monthly cash requirements, including reductions in workforce and related payroll costs, reductions in facility costs, reductions in the number of active programs in development, reductions in capital expenditures and reductions in charges from outside service providers. After implementing these and other cost savings measures and determining that our programs warranted continuing development, our Board of Directors determined that we should seek the additional capital necessary to fund our ongoing operations. Taking into account the continued depressed trading price of our common stock and our low market capitalization, the general state of the capital markets for issuers like us and our limited access to capital sources, our management and Board of Directors, in consultation with our financial advisor, Oppenheimer & Co. Inc., determined that a private placement of our publicly traded common stock with knowledgeable investors would provide us with the amount of funds and overall terms and conditions better than any other financing or strategic alternative available to us and was in the best interests of our stockholders. We therefore determined to pursue such a transaction.

If Proposal 2 and Proposal 3 are approved by the stockholders, we would be authorized to issue the Securities and upon satisfaction of the other conditions to closing the Private Placement, we would receive $33 million of gross proceeds from the sale of the Securities (approximately $30 million net of estimated transaction fees and expenses), excluding any proceeds from the exercise of the Warrants that could occur at a later date.

What will happen to the Company if either Proposal 2 or Proposal 3 is not approved?

If the stockholders do not approve Proposal 2 and Proposal 3, we will not be able to complete the Private Placement and will not receive any proceeds from the sale of the Securities. Our liquidity and capital resources would then be extremely limited. If we do not receive the proceeds from the sale of the Securities, meeting our working capital needs under a continuation of the current business model would prove difficult beyond June 2006 and would significantly harm our ability to achieve our intended near term business objectives. We would be forced to preserve our cash position through a combination of additional cost reduction measures and sales of assets at values likely significantly below their potential worth. We would need to augment our cash through additional and possibly repetitive dilutive financings. Should we have to seek additional funds to replace the funds that would have been received from the Private Placement, there can be no assurance that we could obtain any funds let alone sufficient funds on terms that are as favorable to us as the terms of the Private Placement. Any of the alternatives to the Private Placement described above would, in our view, substantially diminish the value of our common stock and thus your investment in us. If the Private Placement is not completed, we would likely be unable to meet the minimum stockholders’ equity requirements to maintain our listing on The NASDAQ National Market, which could result in the delisting of our common stock. If our common stock is delisted, the liquidity and market price of our common stock could be materially adversely affected.

If sufficient financing could not be reasonably assured, as a matter of prudence we would be required to wind down and cease operations or sell our business or merge at a distressed valuation. There can be no assurance that we would be able to complete any such transaction let alone be able to do so on terms more favorable to the stockholders than the Private Placement.

Will the issuance of the Securities dilute our existing stockholders’ percentage ownership of the Company?

Our stockholders will incur immediate and substantial dilution of their percentage ownership in the Company if Proposal 2 and Proposal 3 are approved by you and the Securities are issued. Based on the number of shares outstanding on April 18, 2006, the aggregate ownership of all holders of our outstanding common stock immediately prior to the issuance of the Securities will be reduced to approximately 40% of the outstanding shares of common stock, or approximately 29% assuming exercise for cash in full of the Warrants. As explained in the answer to the question “What will happen to the Company if either Proposal 2 or Proposal 3 is not approved?”, failure to issue these Securities could significantly impair our business and diminish to an even greater extent the value of our common stock. Even though the percentage ownership interest of the holders of our outstanding common stock will be substantially reduced upon the issuance of the Securities, we will receive the funds necessary to substantially advance our business and future prospects. Please see the discussion under “Impact of the Private Placement on Existing Stockholders—Advantages and Disadvantages” in Proposal 2.

Why is the Company seeking stockholder approval for the Private Placement?

We are subject to the rules of The NASDAQ Stock Market because our common stock is currently listed on The NASDAQ National Market. These rules require us to obtain stockholder approval for any issuance or sale of common stock, or securities convertible into or exercisable for common stock, that is (i) equal to 20% or more of our outstanding common stock before such issuance or sale and (ii) at a price per share below the greater of book or market value at the time of such issuance or sale. These rules also require stockholder approval of any issuance of voting stock that would result in a change of control of the issuer, which is defined as the ownership by any stockholder or group of affiliated stockholders of 20% or more of an issuer’s voting stock immediately following the issuance. These rules apply to the sale and issuance of the Securities because:

•	the purchase price of the Common Shares to be issued pursuant to the Purchase Agreement is $.55 per share, compared to the $.75 per share closing sale price of our common stock on The NASDAQ National Market on March 27, 2006, the day we entered into an agreement to sell the Securities;

•	the total number of Common Shares and shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) will comprise approximately 239% of the number of shares of our common stock outstanding immediately prior to the closing of the Private Placement (based on the number of shares outstanding on April 18, 2006); and

•	the issuance of the Common Shares will constitute a change of control under the NASDAQ Marketplace Rules because at least one of the Purchasers will beneficially own more than 20% of our common stock following completion of the Private Placement.

For these reasons, we are required under NASDAQ National Market rules to obtain stockholder approval prior to issuing the Securities.

Under the Purchase Agreement, we agreed to seek the stockholders’ approval of the Private Placement at the annual meeting. This Proxy Statement has been prepared in part to satisfy our obligations to the Purchasers under the Purchase Agreement.

Why is the Company seeking to increase the authorized number of shares of common stock as described in Proposal 3?

We do not currently have sufficient authorized shares to complete the Private Placement described in Proposal 2. To complete the Private Placement and issue the Securities, we need to substantially increase the number of shares of our common stock authorized for issuance under our Certificate of Incorporation. It is a condition to the completion of the Private Placement that our stockholders approve Proposal 3. Our current Certificate of Incorporation authorizes 75,000,000 shares of common stock for issuance. As of April 18, 2006, there were 40,249,736 shares of our common stock outstanding and an additional approximately 13,552,914 shares reserved for issuance upon exercise of outstanding options and warrants and reserved for future issuance under our stock option and stock purchase plans. As a result, as of April 18, 2006, there were only approximately 21,000,000 authorized shares of our common stock available for issuance. In connection with the Private Placement, we will be issuing or reserving for issuance upon exercise of the Warrants an aggregate of 96,000,000 shares of our common stock, assuming no reverse stock split prior to the closing of the Private Placement. We have proposed increasing the authorized number of shares of common stock to 185,000,000 shares to permit completion of the Private Placement and to provide additional authorized shares of common stock available to issue in the future. The additional shares may be issued for various purposes without further stockholder approval, except to the extent required by applicable NASDAQ Marketplace Rules. These purposes may include raising capital, providing equity incentives to employees, officers, directors or consultants, establishing strategic relationships with other companies, expanding our business or product lines through the acquisition of other businesses or products, and other corporate purposes.

What if Proposal 3 is not approved?

As noted above, if our stockholders do not approve the amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock, we will not be able to complete the Private Placement and we will not receive any of the proceeds from the sale of the Securities. Our liquidity and capital resources would then be extremely limited. If we do not receive the proceeds from the sale of the Securities, meeting our working capital needs under a continuation of the current business model would prove difficult beyond June 2006 and would significantly harm our ability to achieve our intended near term business objectives.

Why is the Company seeking to declassify the Board of Directors as described in Proposal 4?

Our Certificate of Incorporation and Bylaws currently provide for (i) the division of our Board of Directors into three classes (with the number of directors in each class being as nearly equal as possible), (ii) the election of the directors of one class each year and (iii) a three-year term for each director. The Purchasers in the Private

Placement required us to agree to seek to declassify our Board of Directors prior to the closing of the Private Placement. Opponents of classified boards generally believe that a classified board of directors limits the ability of stockholders to elect directors and exercise influence over a company. A nonclassified board enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period. In recent years, a growing number of companies have sought to declassify their boards of directors. If Proposal 4 is approved by the requisite vote of the stockholders at the meeting, the Board of Directors will be declassified contingent and effective upon the closing of the Private Placement. This means that, upon the closing of the Private Placement and the filing of the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, each member of our Board of Directors will, subject to their earlier resignation, removal or death, hold office for a one-year term until the next annual meeting and their successors are elected and qualified. Each of our current directors has agreed to shorten his term to a one-year term to serve until the next annual meeting and his successor is elected and qualified if the proposed amendments to our Certificate of Incorporation and Bylaws are approved by the stockholders at the meeting and the amendments are filed with the Secretary of State of Delaware.

What will happen to the Company if Proposal 4 is not approved?

If the proposed amendments to our Certificate of Incorporation and Bylaws to declassify our Board of Directors are not approved by our stockholders at the annual meeting, our Board of Directors will remain classified and each of the directors will continue to serve the remaining portion of his three-year term. Although stockholder approval of Proposal 4 is not a condition to the closing of the Private Placement, we have agreed in the Purchase Agreement to hold a special meeting of our stockholders within 60 days following the closing of the Private Placement to re-solicit stockholder approval of the proposed amendments to our Certificate of Incorporation and Bylaws to declassify our Board of Directors. Following the closing of the Private Placement, the Purchasers in the Private Placement will beneficially own well in excess of a majority of the then outstanding shares of our common stock. As a result, there is a substantial likelihood that a proposal to declassify our Board of Directors will be approved by the stockholders after the closing of the Private Placement if Proposal 4 is not approved at the annual meeting. If we are required to hold a special meeting of stockholders within 60 days following the closing of the Private Placement, we will incur additional expenses.

Why is the Company considering a reverse stock split as described in Proposal 5?

Our common stock is quoted on The NASDAQ National Market. The NASDAQ National Market imposes certain listing standards for continued listing, including a requirement that companies maintain a minimum bid price of at least $1.00 per share. On September 16, 2005, we received a notice from the NASDAQ staff stating that for the prior 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement, and we were provided until March 15, 2006 to regain compliance. On March 16, 2006, we received a letter from the NASDAQ staff notifying us that our common stock would be delisted, and that we may appeal the staff’s determination. We requested and were granted a hearing before a NASDAQ Listing Qualifications Panel to review the staff’s delisting determination. Our hearing request had the effect of staying the staff’s delisting determination, pending the issuance of the NASDAQ panel’s decision. The hearing was held on April 12, 2006, and we expect to receive the decision from the NASDAQ panel within the next several weeks.

As part of the plan of compliance that we presented to the NASDAQ panel, we proposed a reverse split of our common stock. Our Board of Directors expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain compliance with the NASDAQ minimum bid price listing requirement. While the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, our Board of Directors believes that the proposed reverse stock split, when implemented at an exchange ratio between 1-for-2 and 1-for-6, will result in the market price of our common stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement. In order to demonstrate compliance with the NASDAQ bid price requirement, we will be required to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days (NASDAQ in its discretion may monitor the bid price for as long as twenty business days). In the event the NASDAQ panel determines not to grant our request for an exception to the bid price requirement until such time as we are able to effect the reverse stock split and evidence compliance with the bid price requirement or in the event the reverse stock split fails to bring us back into compliance with the $1.00 per share bid price requirement, we believe we would be eligible to have our stock listed on The NASDAQ Capital Market, subject to a six month grace period for the $1.00 bid price requirement on that market that began to run on March 16, 2006. If we did not regain compliance with the bid price requirement by the end of that grace period, our common stock would again be subject to delisting. There can be no assurance that the NASDAQ panel will grant our request for continued listing on The NASDAQ National Market or that we would be eligible to have our stock listed on The NASDAQ Capital Market.

If the reverse stock split is implemented, how will I be affected as a stockholder?

After the effective date of the proposed reverse stock split, each stockholder will continue to own the same percentage of the company as he or she did prior to the implementation of the reverse stock split. As a result of the proposed reverse stock split, the total number of shares of our common stock outstanding will be reduced, and all stockholders will own a reduced number of shares of our common stock. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split. For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split). The number of authorized shares of common stock will not be reduced. The proposed reverse stock split will also reduce the number of shares of common stock available for issuance under our 1999 Stock Incentive Plan and issuable upon exercise of outstanding stock options and warrants in proportion to the reverse stock split ratio and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, will be entitled to receive cash in lieu of fractional shares based upon the closing sales price of our common stock on the effective date of the reverse stock split as reported on the stock market where our common stock then trades.

Even if Proposal 5 is approved by the stockholders and a reverse stock split is implemented, if the Private Placement is not completed, we would likely be unable to meet the minimum stockholders’ equity requirements to maintain our listing on The NASDAQ National Market, which could result in the delisting of our common stock. If our common stock is delisted, the liquidity and market price of our common stock could be materially adversely affected.

Why is the Company seeking to further amend the Certificate of Incorporation and amend and restate its Bylaws as described in Proposal 6?

Approval of Proposal 6 is not a condition of the Private Placement. However, the Purchasers have requested that we seek stockholder approval of an amendment to our Certificate of Incorporation and the adoption of new Amended and Restated Bylaws, primarily to modify three provisions: (1) to remove the prohibition that stockholders cannot call special meetings; (2) to eliminate the prohibition of stockholder actions by written consent; and (3) to eliminate the requirement that certain amendments (including declassification of the Board of Directors) receive approval of 66 2/3% of the members of the Board of Directors or approval of stockholders holding 66 2/3% of the total votes eligible to be cast in an election of directors. If Proposal 6 is approved, effective upon closing of the Private Placement, stockholders would be permitted to act by written consent in lieu of a vote at a stockholder meeting and call special meetings of stockholders. In addition, future amendments of our Bylaws would require the affirmative vote of only a majority of our outstanding voting stock.

What will happen to the Company if Proposal 6 is not approved?

If the Private Placement is completed but Proposal 6 is not approved, we have agreed in the Purchase Agreement to hold a special meeting of our stockholders within 60 days following the closing of the Private Placement to re-solicit stockholder approval of the proposed amendments to our Certificate of Incorporation and Bylaws to declassify our Board of Directors. Following the closing of the Private Placement, the Purchasers in the Private Placement will beneficially own well in excess of a majority of the then outstanding shares of our common stock. As a result, there is a substantial likelihood that a proposal to declassify our Board of Directors will be approved by the stockholders after the closing of the Private Placement if Proposal 6 is not approved at the annual meeting. If we are required to hold a special meeting of stockholders within 60 days following the closing of the Private Placement, we will incur additional expenses. If the Private Placement is not completed and Proposal 6 is not approved, our Certificate of Incorporation and Bylaws will continue to prohibit stockholders from calling special meetings or acting by written consent and will continue to require a supermajority vote to amend certain provisions of the Bylaws.

Why is the Company soliciting stockholder approval of a new 2006 Equity Incentive Plan?

The 2006 Equity Incentive Plan (the “2006 Plan”) is the successor to our 1999 Stock Incentive Plan (the “1999 Plan”). The 2006 Plan includes an increase in the number of shares that may be issued under the 2006 Plan beyond those reserved for issuance under the 1999 Plan by 10,500,000 shares. The approval of the 2006 Plan will allow us to continue to grant stock options and other awards at levels determined by our Board of Directors or committees of our Board of Directors. The 2006 Plan will also provide us with flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, including stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and performance cash awards. The 2006 Plan will allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts for our success or the success of our affiliates.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 18, 2006 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 40,249,736 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 18, 2006 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 18, 2006 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CALL GEORGESON SHAREHOLDER, THE FIRM ASSISTING US IN THIS SOLICITATION, TOLL-FREE AT (800) 509-1038.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 18, 2006.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” all other matters described in this proxy statement. If any other matter is properly presented at the meeting, your proxy will vote your shares using his or her best judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal (other than the election of directors) and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum and depending on the proposal will have the same effect as an “Against” vote on the proposal or have no effect. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

If your shares are held by your broker as your nominee (that is, in street name), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes from the shares present and entitled to vote at the annual meeting, either in person or by proxy, will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal 2 must receive “For” votes from a majority of the shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal 3 must receive “For” votes from a majority of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•	To be approved, Proposal 4 must receive “For” votes from at least 66 2/3% of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•	To be approved, Proposal 5 must receive “For” votes from a majority of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•	To be approved, Proposal 6 must receive “For” votes from at least 66 2/3% of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

•	To be approved, Proposal 7 must receive “For” votes from a majority of shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal 8 must receive “For” votes from a majority of the shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 18, 2006, the record date, there were 40,249,736 shares outstanding and entitled to vote. As a result 20,124,869 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting and announced promptly following the annual meeting in a press release and current report on Form 8-K. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2006 that we are required to file with the Securities and Exchange Commission (the “SEC”) by August 14, 2006.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and other employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. The solicitation of proxies will also be supplemented through the services of Georgeson Shareholder, a proxy solicitation firm. Georgeson Shareholder will receive a customary fee which we estimate to be approximately $21,000.

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE WITH VOTING YOUR SHARES, PLEASE CALL GEORGESON SHAREHOLDER TOLL-FREE AT (800) 509-1038.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2007 annual meeting of stockholders is December 24, 2006. Stockholders wishing to submit proposals or director nominations that are not otherwise to be included in such proxy statement and proxy must also do so by December 24, 2006. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. The proposed amended and restated Bylaws, which will become our Bylaws if Proposal 6 is approved by the stockholders and the Private Placement is completed, are appended to this proxy statement as Appendix D and will also be available at www.sec.gov or upon written request to our Investor Relations department following adoption.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of seven members and divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At the annual meeting, the term of office of the three current Class III Directors will expire. Each director elected at the annual meeting will serve until the 2009 annual meeting and his successor is elected and has qualified; provided, however, if Proposal 4 is approved at the annual meeting and the Board of Directors is declassified, the term of each director, including the Class III Directors, will end at our annual meeting of stockholders in 2007 when all directors will be subject to election. Please see the discussion in Proposal 4 for more information about the proposed declassification of the Board of Directors.

The Nominating Committee of the Board of Directors has nominated Charles R. Cantor, Ph.D. and Ronald M. Lindsay, Ph.D. for re-election to the Board of Directors as the Class III Directors. Dr. Cantor and Dr. Lindsay are current Class III Directors having been re-elected by the stockholders in May 2003. Mr. Moreau is a current Class III Director having been elected by the Board of Directors in October 2005. The term of office of Mr. Moreau will expire at the annual meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Cantor and Dr. Lindsay. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Dr. Cantor and Dr. Lindsay have each agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated, each person whose term of office as a director will continue after the annual meeting, and each person whose term of office as a director will expire at the annual meeting.

Class III Directors: Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting (unless the Board of Directors is Declassified)

Charles R. Cantor, Ph.D.

Dr. Cantor, 63, joined us as Chief Scientific Officer and Chairman of the Scientific Advisory Board in August 1998. From 1992 until August 1998, Dr. Cantor served as the chair of and a professor in the Department of Biomedical Engineering and Co-Director of the Center for Advanced Biotechnology at Boston University. Prior to that time, Dr. Cantor held positions at Columbia University and the University of California, Berkeley. He was also Director of the Human Genome Center of the Department of Energy at Lawrence Berkeley Laboratory. Dr. Cantor published the first textbook on genomics, The Science and Technology of the Human Genome Project, and remains active in the Human Genome Project through his membership in a number of the project’s advisory committees and review boards. Dr. Cantor is a member of the National Academy of Sciences. He is also a scientific advisor to 16 biotech and life science companies and two venture capital firms. Dr. Cantor currently serves as a director of ExSAR, Inc. Dr. Cantor received his Ph.D. in Chemistry from the University of California, Berkeley.

Ronald M. Lindsay, Ph.D.

Dr. Lindsay, 58, has been a director since May 2003. He currently operates Milestone Consulting, a biopharmaceutical consulting enterprise. He served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a privately held biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various roles with Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, including Senior Vice President, Biotherapeutics and Vice President, Preclinical Research and Development, of its subsidiary Millennium Biotherapeutics Inc. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist, holding the position of Vice President, Neurobiology. He is a director of Arqule Inc., HistoRx Inc., and Neuro3D, a member of the scientific advisory board of Serono S.A. and a Senior Advisor to TVM Capital, Munich. Dr. Lindsay is the author of more than 150 scientific publications and holder of multiple patents. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class I Directors: Continuing in Office Until the 2007 Annual Meeting (unless the Board of Directors is Declassified)

Harry F. Hixson, Jr., Ph.D.

Dr. Hixson, 67, has served as a director since January 2003. Dr. Hixson currently serves as the Chairman of the Board of BrainCells, Inc., a privately held biopharmaceutical company focused on antidepressant drug development. He has served as Chairman of BrainCells since December 2003 and served as its Chief Executive Officer from July 2004 until September 2005. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He served as Amgen’s President and Chief Operating Officer and as a member of its Board of Directors from 1988 to 1991. During this period, Amgen developed two blockbuster therapeutic products, Epogen and Neupogen, which accounted for more than $3.5 billion in combined sales in 2002. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. Dr. Hixson currently serves as Chairman of the Board of Discovery Partners International, Inc. and as a director of Arena Pharmaceuticals, Inc. He has been involved with the start-up of several biopharmaceutical companies, including Neurocrine Biosciences and Signal Pharmaceuticals, now part of Celgene. Dr. Hixson received his Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

Harry Stylli, Ph.D.

Dr. Stylli, 44, joined us in June 2005 as President and Chief Executive Officer and a director. From November 2004 to February 2005, Dr. Stylli served as President and Chief Executive Officer of Xencor, Inc., a privately held, next-generation antibody platform company. From May 2002 to July 2003, Dr. Stylli served as President and Chief Executive Officer for CovX Pharmaceuticals, a biopharmaceutical company of which Dr. Stylli was a co-founder. From 1995 to 2001, Dr. Stylli served in various capacities, including Senior Vice President of Screening Technology and New Ventures, Senior Vice President of Commercial Development and most recently President, for Aurora Biosciences Corporation, a drug discovery systems company of which Dr. Stylli was a co-founder. Dr. Stylli currently serves as a director of Molecular Insight Pharmaceuticals, Inc., a privately held biotechnology company, and is an advisor to Nanosyn, a privately held medicinal chemistry company. Dr. Stylli received his Ph.D. from London University’s Faculty of Medicine and an M.B.A. from the United Kingdom’s Open University.

Class II Directors: Continuing in Office Until the 2008 Annual Meeting (unless the Board of Directors is Declassified)

Ernst-Günter Afting, Ph.D., M.D.

Dr. Afting, 63, has served as a director since 1996. From 1995 until his retirement in 2006, Dr. Afting has served as President and Chief Executive Officer of the National Research Center for Environment and Health, GSF-Forschungszentrom für Umwelt und Gesundheit GmbH, in Munich, one of the biggest governmental research centers in Germany. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris. He was also a member of the board of the Pharmaceutical Division of Hoechst Group from 1984 to 1993 and was Chairman and Chief Executive Officer of the Divisional Pharmaceutical Board of Hoechst from 1992-1993. Dr. Afting was a member of the advisory committee on Science and Technology to German Chancellor Helmut Kohl from 1996 to 1997 and from 1996 to 2005 has been a member of the German National Advisory Committee on Health Research to the State Secretaries of Science, Technology and Health. Dr. Afting has been a member of the medical faculty at the University of Goettingen since 1985. Dr. Afting currently serves as the chairman of the supervisory board of Intercell AG, Vienna. He received his Ph.D. in Chemistry and M.D. from the University of Freiburg/Breisgau, Germany.

John E. Lucas

Mr. Lucas, 74, has served as a director since 1998. Mr. Lucas has agreed to resign prior to the closing of the Private Placement (if Proposal 2 and Proposal 3 are approved at the annual meeting). Mr. Lucas currently serves as Chairman of the Board of Thomas Pharmaceuticals Ltd, a privately held developer and marketer of over-the-counter drugstore products. From 1999 to 2001, Mr. Lucas served as Chairman and Chief Executive Officer of EpiCept Corporation, which develops topical pain control products. He also served as an industry advisor to TVM Techno Venture Management, a venture capital firm and early investor in Sequenom, from 1996 to 2003. From 1994 to 1996, he was founder, President and Chief Executive Officer of American Scientific Resources, Inc., a holding company that provides healthcare and medical products. From 1991 to 1994, he was President, Chief Executive Officer and Chairman of the Board of Oxigene, Inc., a pharmaceutical company developing therapeutics to treat cancer and eye diseases, and from 1963 to 1991, he held similar positions at Luconex, Mast ImmunoSystems, Xoma, Millipore Ventures, Chemetrics and Oxford Laboratories. Mr. Lucas received an M.B.A. from Harvard University.

Director Whose Term of Office Expires at the Annual Meeting

Lawrence R. Moreau

Mr. Moreau, 62, is currently retired after a career spanning over 30 years in public accounting and investment banking. From 1986 until his retirement in 1999, Mr. Moreau was the Chairman of Moreau and Company, Inc., a financial advisory firm, and of Moreau Capital Corporation, an investment-banking firm registered with the National Association of Securities Dealers. From 1983 to 1986, Mr. Moreau was a Board Member, Chief Financial Officer and the licensed Financial Principal of a H.J. Myers and Company, a New York Stock Exchange-member investment-banking firm. From 1981 to 1983, Mr. Moreau was a senior financial executive with Pacific Enterprises, a diversified holding company. From 1969 to 1980, Mr. Moreau was with Touche, Ross & Co. (now Deloitte & Touche) in the firm’s assurance department. He has also been an Associate Member of the New York Stock Exchange and a member of the SEC practice section of the American Institute of Certified Public Accountants. Mr. Moreau has also served on the board of directors of the Los Angeles Venture Capital Association and was its Chairman for two years. He currently serves on the SEC’s Small Business Forum planning committee. Mr. Moreau has served on the boards of directors of a number of private and public companies and is currently a director and chairs the audit committee of Chatsworth Products, Inc., a privately held computer hardware company. Mr. Moreau is a Certified Public Accountant. He received his Masters of Accounting Science from the University of Illinois, Champaign/Urbana.

Additional Directors Designated by the Purchasers

If Proposal 2 and Proposal 3 are approved by the stockholders, the two vacancies which we currently have on the Board of Directors and one of the vacancies that will be created by Mr. Lucas’s resignation and the expiration of the term of office of Mr. Moreau will be filled prior to the closing of the Private Placement. Pursuant to the terms of the Purchase Agreement, ComVest and Pequot have to date designated two individuals to be elected by the Board of Directors to fill the vacancies. ComVest has designated Larry E. Lenig, Jr., and Pequot has designated Patrick G. Enright. Set forth below is biographical information for these individuals. Comvest and Pequot, which have the right to jointly designate one additional individual to the Board of Directors, have not yet designated such individual for election to the Board of Directors.

Larry E. Lenig, Jr.

Mr. Lenig, 57, joined ComVest Investment Partners, a private equity capital fund group, in August 2004 following a 35-year career in oil and gas services, commercial banking and special situation consulting. Mr. Lenig currently serves as a senior partner of ComVest Investment Partners and as the portfolio manager of ComVest Capital LLC, an affiliated fund initiated by ComVest Investment Partners in 2006. From 1994 to 2004, Mr. Lenig acted as a consultant and advisor to a number of public and private businesses in a diverse range of industries, including oil and gas, software and related services, metal products manufacturers and restaurant chains. During that period, Mr. Lenig also served as Chief Executive Officer and directed turnarounds at two public companies, Grant Geophysical, Inc., an international geophysical services provider, and Seitel, Inc., which owns and offers for license one of the world’s largest U.S. and Canadian focused 3D and 2D seismic data libraries, and consulted to other private companies during reorganizations and restructuring of those enterprises. Prior to entering private consulting, Mr. Lenig spent 19 years with and served as Chief Operating Officer, President and a director of Digicon Inc. (now called Veritas DGC, Inc., a New York Stock Exchange-listed integrated oil service company specializing in onshore and offshore geophysical data acquisition, advanced data processing and the ownership of data libraries), following an initial career as a commercial lender for a Houston banking institution. Mr. Lenig served as a director of Fischer Imaging Corporation, a public company engaged in mammography, radiology and associated healthcare device manufacturing prior to the sale of its principal intellectual property positions in late 2005. Mr. Lenig currently serves as a director of Deep Marine Technology, Inc., a privately held oil and gas services company. Mr. Lenig received a B.B.A. in Accounting from the University of Houston and is currently a member of the University’s Advisory Counsel to the Dean of the College of Natural Sciences and Mathematics.

Patrick G. Enright

Mr. Enright, 44, is a Managing Director of Pequot Ventures, the direct venture investment arm of Pequot Capital Management, Inc., and has been a General Partner of Pequot’s venture capital and private equity funds since June 2002. From 1998 to 2001, Mr. Enright was a Managing Member of Diaz & Atschul Group, LLC, a principal investment group. From 1995 to 1998, he served in various executive positions at Valentis, Inc., a biotechnology company engaged in the development of products for peripheral arterial disease, including as Senior Vice President, Corporate Development, and Chief Financial Officer. From 1993 to 1994, he was Senior Vice President of Finance and Business Development for Boehringer Mannheim Therapeutics, a pharmaceutical company and a subsidiary of Corange Ltd. From 1989 to 1993, Mr. Enright was employed at PaineWebber Incorporated, an investment banking firm, where he became a Vice President in 1992. Mr. Enright is also currently a director of Threshold Pharmaceuticals, Inc. and Valentis, Inc. as well as a number of private companies. Mr. Enright earned a B.S. in Biological Sciences from Stanford University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Vacancies on the Board of Directors

Currently, vacancies on the Board of Directors may be filled only by persons elected by a two-thirds majority of the directors then in office. If Proposal 6 is approved by the stockholders, vacancies on the Board of

Directors will be filled only by persons elected by a simple majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until the director’s successor is elected and qualified.

Declassification of the Board of Directors

If Proposal 4 is approved by the stockholders, our Certificate of Incorporation and Bylaws will be amended so that our Board of Directors will no longer be classified effective and contingent upon the closing of the Private Placement, and the term of office of each director then in office will expire at the 2007 annual meeting of stockholders. If Proposal 4 is not approved at the annual meeting and we still complete the Private Placement, two of the individuals designated by ComVest and Pequot will be elected by the Board of Directors as Class II Directors and one individual will be elected as a Class III Director. If Proposal 4 is not approved at the annual meeting and we do not complete the Private Placement, the Board of Directors will remain classified and the directors’ terms of office will be as set forth above. Please see the discussion in Proposal 4 for more information about the proposed declassification of the Board of Directors.

Independence of the Board of Directors

As required under applicable NASDAQ Marketplace Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Marketplace Rules, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors are independent directors within the meaning of the applicable NASDAQ Marketplace Rules, except for Dr. Stylli, our Chief Executive Officer, and Dr. Cantor, our Chief Scientific Officer.

As required under applicable NASDAQ Marketplace Rules, in 2005 our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Meetings of the Board of Directors

The Board of Directors met ten times during 2005. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Attendance at Annual Meetings

We have adopted a policy encouraging our directors and nominees for directors to attend our annual meetings of stockholders. We have scheduled a board meeting to coincide with this year’s annual meeting and intend to continue this practice in the future to facilitate and encourage attendance by our directors. All of our directors then in office – Dr. Afting, Dr. Cantor, Dr. Hixson, Dr. Lindsay, Mr. Lucas and Dr. Stylli – attended our annual meeting in 2005.

Communication with the Board of Directors

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email at “board@sequenom.com”. The Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found in the Shareholder Info section under Investor Relations on our website www.sequenom.com.

Board Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and membership and meeting information for 2005 for each of the committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Ernst-Gunter Afting	X				X	*
Charles R. Cantor
Harry F. Hixson, Jr.			X		X
Ronald M. Lindsay			X	*
John E. Lucas	X		X		X
Lawrence R. Moreau	X	*
Harry Stylli

Total meetings in 2005	9		6		3

*	Committee Chair

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Audit Committee

Three directors comprise the Audit Committee: Mr. Moreau (chair), Dr. Afting and Mr. Lucas. The Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and our quarterly financial statements. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under Investor Relations on our website at www.sequenom.com.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under Investor Relations on our website at www.sequenom.com.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in NASDAQ Marketplace Rule 4200(a)(15) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Moreau qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Moreau’s level of knowledge and experience based on a number of factors, including his experience in public accounting and investment banking. Prior to or upon the expiration of Mr. Moreau’s term of office at the annual meeting, the Board of Directors will appoint a director to serve as a member of the Audit Committee as a successor to Mr. Moreau, and intends to designate one of the members of the Audit Committee as the qualified “audit committee financial expert”.

Compensation Committee

Three directors comprise the Compensation Committee: Dr. Lindsay (chair), Dr. Hixson and Mr. Lucas. The Compensation Committee reviews and approves our overall compensation strategy and policies. The Compensation Committee reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; and administers our equity incentive and stock purchase plans and other benefit plans and programs. All members of the Compensation Committee are independent (as currently defined in NASDAQ Marketplace Rule 4200(a)(15)). The Compensation Committee’s charter may be found in the Corporate Governance section under Investor Relations on our website at www.sequenom.com.

Nominating and Corporate Governance Committee

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Afting (chair), Dr. Hixson and Mr. Lucas. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors, reviewing and evaluating incumbent directors; selecting candidates for election to the board of directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors, and developing a set of corporate governance principles. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under Investor Relations on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in NASDAQ Marketplace Rule 4200(a)(15)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable NASDAQ and SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not received any director nominee from a stockholder or stockholders other than the individuals designated by ComVest and Pequot.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under Investor Relations on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors is currently comprised of Mr. Moreau (chair), Dr. Afting and Mr. Lucas. Each member of the Audit Committee is an independent director as determined by the Board of Directors based on applicable NASDAQ rules. Each member of the Audit Committee also satisfies the SEC additional independence requirements for members of audit committees. The Audit Committee selects our independent accountants and submits the selection to the stockholders for ratification. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter approved by the Board of Directors. The Committee’s function is more fully described in its charter, which may be found in the Corporate Governance section under Investor Relations on the Company’s website at www.sequenom.com.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and reporting principles, and the financial reporting process and procedures designed to ensure compliance with accounting standards, applicable laws and regulations, including establishing and maintaining disclosure controls and procedures (as defined in SEC Rule 13a-15(e)), establishing and maintaining internal control over financial reporting (as defined in SEC Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The independent accountants are also responsible for performing an independent audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The independent accountants understand that they are accountable to the Audit Committee, not the Company’s management.

In this context, the Audit Committee has met and held discussions with management and the independent accountants, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and a review of management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements, including the audited financial statements, with management and the independent accountants, including whether there were any off-balance sheet financing transactions or any transactions with related parties. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has received from the Company’s independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee has discussed with the independent accountants that firm’s independence from the Company and its management, and the results of their examinations, including evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has also concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC. The Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm and recommended that its selection be submitted to the stockholders for ratification.

Audit Committee

Lawrence R. Moreau, Chair

Ernst-Günter Afting

John E. Lucas

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

The Compensation Committee of the Board of Directors is currently comprised of Dr. Lindsay (chair), Dr. Hixson and Mr. Lucas. Under its charter, each member must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”), and each of Dr. Lindsay, Dr. Hixson and Mr. Lucas meets these requirements. Under its charter, the Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers, for overseeing the overall compensation strategy for the Company and for administering the Company’s benefit plans. The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer and the other executive officers of the Company based upon a mix of factors including the achievement of corporate goals, individual performance and comparisons with other biotechnology companies. The Chief Executive Officer was not present during the voting or deliberations by the Committee on his compensation.

Compensation Philosophy

The primary goal of the compensation program is to align compensation with business objectives and performance. The Committee’s aim is to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and creation of stockholder value, the Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Stock options are used to emphasize the link between executive incentives and performances as measured by the creation of shareholder value. Other key elements of the Committee’s philosophy are:

The Company pays competitive salaries as compared to median salaries for other similar biotechnology companies.

The Company maintains annual bonus opportunities to encourage achievement of specific corporate goals and subjective assessments of individual performance.

The Company provides equity-based incentives for executives and other key employees to encourage them over the long term to respond to the Company’s business challenges and opportunities as owners and reinforce the alignment of their interests with stockholders’ interests.

Base Salary

The Committee annually reviews each executive officer’s base salary. Among the factors taken into consideration are individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge of the industry and competitive pay practices.

Bonus

The Committee believes that executive performance may be enhanced by providing the opportunity to earn annual incentive awards. The Committee establishes corporate performance goals and individual performance objectives for the Chief Executive Officer who sets individual performance objectives for the other officers. The corporate objectives consist of specific operating, strategic and financial goals that are considered to be critical to the Company’s overall goal: building stockholder value. For the fiscal year ended December 31, 2005, the Committee determined that these corporate objectives included: attaining certain total revenue and pharmaceutical collaboration revenue targets, achieving cash burn and operating income goals, and attaining MassARRAY system sales targets, a pharmaceutical candidate development target, and a capital raising target.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

The Committee awards bonuses based on the Company’s achievement of its goals and the Committee’s subjective evaluation of each executive officer’s performance. Based on the Company’s performance in 2005 with respect to the corporate objectives set by the Committee and the Committee’s subjective evaluation of performance, none of the executive officers received a bonus in 2005.

Long Term Incentives

The Company’s long-term incentive program currently consists of stock options or other equity-based incentives granted under the Company’s equity incentive plan. The plan utilizes vesting periods, generally four years, to encourage key employees to continue in the employ of the Company. The exercise price of options granted under the plans generally is 100% of fair market value of the underlying stock on the date of grant. Employees receive value from these grants only if the Company’s common stock appreciates over the term of the options. The size of option grants is determined based on the Committee’s assessment of the individual’s performance and competitive practices at other biotechnology companies.

Chief Executive Officer Compensation

The Committee uses the procedures described above in reviewing and setting the annual salary, bonus and stock option or other equity awards for the Company’s Chief Executive Officer. Compared to other comparable biotechnology companies surveyed by the Company, the Chief Executive Officer’s base salary, stock options, and discretionary cash bonus are in the mid-range. Until his resignation from the position of Chief Executive Officer in February 2005, Antonius Schuh’s annual salary was $400,000. In June 2005, Dr. Stylli was hired as Chief Executive Officer at an annual salary of $420,000. Stephen Zaniboni, the Company’s former Chief Financial Officer, served as interim Chief Executive Officer at his then current salary of $350,000 per year.

Dr. Schuh was not granted options to purchase shares of common stock or other equity-based awards in 2005. Dr. Stylli received an option to purchase 1,000,000 shares of common stock as an inducement to join the Company in June 2005. The option vests over four years. Dr. Stylli’s employment agreement also provides for a contingent stock option award to be granted upon the closing of any equity financing that raises aggregate gross proceeds for the registrant of at least $10 million prior to July 1, 2006. The Private Placement, if it closes prior to July 1, 2006, will trigger this contingent award. If awarded, the option will cover that number of shares of our common stock necessary for Dr. Stylli to retain an equivalent ownership position on a fully diluted basis as that held by Dr. Stylli immediately prior to the closing of the financing, will have an exercise price equal to the fair market value of our common stock on the date of closing of the financing and will vest over four years from the date of grant.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has not established a formal policy for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as performance-based compensation. Any gain on exercise of the 1,000,000 share option granted to Dr. Stylli in June 2005 will not qualify as performance-based compensation for Section 162(m) purposes.

Compensation Committee

Ronald M. Lindsay, Chair

Harry F. Hixson, Jr.

John E. Lucas

PROPOSAL 2

APPROVAL OF THE PRIVATE PLACEMENT

On March 27, 2006, we entered into a securities purchase agreement with ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”), LB I Group Inc., a Delaware corporation (“LBIG”), and Pequot Private Equity Fund IV, L.P., a Delaware limited partnership (“Pequot”), that provides for the issuance and sale of common stock and warrants for gross proceeds of $30 million. On March 30, 2006, ComVest, LBIG, Pequot and we amended and restated the securities purchase agreement (the “Purchase Agreement”) to add Siemens Venture Capital GmbH (“Siemens”, and collectively with ComVest, LBIG and Pequot, the “Purchasers”) as a fourth investor and increase the gross proceeds to $33 million, not including any proceeds from exercise of the warrants. Pursuant to the terms of the Purchase Agreement and subject to the stockholders’ approval, we will issue and sell to the Purchasers an aggregate of 60,000,000 shares of our common stock (the “Common Shares”) and warrants to purchase an aggregate of 36,000,000 shares of our common stock at an exercise price of $0.70 per share (the “Warrants” and collectively with the Common Shares, the “Securities”). We agreed to enter into a Registration Rights Agreement with the Purchasers, pursuant to which we would be required to file with the SEC a registration statement for the resale of the Common Shares and the shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) within 30 days following the closing of the Private Placement. The terms of the Purchase Agreement, the Warrants and the Registration Rights Agreement are more fully described below under “Summary of Terms of the Private Placement,” and copies of the Purchase Agreement and the forms of Registration Rights Agreement and Warrant are appended to this proxy statement as Appendix A. The issuance and sale of the Securities and the other actions contemplated by the Purchase Agreement are collectively referred to in this proxy statement as the “Private Placement.” The number of Common Shares and Warrant Shares and the exercise price per share of the Warrants will be adjusted for any reverse stock split implemented. Please see Proposal 5 for more information on a proposed reverse stock split.

Background of the Private Placement

Following our decision in July 2004 to close our pharmaceuticals business unit, we focused our primary efforts on realizing revenue-generating opportunities in the genetic research and diagnostic services markets, which we felt we could address well with the MassARRAY Compact system, a benchtop version of our proprietary genetic analysis system. As part of this effort, we formed a joint working group with the Siemens Medical Solutions unit of Siemens AG in October 2004 to explore the requirements for next-generation molecular diagnostic platforms, including the MassARRAY platform which we believe is well suited for molecular diagnostic applications. We also announced in December 2004 that we had used our MassARRAY platform to discover common variations of a particular gene region that were associated with an increased risk of breast or prostate cancer, a discovery that validated our strategic focus on developing innovative diagnostic applications.

Despite our progress in these efforts, we continued to suffer declining revenues and incur losses, and our cash resources continued to diminish. On February 8, 2005, Antonius Schuh resigned by mutual agreement as our Chief Executive Officer. Stephen L. Zaniboni, who was then our Chief Financial Officer, was appointed by the Board of Directors as our acting Chief Executive Officer while the Board of Directors searched for a permanent replacement for Dr. Schuh. Mr. Zaniboni continued in this capacity until we appointed Harry Stylli as our Chief Executive Officer and a director effective June 6, 2005.

We well recognized that we would need to raise more funds to continue to pursue our business plan and would have to do so before the end of the first quarter of 2006. At the meeting of the Board of Directors on June 17, 2005, Mr. Zaniboni presented a report on a number of financing alternatives that we had identified, and the Board of Directors authorized our officers to identify the best alternative and secure the necessary financing.

Following discussions with each of the potential financing sources identified at the June 17th meeting as well as a number of additional potential investors over the course of June and July, Dr. Stylli and Mr. Zaniboni presented a report to the Board of Directors at its meeting on August 4, 2005. The report discussed our current financial position and the results of the officers’ efforts to date to secure financing. In their presentation, Dr. Stylli and Mr. Zaniboni reported that due to our current financial condition and difficult market conditions, we were unable to obtain commitments to provide financing on the terms presented at the June 17th meeting. Dr. Stylli and Mr. Zaniboni presented a proposal from one financing source that was willing to provide up to $6 million in a convertible debt facility that would be secured by all of our assets. Our ability to borrow under the facility would be determined by a formula tied to our eligible accounts receivable and inventory, which was likely to prevent us from borrowing the full amount of the facility. Dr. Stylli and Mr. Zaniboni presented the proposal as the first part of a two-part financing strategy that would be followed by an equity financing if we could arrange such a financing. Following a review of our strategic and financing alternatives, the Board of Directors authorized our officers to pursue negotiations with the lender on the proposed debt facility.

The officers completed negotiations on the proposed principal terms of the $6 million secured convertible debt facility, and Dr. Stylli and Mr. Zaniboni presented those terms to the Board of Directors at a meeting on August 10, 2005. Dr. Stylli also presented an analysis of the strategic alternatives available to us instead of the financing. Following a review of our strategic and financing alternatives, the Board of Directors authorized our officers to complete negotiations with the lender on the proposed debt facility. Mr. Zaniboni also reported on a potential alternative financing proposed by an investment bank. The Board of Directors authorized the officers to pursue discussions with the investment bank. Following the meeting, the investment bank forwarded to us a term sheet for a $7 million convertible debenture and warrant financing proposal from a prospective investor. After discussions, we determined that we could obtain financing on more favorable terms from other sources.

On August 12, 2005, we reached agreement with the lender on the principal terms of the $6 million secured convertible debt facility and signed a non-binding term sheet memorializing those terms. Soon after, we commenced negotiations of the definitive agreements to document the facility.

At the August 10th meeting, Dr. Stylli reported on his efforts to reduce our lease obligation under our current headquarters lease. Over the next several weeks, the officers conducted negotiations with the landlord, and on September 9, 2005 we entered into an amendment of the lease. The amendment deferred approximately $3.2 million of the monthly rent payments by reducing the monthly payments during the period commencing October 1, 2005 and ending September 30, 2007 and increasing the aggregate monthly payments by the deferred amount for the remaining term of the lease, from October 1, 2007 to September 30, 2012. The total obligation under the lease remained unchanged at approximately $27 million. In consideration for the amendment, we issued a ten-year warrant to purchase 150,000 shares of our common stock at an exercise price of $.88 per share. The Board of Directors approved the amendment and the issuance of the warrant by unanimous written consent on September 9, 2005.

On August 26, 2005, Dr. Stylli raised with Siemens the possibility of an investment in us. No specific terms were discussed.

On September 14, 2005, we announced a corporate restructuring plan to position us for long-term growth. The key elements of the plan were to leverage our strengths in the genetic analysis and molecular diagnostics markets; reduce our operating expenses and increase our organizational effectiveness; evolve our corporate culture to be more responsive to market needs and secure an improved financial position.

On September 16, 2005, we received a notice from the Listing Qualifications Department of The Nasdaq Stock Market stating that we had failed to maintain for 30 consecutive business days the minimum $1.00 per share bid price for our common stock and that we would be provided 180 calendar days to regain compliance. If compliance with the minimum bid price rule was not regained by the end of that period (i.e., by March 15, 2006), the Nasdaq staff would provide written notification that our common stock would be delisted, and at that time we could appeal the staff’s determination to a Listing Qualifications Panel. We subsequently received such notification and have appealed the staff’s determination. The hearing before the panel was held on April 12, 2006 and we expect to receive the decision within the next several weeks.

On October 4, 2005, we entered into a separation agreement with Mr. Zaniboni pursuant to which he resigned as our Chief Financial Officer effective as of October 31, 2005 and agreed to be available to provide certain consulting services until June 30, 2006. Effective November 1, 2005, John Sharp, our Vice President, Finance, became our principal financial officer.

In October 2005, a company approached Dr. Stylli about the possibility of acquiring us. After an initial conversation during which Dr. Stylli invited this company to propose terms of a possible transaction, the company took no further action.

In October 2005, after being contacted by Oppenheimer & Co. Inc. (“Oppenheimer”), we concluded that we could obtain financing on more favorable terms than those then being negotiated with the proposed lender in the $6 million secured convertible debt facility. We terminated negotiations with the lender and on October 11, 2005 engaged Oppenheimer as our exclusive placement agent to assist us in raising up to $15 million from the sale of equity or equity-linked securities. The Oppenheimer banking team and we began work immediately on preparing for an investor “road show” to meet qualified prospective institutional investors. Over the course of the next several months, Oppenheimer representatives contacted 75 institutions that were potential investors, and we made investment presentations to more than 30 of these potential institutional investors, including ComVest, LBIG and Pequot. We received consistent investor feedback from these meetings that there was insufficient capital for the business and that investors would be interested in investing if a greater amount of capital was raised. Therefore, we decided that we needed to raise more than $15 million.

In furtherance of our business strategy of leveraging our strengths in the genetic analysis and molecular diagnostics markets, on October 14, 2005 we obtained an exclusive royalty-bearing license in certain countries, including the United States, United Kingdom and other countries in Europe and elsewhere, to noninvasive prenatal diagnostic intellectual property from the technology transfer subsidiary of the University of Oxford. The license covers noninvasive prenatal genetic diagnostic testing on fetal nucleic acids derived from maternal plasma or serum, which could be used in tests for cystic fibrosis, hemoglobinopathies (sickle cell anemia and the thalassemias), Rhesus D, and chromosomal aneuploidies (such as Down Syndrome), and others on any platform including mass spectrometry and real time polymerase chain reaction amplification platforms. The license does not permit us to perform Rhesus D blood typing using real time polymerase chain reaction amplification platforms in Europe. With this exclusive license, we are in the process of developing noninvasive prenatal nucleic acid based tests beginning with fetal DNA that may provide more fundamental and reliable diagnostic information earlier in a pregnancy. On October 26, 2005, we announced the launch of our new genetic analysis service business that will provide researchers worldwide with access to MassARRAY technology solutions for their genotyping, quantitative gene expression analysis and quantitative DNA methylation analysis needs. Through these services, we provide researchers with the ability to obtain critical information for disease detection and classification.

At its meeting on November 18, 2005, the Board of Directors received reports from our officers on our financial performance and condition, our preliminary operating plan for 2006 and our other business activities and a status report from an Oppenheimer representative on the progress of its fundraising efforts. At the November 17th meeting, the Board appointed three directors, Dr. Hixson, Dr. Lindsay and Mr. Lucas, as an ad hoc pricing committee of the Board of Directors with the full authority of the Board of Directors to take all action and approve all things necessary to complete a financing.

In late November 2005, we received a term sheet proposal from a prospective lead investor for a $20 million private placement of senior secured convertible notes and warrants. Oppenheimer and we then conducted a series of discussions with the prospective lead investor on the proposed terms.

On November 30, 2005, Oppenheimer received a proposal from ComVest for a $25 million convertible preferred stock and warrants financing. At a meeting of the pricing committee on December 2, 2005, our officers presented to the committee ComVest’s proposal and the $20 million senior secured convertible notes and warrants proposal. Our officers also reviewed with the committee the possibility that we could secure alternative terms for a $15 million to $25 million financing from a syndicate of other institutional investors led by LBIG. At the December 2nd meeting, Mr. Sharp presented a number of different financial analyses of the proposals and alternatives, including cash flow, capitalization and dilution analyses. Following discussion, the pricing committee authorized the officers to pursue the alternative terms with LBIG and concurrently to proceed with negotiations with ComVest. Our officers with the advice of Oppenheimer and Cooley Godward LLP, our outside counsel, conducted a series of negotiations with ComVest during December and January over the principal terms of the proposed financing. During the course of our discussions with ComVest, LBIG joined ComVest as a prospective investor in the proposed convertible preferred stock financing.

During December 2005, Pequot separately expressed an interest in investing in us but did not propose investment terms at this time.

On December 22, 2005, the pricing committee met again with our officers and representatives of Oppenheimer and Cooley Godward to discuss the current proposal by ComVest and LBIG. Following discussion, the pricing committee authorized the officers to complete negotiations with ComVest and LBIG on the proposed financing.

The officers completed negotiations with ComVest and LBIG on the proposed principal terms of a $25 million convertible preferred stock and warrants financing, and on January 12, 2006, the parties executed a non-binding letter of intent concerning the financing. Under the letter of intent, we were obligated to pay a $500,000 fee and reimburse the investors for their expenses if the investors were ready to enter into definitive agreements setting forth the final terms of the financing and we failed to enter into such agreements. Soon after, we commenced preparation of the definitive agreements to document the financing.

At a meeting of the Board of Directors on January 17, 2006, Dr. Stylli presented a report on the pending financing approved by the pricing committee and a number of strategic and financing alternatives for consideration by the Board of Directors. At the January 17th meeting, the Board of Directors ratified the letter of intent and the pricing committee’s decision to proceed with the convertible preferred stock and warrants financing by ComVest and LBIG.

Following discussions among ComVest, LBIG and us, the parties mutually agreed not to proceed with the financing described in the letter of intent, and the parties began discussing a larger transaction with a simpler structure during the next several weeks.

In January and February 2006, Dr. Stylli raised with Siemens the possibility of either an investment in us or the acquisition of us. No specific terms were discussed.

At a meeting of the Board of Directors on February 22, 2006, Dr. Stylli presented a new financing proposal from ComVest and LBIG for a $25 million common stock and warrants financing on terms substantially the same as the Private Placement. The proposal was contingent on additional investors joining the financing. Dr. Stylli also reported on strategic and financing alternatives for consideration by the Board of Directors. During the meeting, the Board reviewed the potential voting control that the prospective investors would have upon the completion of the proposed financing. Following discussion, the Board of Directors authorized the officers to complete negotiations with ComVest and LBIG on the proposed financing on terms no less favorable than those presented at the meeting.

Following the meeting, we notified Siemens Medical Solutions of the proposed financing in accordance with the terms of our molecular diagnostic study group agreement. Representatives of Siemens Medical Solutions expressed an interest in participating in the financing. Also, Pequot, which had earlier expressed interest in investing in us, joined the group of potential investors.

On February 27, 2006, Dr. Stylli reported to the pricing committee on the most recent developments with respect to the proposed financing by ComVest, LBIG and Pequot, including an increase in size to $30 million and the expression of interest by Siemens. The terms of the proposed financing were substantially the same as the terms of the Private Placement. During the meeting, Dr. Stylli reviewed materials on comparable financings that had been prepared for the committee by Oppenheimer. During the meeting, the pricing committee discussed whether to engage an independent financial advisor to provide a fairness opinion in light of the potential for the investors to exercise voting control following completion of the financing if they chose to act in concert. Following discussion, the pricing committee determined to engage such an advisor. The Company subsequently engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to provide a fairness opinion. Please see “Opinion of Our Independent Financial Advisor” below for information on Houlihan Lokey and the fairness opinion.

On February 28, 2006, we approached two companies to determine whether either company had any interest in acquiring assets from us. One of the companies expressed an interest in a possible transaction but has not proposed any terms for such transaction. The other company did not express an interest in or propose any terms for such a transaction.

At a meeting of the Board of Directors on March 8, 2006, Mr. Sharp presented a report on our current cash position and projected cash usage. Mr. Sharp also reported that due to our cash position, the audit report of Ernst & Young LLP, our independent registered public accounting firm, on our 2005 financial statements would likely contain an explanatory paragraph about our ability to continue as a going concern. An Oppenheimer representative presented the principal terms of the financing proposal from ComVest, LBIG and Pequot, including the inclusion of some terms more favorable to us than those presented previously. Houlihan Lokey representatives reported on the procedures performed so far by Houlihan Lokey and its preliminary determination on the fairness, from a financial point of the view, of the consideration to be received by us in the proposed financing. Dr. Stylli also reviewed the available strategic and financing alternatives for consideration by the Board of Directors and the status of discussions with Siemens about its participation in the financing. Following discussion, the Board of Directors authorized the officers to complete negotiations with the investors on the proposed financing on terms no less favorable than those presented at the meeting.

The officers completed negotiations with ComVest, LBIG and Pequot on the proposed principal terms of a $30 million common stock and warrants financing on terms substantially the same as the Private Placement, and the parties commenced negotiation of the definitive agreements to document the financing.

At a meeting of the Board of Directors on March 20, 2006, Mr. Sharp presented a report on our recent and projected financial performance. An Oppenheimer representative reviewed the chronology of events leading up to the Private Placement and data on comparable transactions. Houlihan Lokey representatives reported on the procedures performed by Houlihan Lokey and its determination on the fairness, from a financial point of the view, of the consideration to be received by us in the Private Placement. Representatives of Cooley Godward reviewed the proposed Purchase Agreement, form of Warrant and form of Registration Rights Agreement. Dr. Stylli reviewed a number of strategic and financing alternatives to the Private Placement for consideration by the Board of Directors and the status of discussions with Siemens about participation in the Private Placement. Following discussion, the Board of Directors approved the Private Placement and authorized the officers to enter into the Purchase Agreement and related documents substantially as presented at the meeting.

On March 27, 2006, we entered into the Purchase Agreement with ComVest, LBIG and Pequot providing for the issuance and sale of Securities for gross proceeds of $30 million.

On March 30, 2006, ComVest, LBIG, Pequot and we amended and restated the Purchase Agreement to add Siemens as a fourth Purchaser and increase the gross proceeds to $33 million.

Reasons for the Private Placement

We need additional capital to continue our operations and to pursue our strategic objectives. After considering numerous potential financing and strategic alternatives, including alternate financing structures, seeking to sell the Company, seeking a merger of the Company with another entity, and the liquidation of the Company, the Board of Directors determined that the Private Placement was the best available alternative and would provide the greatest potential value for the stockholders, as well as provide the necessary capital to pursue our long-term strategic goals.

In making its determination to approve the Private Placement, the Board of Directors consulted with our officers with respect to strategic and operational matters. The Board of Directors also consulted with Oppenheimer regarding financial matters and Cooley Godward regarding legal matters, including the Purchase Agreement and related documents. The determination was the result of careful consideration by the Board of Directors of a number of factors, including the following positive factors:

•	The Private Placement will provide critical funding for our operations that will enable us to build value by:

•	growing our MassARRAY business and customer base,

•	creating additional applications for genetic analysis,

•	developing the MassARRAY platform for molecular diagnostic products and services, and

•	expanding our new genetic analysis service business.

•	The Private Placement will strengthen our financial condition and reduce our financial risk, which we expect will:

•	encourage current and prospective customers and collaborators that we will develop and support our products and services,

•	reassure our employees of our continued viability and long-term prospects as a place to work,

•	allow us to seek better terms from suppliers,

•	improve our ability to raise additional funding through debt or equity financings on favorable terms, and

•	make our common stock more attractive to prospective investors for purchase on the open market.

•	The Private Placement will strengthen our investor base with the addition of four new institutional investors who will have significant stakes in our long-term success and will be motivated to provide the support and assistance to protect and enhance their investments.

•	The strategic investment by Siemens, our collaborator in the molecular diagnostic study group, as part of the Private Placement is additional validation of the potential benefits from our efforts in the molecular diagnostic field.

•	We will strengthen our Board of Directors with the addition of three new directors who have significant experience in advising comparable companies in similar circumstances.

•	The Private Placement will assist us in our efforts to maintain our listing on The NASDAQ National Market by augmenting our stockholders’ equity.

•	The securities issued in the Private Placement will be shares of common stock and warrants to purchase common stock rather than debt or preferred stock, which will place the new investors at the same rank as the existing stockholders and allow us to maintain a less complicated capital structure.

•	The Private Placement will be completed on terms consistent with the terms of recent comparable financing transactions.

•	The opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the consideration to be received by us in the Private Placement is fair to us from a financial point of view. Please see “Opinion of Our Independent Financial Advisor” for further information.

•	In contrast to a sale of the Company, the Private Placement will permit the existing stockholders to continue to own shares of our common stock thereby giving them the opportunity to share in any increase in value that we are able to create following the infusion of funds.

In its review of the Private Placement, the Board of Directors also considered a number of potentially negative factors, including the following factors:

•	The risks and uncertainties of our ability to execute our strategic plan and to enhance stockholder value.

•	The Private Placement will have a highly dilutive effect on our current stockholders and option holders.

•	By virtue of the aggregate number of shares of common stock that they will acquire in the Private Placement, the Purchasers, if they choose to act in concert, could exercise voting control over matters submitted to the stockholders for approval.

•	The Purchasers have required us either to modify or seek stockholder approval to modify certain measures that we had previously adopted, including our stockholder rights plan, staggered terms for our directors and certain other provisions in the Certificate of Incorporation and Bylaws.

•	Sales of Common Shares or Warrant Shares in the public market pursuant to a registration statement that we are obligated to file and maintain after the completion of the Private Placement could have a material adverse affect on the market price of the common stock.

The Board of Directors conducted an overall analysis of the Private Placement in which it weighed the benefits and advantages against the risks and negative factors described above. The Board of Directors did not view any of the factors as determinative or assign any rank or relative weight to the factors. Throughout the process, the Board of Directors continued to consider alternatives to the Private Placement, including alternate financing structures, the sale of the Company or its merger with another entity, and the liquidation of the Company. The Board of Directors recognized that there can be no assurance that we would be able to achieve all or significantly all of each anticipated benefit or advantage or that we had identified and accurately assessed each risk and negative factor. However the Board of Directors concluded that the potential benefits and advantages of the Private Placement significantly outweighed the risks and negative factors.

After taking into account these and other factors, the Board of Directors unanimously determined that the Private Placement was fair to and in the best interests of the Company and its stockholders and approved the issuance and sale of the Securities to the Purchasers.

The Board of Directors unanimously recommends that the stockholders vote “For” Proposal 2.

Opinion of our Independent Financial Advisor

Our Board of Directors retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) to render an opinion as to whether the consideration to be received by the Company in the Private Placement is fair to the Company from a financial point of view. The opinion, which we sometimes refer to in this proxy statement as the “Fairness Opinion,” was prepared at the request of our Board of Directors to assist our Board of Directors in evaluating the Private Placement. The opinion of Houlihan Lokey is not a recommendation as to how any security holder should vote at the annual meeting. The full text of Houlihan Lokey’s written opinion, dated March 28, 2006, is attached to this proxy statement as Appendix B and is qualified in its entirety by reference to the full text. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

At the March 20, 2006 meeting of our Board of Directors, Houlihan Lokey presented its analysis and verbally rendered to our Board of Directors its opinion that, based on and subject to the matters described in the Fairness Opinion, the consideration to be received by the Company in the Private Placement is fair to the Company from a financial point of view. Houlihan Lokey issued its written opinion on March 28, 2006 in connection with the execution of the Purchase Agreement.

No limitations were imposed upon Houlihan Lokey by our Board of Directors with respect to the investigations made or procedures followed by Houlihan Lokey in rendering its opinion. Houlihan Lokey has not been requested and does not intend to update, revise or reaffirm its Fairness Opinion, including, but not limited to, to reflect any circumstances or events that have occurred since March 28, 2006. You should understand that the Fairness Opinion speaks only as of its date. Events that could affect the fairness of the consideration received by the Company in the Private Placement from a financial point of view, include adverse changes in industry performance or changes in market conditions and changes to our business, financial condition and results of operations.

Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary to assess the fairness, from a financial point of the view, of the consideration to be received by the Company in the Private Placement. In arriving at its Fairness Opinion, among other things, Houlihan Lokey did the following:

•	reviewed our Annual Report on Form 10-K for the three fiscal years ended December 31, 2004, our Quarterly Report on Form 10-Q for the period ended September 30, 2005 and Company-prepared interim financial statements for the period ended December 31, 2005;

•	spoke with certain members of our management regarding our operations, financial condition, future prospects and projected operations and performance and regarding the Private Placement, and spoke with representatives of Oppenheimer & Co. Inc., our financial advisor on the Private Placement, regarding us, the Private Placement and related matters;

•	reviewed copies of the following Private Placement documents:

Final Private Placement Terms dated March 1, 2006;

Purchase Agreement;

Form of Warrant; and

Form of Registration Rights Agreement;

•	reviewed forecasts and projections prepared by our management with respect to us for the years ending December 31, 2006 through 2010;

•	reviewed the historical market prices and trading volume for our publicly traded securities for the past year and those of certain publicly traded companies that Houlihan Lokey deemed relevant;

•	reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available private placement prices in other similar private placements that it deemed relevant; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

No material relationship existed between Houlihan Lokey and us or our affiliates, none has since developed and none is mutually understood to be contemplated other than the engagement letter we entered into with Houlihan Lokey with respect to the Fairness Opinion. Notwithstanding the foregoing, in the ordinary course of business, certain of Houlihan Lokey’s affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company and any other party that may be involved in the Private Placement.

Houlihan Lokey used several methodologies to assess the fairness of the consideration to be received by the Company in connection with the Private Placement. The following is a summary of the material financial analyses undertaken by Houlihan Lokey in connection with providing its Fairness Opinion. This summary is qualified in its entirety by reference to the full text of the Fairness Opinion.

Houlihan Lokey’s analyses of the Company were performed on a pre-Private Placement and post-Private Placement basis. The pre-Private Placement analysis included an analysis of the prices of the Company’s publicly-traded shares and the resulting enterprise value based upon the prices at which the Company’s common stock was trading on The NASDAQ National Market. The pre-Private Placement analysis also considered the Company’s enterprise value based on a market multiple approach. The pre-Private Placement analysis then took into account the Company’s cash and debt balances as of February 28, 2006 to determine the equity value.

The post-Private Placement analysis included calculations of the enterprise value of the Company using the following going concern valuation approaches: market multiple approach and discounted cash flow approach. The post-Private Placement analysis gave consideration to the matters contemplated by the Private Placement Documents, including the contemplated immediate infusion of approximately $30 million of additional capital (net of certain fees and expenses) from the Private Placement and the contemplated dilutive impact of certain warrants to be issued in connection with the Private Placement.

Pre-Private Placement Analysis of the Company

Observed Market Capitalization Approach. Houlihan Lokey reviewed the historical market prices and trading volume for the Company’s publicly held common stock and reviewed certain publicly available analyst reports, news articles and press releases relating to the Company. Houlihan Lokey analyzed the closing price of the Company’s common stock on a 1-day, 5-day, 10-day, 20-day, 40-day and 60-day average basis as of March 17, 2006, which were $0.77, $0.75, $0.70, $0.68, $0.69 and $0.70, respectively. After adjusting for cash and debt, the resulting value indications for the Company’s enterprise value, as reviewed by Houlihan Lokey, ranged from $27 million to $31 million, based on a cash balance of $6.6 million (including $2.5 million in restricted cash), a debt level of $0.4 million and a non-operating liability of $6.5 million as of February 28, 2006.

Market Multiple Approach. Houlihan Lokey selected 12 publicly traded comparable companies to value the Company that are engaged in the development and commercialization of drug discovery technologies: Affymetrix Inc., deCODE genetics Inc., Exelixis Inc., Gene Logic Inc., Illumina Inc., Lexicon Genetics Inc., Luminex Corp., Myriad Genetics Inc., Nanogen Inc., Orchid Cellmark Inc., Third Wave Technologies Inc. and Transgenomic Inc. This group is referred to hereafter as the “Comparable Companies.” Houlihan Lokey reviewed certain financial information of the Comparable Companies and used, among other things, such information for the Comparable Companies in its analysis. Houlihan Lokey also reviewed selected enterprise-value–to-revenue multiples from the Comparable Companies. Houlihan Lokey selected a multiple range from 1.25 times to 1.35 times the Company’s latest-twelve-months revenues of $19.4 million. The market multiple approach indicated the Company’s enterprise value ranged from $24 million to $26 million, on a pre-Private Placement basis.

Summary of Pre-Private Placement Analyses. Based on Houlihan Lokey’s consideration of the assumptions and analyses mentioned above, the applicable range of enterprise value for the Company prior to the Private Placement was estimated by Houlihan Lokey to be from $25.5 million to $28.5 million. In order to calculate the range of equity value from this range of enterprise values, Houlihan Lokey considered adjustments based on a cash balance of $6.6 million (including $2.5 million in restricted cash), a debt level of $0.4 million and a non-operating liability of $6.5 million as of February 28, 2006. Houlihan Lokey estimated the Company’s equity value to be from $25 million to $28 million, or $0.62 to $0.70 per share, based on approximately 40.2 million outstanding shares of common stock and in-the-money options and warrants to purchase common stock.

Post-Private Placement Analysis of the Company

Market Multiple Approach. As a result of the equity infusion from the Private Placement, the Company will have a higher cash balance and therefore Houlihan Lokey believes that the Company would have a higher perceived sustainability by the market. Houlihan Lokey reviewed the Comparable Companies in comparison to the Company in light of the equity infusions to arrive at an enterprise value conclusion for the Company.

Houlihan Lokey then also derived indications of the enterprise value of the Company by applying selected multiples to the Company’s projected revenues post-Private Placement. The selected multiples were primarily based upon the multiples observed for Comparable Companies.

Houlihan Lokey selected a multiple range from 2.5 times to 3.5 times latest-twelve-month revenues of $19.4 million, 2.0 times to 3.0 times the Company’s projected 2006 revenues of $24.3 million and 1.5 times to 2.0 times the Company’s projected 2007 revenues of $35.0 million. The market multiple approach indicated an enterprise value range from $49 million to $70 million, on a post-Private Placement basis.

Discounted Cash Flow Approach. The Company provided Houlihan Lokey with projections that assumed a financing. Houlihan Lokey discounted the Company’s projections by 50% and applied a terminal multiple of projected 2010 revenue of 4.5 times. This approach indicated an enterprise value range from $54 million to $90 million, on a post-Private Placement basis.

Summary of Post-Private Placement Analyses. Based on Houlihan Lokey’s consideration of the assumptions and analyses mentioned above, the post-Private Placement range of enterprise value for the Company following the Private Placement was estimated to be from $51.5 million to $80.5 million. After determining the enterprise value, Houlihan Lokey made certain adjustments to determine equity value as follows:

•	added the Company’s existing cash balance of approximately $6.6 million (including $2.5 million of restricted cash) at February 28, 2006;

•	deducted existing debt of approximately $0.4 million at February 28, 2006; and

•	added the expected cash infusion contemplated by the Private Placement documents of approximately $30 million (net of certain fees and expenses).

After consideration of these adjustments, the range of post-Private Placement value for the common stockholders’ equity in the Company was estimated to be from approximately $82 million to $111 million, or $0.69 to $1.00 per share, based on a range of diluted common shares outstanding between 100.2 million and 111.2 million (applying both a Black Scholes method and a treasury stock method to account for dilution).

Summary of Valuation Analyses

The market value of the common stockholders’ equity of the Company as determined by Houlihan Lokey was estimated to range from $25 million to $28 million, or $0.62 to $0.70 per share, (based on approximately 40.2 million outstanding shares of common stock and in-the-money options and warrants to purchase common stock) on a pre-Private Placement basis, and approximately $82 million to $111 million, or $0.69 to $1.00 per share, based on a range of diluted common shares outstanding between 100.2 million and 111.2 million (applying both a Black Scholes method and a treasury stock method to account for dilution).

Private Investment in Public Equities (PIPE) Study

Separate and apart from the Company and the Private Placement, Houlihan Lokey analyzed 789 PIPE issues completed from September 1, 2005 through the date of the Private Placement. Of these PIPE issues:

•	222 were more than 30% dilutive; and

•	36 were more than 100% dilutive.

Houlihan Lokey sorted and analyzed the PIPE issues based on several tiers, including:

•	All PIPE issues;

•	All PIPE issues for biotechnology companies;

•	All PIPE issues for healthcare-related companies;

•	All unprofitable companies;

•	All PIPE issues for companies with market capitalizations between $10 million and $100 million;

•	All PIPE issues for unprofitable biotechnology companies with market capitalizations between $10 million and $100 million;

•	All PIPE issues for biotechnology/gene companies;

•	Healthcare PIPE issues with more than 30% dilution;

•	Biotechnology PIPE issues with more than 30% dilution;

•	PIPE issues with more than 30% dilution;

•	PIPE issues with more than 100% dilution; and

•	Healthcare PIPE issues with more than 100% dilution.

Conclusion

Based on the analyses described above, Houlihan Lokey determined that, as of the date of the Fairness Opinion, the consideration to be received by the Company in connection with the Private Placement is fair to the Company from a financial point of view.

As a matter of course, the Company does not publicly disclose projections of the operating results of its business. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections. These financial projections were prepared by Company management, and reflect predictions of future events for which Houlihan Lokey takes no responsibility and makes no predictions. Actual results may vary materially from these projections. The Company’s financial projections took into account market conditions as they existed at the time the projections were created, and the Company does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the Private Placement. The Company’s financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company may cause the financial projections or the underlying assumptions to be inaccurate, potentially in material, adverse ways and the actual results to differ materially from those projected.

In arriving at its Fairness Opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey’s opinion is based on the business, economic, market and other conditions as they existed as of March 28, 2006 and on the financial projections provided to Houlihan Lokey by the management of the Company. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial and other information provided to Houlihan Lokey by the management of the Company was accurate and complete, that the Company’s financial projections were reasonably prepared and reflected the best then currently available estimates of the financial results and condition of the Company, that no material changes (individually or in the aggregate) had occurred in the information reviewed between the date the information was provided to Houlihan Lokey and the date of the Fairness Opinion, including without limitation, the Private Placement Documents, and that there were no facts or information regarding the Company that would cause the information supplied by Houlihan Lokey to be incomplete or misleading in any material respect. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for it.

Houlihan Lokey was not requested to make and did not make any physical inspection or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor was it provided with any such appraisal or evaluation.

Houlihan Lokey has not been requested to opine as to, and the Fairness Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Private Placement, (ii) the fairness of any portion or aspect of the Private Placement not expressly addressed in the Fairness Opinion, (iii) the fairness of any portion or aspect of the Private Placement to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in the Fairness Opinion, (iv) the relative merits of the Private Placement as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Private Placement to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Private Placement to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, or (vii) the solvency or fair value of the Company or any other participant in the Private Placement under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, Houlihan Lokey intended no opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Private Placement.

The Houlihan Lokey opinion does not address the underlying business decision to effect the Private Placement or to enter into the Private Placement documents; nor does it constitute a recommendation to any stockholder (or any other person) as to whether the stockholder should vote in favor of the Private Placement. Houlihan Lokey has no obligation to update the Fairness Opinion. Furthermore, Houlihan Lokey did not negotiate any portion of the Private Placement or the Private Placement Documents.

The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its Fairness Opinion. The preparation of a Fairness Opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is, therefore, not readily susceptible to summary description. In arriving at its Fairness Opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, the Private Placement, the consummation of the Private Placement in accordance with the Private Placement Documents, industry performance, general business, economic, market and financial conditions and other matters, the accuracy and completeness of the information provided to it by Company management (including without limitation, the Company’s financial projections), many of which are beyond the Company’s control. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of the Company’s business or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Under the Company’s engagement letter with Houlihan Lokey, the Company has agreed to pay Houlihan Lokey fees totaling $300,000. In addition, the Company has agreed, among other things, to reimburse Houlihan Lokey for certain of its reasonable out-of-pocket expenses incurred in connection with the services provided by Houlihan Lokey, and to indemnify and hold harmless Houlihan Lokey and other related parties from and against various liabilities and expenses, which may include liabilities under the federal securities laws, in connection with its engagement.

Summary of Terms of the Private Placement

The following is a summary of the terms of the Private Placement and the provisions of the Purchase Agreement, the Warrants and the Registration Rights Agreement. The sale of the Securities and any shares of common stock issuable upon exercise of the Warrants (the “Warrant Shares”) has not been registered under the 1933 Act. The Securities will be sold to accredited investors in reliance upon exemptions from registration under Section 4(2) of the 1933 Act and SEC Rule 506 of Regulation D. None of the Securities or any Warrant Shares may be offered or sold in the United States absent registration under or exemption from the 1933 Act and any applicable state securities laws.

THIS SUMMARY OF THE TERMS OF THE PRIVATE PLACEMENT IS INTENDED TO PROVIDE YOU WITH BASIC INFORMATION CONCERNING THE TRANSACTION. IT IS NOT A SUBSTITUTE FOR REVIEWING THE PURCHASE AGREEMENT AND FORMS OF WARRANT AND REGISTRATION RIGHTS AGREEMENT APPENDED TO THIS PROXY STATEMENT AS APPENDIX A. YOU SHOULD READ THIS SUMMARY IN CONJUNCTION WITH THE PURCHASE AGREEMENT AND FORMS OF WARRANT AND REGISTRATION RIGHTS AGREEMENT APPENDED HERETO.

Purchase Agreement

The following summary of the provisions of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement included in Appendix A and incorporated by reference herein.

Pursuant to the Purchase Agreement, we agreed to sell to the Purchasers, subject to the approval of our stockholders and the satisfaction of other closing conditions, an aggregate of 60,000,000 shares of our common stock and Warrants to purchase an aggregate of 36,000,000 shares of common stock, at an exercise price equal to $0.70 per share (subject to adjustment as provided in the Warrants), all of which may be exercised on a cashless basis. If this Proposal 2 and Proposal 3 are approved by the stockholders, the closing of the Private Placement would occur within four business days following the annual meeting and satisfaction of all other closing conditions, which are discussed below. The number of Common Shares and Warrant Shares and the exercise price per share of the Warrants will be adjusted for any reverse stock split implemented prior to the closing of the Private Placement.

Each of the Purchasers has agreed to purchase the Securities for the purchase price set forth opposite its name in the following table:

Purchaser	Common Shares	Warrant Shares	Beneficial Ownership as of the Closing	Purchase Price
Comvest Investment Partners II LLC	19,090,909	11,454,545	27.3%	$10,500,000
LB I Group Inc.	13,636,363	8,181,817	20.1%	7,500,000
Pequot Private Equity Fund IV, L.P.	20,000,000	12,000,000	28.5%	11,000,000
Siemens Venture Capital GmbH	7,272,728	4,363,638	11.1%	4,000,000

Total	60,000,000	36,000,000	70.3%	$33,000,000

The beneficial ownership percentages presented above have been determined in accordance with SEC Rule 13d-3 based on the number of shares of common stock outstanding on April 18, 2006 and in each case assumes that the Purchaser has exercised its Warrant in full. Please see “Security Ownership of Certain Beneficial Owners and Management” for more information on how beneficial ownership is determined.

Representations and Warranties

The Purchase Agreement contains representations and warranties relating to our organization and qualification: our capitalization; authorization and enforceability of the Purchase Agreement; our filings with the SEC and financial statements; legal and regulatory compliance; the absence of material changes in our business, operations, financial condition or results of operations; litigation; ownership of assets; our intellectual property;

insurance; employee benefits; taxes; rights to registration under the 1933 Act; application of takeover protection; disclosure and the conduct of the Private Placement; and other matters common in financing transactions of this kind.

The representations and warranties will survive until 30 days after delivery to the Purchasers of our audited financial statements for the year ending December 31, 2006.

Additional Covenants

In addition to our covenant to sell the Securities to the Purchasers, the Purchase Agreement contains a number of covenants applicable to us, including covenants:

•	giving each Purchaser that holds at least 10% of our outstanding shares of common stock the right to nominate one individual for election to the Board of Directors provided such nominee has been approved by the Nominating and Corporate Governance Committee and complies with any relevant NASDAQ rule;

•	giving the Purchaser-nominated directors the right to nominate one such director for membership in each of the standing committees of the Board of Directors;

•	restricting our ability to sell other securities if such sales would be integrated with the sale of the Securities so as to require registration under the 1933 Act;

•	prohibiting us from providing non-public material information to any Purchaser (other than indirectly through any director who has been nominated by the Purchaser) unless the Purchaser has entered into a written confidentiality agreement with us;

•	requiring us to indemnify each Purchaser and its officers, directors, employees, agents and consultants against losses incurred as a result of a breach of our representations, warranties or covenants in the Purchase Agreement and other related documents;

•	requiring us to maintain in reserve a sufficient number of shares of common stock to issue the Common Shares and Warrant Shares pursuant to any exercise of the Warrants; and

•	governing our conduct of our business prior to the closing of the transaction, including restrictions on (i) the payment of dividends, (ii) the implementation of stock splits (other than the reverse stock split described in Proposal 5), (iii) the issuance of additional securities, (iv) the amendment of the Certificate of Incorporation and Bylaws, (v) the acquisition of other businesses, (vi) the disposition of assets, (vii) the dissolution of the Company, (viii) changes in our accounting methods, principles or practices, (ix) our ability to enter into agreements with our affiliates (as defined in SEC Rule 405), (x) our ability to make certain tax elections or compromise claims related to taxes or change our method of reporting income or deductions for federal income tax purposes, (xi) changes in employee and director compensation, (xii) incurring indebtedness in excess of $1 million, (xiii) making capital expenditures in excess of $100,000 in each instance or $250,000 in the aggregate, (xiv) our ability to compromise claims, including in litigation, and (xv) our ability to take any action that is reasonably likely to prevent us from performing our covenants under the Purchase Agreement, including any action with respect to the Rights Agreement (please see the discussion below under “Amendment of the Rights Agreement” for a description of the Rights Agreement).

Under the Purchase Agreement, we agreed to prepare this proxy statement and file it with the SEC and to include in the proxy statement certain proposals (this Proposal 2, Proposal 3 and Proposal 4) and the recommendation of the Board of Directors that the stockholders approve such proposals. We agreed to solicit the approval of such proposals from the stockholders unless the Board of Directors determines in good faith that its recommendation or such solicitation would reasonably be expected to constitute a breach of the directors’ fiduciary duties to the stockholders, in which case we must terminate the Purchase Agreement and pay the Purchasers the Break-Up Fee (please see the discussion below under “Termination of Obligations under the Purchase Agreement” for a description of the Break-Up Fee).

We also agreed to call a special meeting of the stockholders to be held within 60 days of the closing of the Private Placement to solicit stockholder approval of:

•	amendments to the Certificate of Incorporation and Bylaws to remove the classification of directors (unless Proposal 4 receives the requisite approval of the stockholders at the annual meeting);

•	amendments to the Bylaws to (i) remove the supermajority voting provisions that require that certain matters be approved by 66 2/3% of the directors or the holders of 66 2/3% of the voting power of all outstanding shares of common stock, (ii) permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders and (iii) permit stockholder actions by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders (unless Proposal 6 receives the requisite approval of the stockholders at the annual meeting); and

•	the adoption of a new equity incentive plan or the amendment of our current equity incentive plan to increase the number of shares authorized for issuance thereunder (unless Proposal 7 receives the requisite approval of the stockholders at the annual meeting).

The Purchase Agreement also provides that until such time as the Bylaws have been amended to permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders, upon the written request to hold a special meeting from at least two of the three directors nominated by the Purchasers, we will use our commercially reasonable efforts to call a special meeting of the stockholders to be held within 60 days after the date of such request for the purpose of taking any of the actions set forth above or any other action that is proposed in good faith by at least three directors for a legitimate corporate purpose.

Under the Purchase Agreement, we agreed to reimburse the Purchasers for all of their reasonable and necessary out-of-pocket expenses incurred in connection with the Private Placement not to exceed $200,000.

We agreed that the laws of New York would govern all questions concerning the construction, validity, enforcement and interpretation of the Purchase Agreement and related documents. All parties to the Purchase Agreement agreed to submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute in connection with the Purchase Agreement or any transaction contemplated thereby.

Closing Conditions

Unless waived by a Purchaser, each Purchaser’s obligation to purchase Securities is conditioned upon:

•	evidence of the requisite approvals by the stockholders of the Private Placement (this Proposal 2) and the increase in the authorized number of shares of common stock to 185,000,000 shares (Proposal 3) and the filing of a certificate of amendment to our Certificate of Incorporation effect such increase;

•	the delivery of a copy of the irrevocable instructions to our transfer agent to deliver stock certificates evidencing the Common Shares to the Purchasers;

•	the delivery of the Warrants;

•	the delivery of the Registration Rights Agreement duly executed by the Company;

•	the delivery of certification as to our compliance with the covenants contained in the Purchase Agreement applicable to us;

•	certification as to the representations and warranties made by us in the Purchase Agreement for the benefit of the Purchasers;

•	the delivery of a legal opinion from our outside counsel, Cooley Godward LLP;

•	the delivery of a copy of the duly executed Amendment to Rights Plan dated as of March 27, 2006 together with an officer’s certificate certifying that such amendment is in full force and effect;

•	our indebtedness, excluding all accounts payable, trade payables, capital lease obligations and letter of credit obligations incurred in the ordinary course of business, must not exceed $350,000;

•	Mr. Lenig, Mr. Enright and the third designee shall have been elected to the Board of Directors and each shall have been appointed to a different committee of the Board of Directors;

•	satisfactory directors and officers liability insurance and indemnification agreements shall be in effect;

•	a consent obtained from a party to a license shall not have been amended, revoked or terminated; and

•	other matters common in transactions of this kind.

Unless waived by us, our obligation to issue and sell the Securities is conditioned upon :

•	the delivery of each Purchaser’s portion of the purchase price by certified check or wire transfer of immediately available funds;

•	the delivery of the Registration Rights Agreement duly executed by each Purchaser;

•	the delivery of certification as to the representations and warranties made by the Purchasers in the Purchase Agreement for our benefit; and

•	the delivery of certification as to the Purchasers’ compliance with the covenants contained in the Purchase Agreement applicable to them.

Amendment and Waiver

The Purchase Agreement can be amended only by a written instrument signed by the Company and Purchasers that are purchasing or that hold at least 80% of the Common Shares. Any provision of the Purchase Agreement (other than the closing conditions for the benefit of the Purchasers) can be waived only by a written instrument signed by the party against whom enforcement of such waiver is sought. Any amendment or waiver by the Company requires the approval of a majority of the directors unaffiliated with the Purchasers.

Termination of Obligations under the Purchase Agreement

The Purchase Agreement may be terminated prior to the closing by mutual consent of the Company and each Purchaser, or by either the Company or the Purchasers (i) in the event of a breach which cannot be or has not been cured within 40 days following receipt by the breaching party of written notice, (ii) if a court of competent jurisdiction or other governmental authority has permanently prohibited the transactions contemplated by the Purchase Agreement, and such action has become final and nonappealable, or (iii) if the closing has not occurred by 5:00 p.m., New York time, on June 9, 2006.

The Purchasers also may terminate the Purchase Agreement upon the occurrence of a “material adverse effect.” A material adverse effect is defined generally in the Purchase Agreement to mean any effect that, individually or in the aggregate with all other effects on our business or us, is or is reasonably likely to be materially adverse to our business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or our financial condition. The Purchase Agreement expressly excludes a number of potential effects from being material adverse effects, include any effect attributable to (i) the economy in general in the United States or any state or locality in which we conduct business, (ii) United States or global financial or securities markets or conditions or any act of terrorism, epidemic, natural disaster or war, (iii) conditions affecting the biotechnology industry generally or the industry sectors in which we operate except to the extent that such conditions have a materially disproportionate impact on us, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (v) any change in employment status of any employee other than Dr. Stylli, (vi) any going concern qualification issued with respect to us, (vii) the initiation of delisting proceedings against us by NASDAQ, (viii) any decline in the price of our common stock in and of itself, (ix) the payment of any amounts due to or the provision of any other benefits to any officers or other employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of March 27, 2006, (x) the execution and delivery of the Purchase Agreement or the announcement of the transactions contemplated thereby, (xi) any action taken by us with the consent of Purchasers that are purchasing at least 80% of the Common Shares or in compliance with the terms of the Purchase Agreement, (xii) any breach of the Purchase Agreement by any Purchaser to the extent such effect results solely from such breach, or (xiii) any action required to be taken under applicable laws, rules, regulations or agreements.

The Purchase Agreement may also be terminated by us upon written notice and payment of a $750,000 fee plus up to $200,000 in reimbursable expenses of the Purchasers (the “Break-Up Fee”) unless we terminate solely due to the stockholders’ failure to approve either this Proposal 2 or Proposal 3 and do not complete a sale of the Company or an alternative financing transaction for at least $7.5 million within nine months of the later of the date of the stockholder vote and June 9, 2006, in which case we must pay the Purchasers for up to $200,000 in reimbursable expenses. We must also pay to the Purchasers the Break-Up Fee if we elect not to consummate the Private Placement or fail to proceed in good faith or our Board of Directors withdraws its support for the Private Placement.

Warrants

The following summary of the provisions of the Warrants is qualified in its entirety by the full text of the form of Warrant included in Appendix A and incorporated by reference herein.

The Warrants to be issued at the closing will be immediately exercisable when issued, will have an exercise price per share of $0.70 and will remain exercisable for seven years following the closing. The number of Warrant Shares and the exercise price per share of the Warrants will be adjusted for any reverse stock split implemented prior to the closing of the Private Placement. The Warrants will be exercisable on a cashless basis, which will allow the holder to exchange the right to exercise a portion of the warrant for the net number of Warrant Shares to be issued upon such exercise. If certain changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the Warrants will be adjusted appropriately. In the event that we issue additional shares of our common stock in certain non-exempt transactions for a price less than the exercise price per share under the Warrants, then the exercise price will be adjusted downward based on a broad-based weighted average formula provided in the Warrants. In the event of any consolidation, merger or reorganization involving the Company, as a condition to such transaction, lawful provision must be made such that the holder of a Warrant will have the right to receive upon exercise the same consideration as the holder of the Warrant would have received if the Warrant had been exercised prior to the consummation of such transaction.

The laws of New York would govern the construction and enforcement of the Warrants. The holder of each Warrant and we have agreed to submit to the exclusive jurisdiction of the state and federal courts in New York County and the U.S. Southern District of New York for the adjudication of any dispute arising out of the Warrant.

Registration Rights Agreement

The following summary of the provisions of the Registration Rights Agreement is qualified in its entirety by the full text of the form of Registration Rights Agreement included in Appendix A and incorporated by reference herein.

We agreed to enter into a Registration Rights Agreement with the Purchasers, pursuant to which we would be required to file with the SEC a registration statement for the resale of the Common Shares and the Warrant Shares issuable upon exercise of the Warrants within 30 days following the closing of the Private Placement. We would bear all of the costs of the registration other than underwriting discounts and commissions and certain other expenses. The Registration Rights Agreement would obligate us to use our best efforts to have the registration statement declared effective as soon as practicable after it is filed. If the registration statement is not filed within 30 days following the closing of the Private Placement or is not declared effective by the SEC within 120 days following the closing of the Private Placement, we must make liquidated damages payments of $100,000 per month (pro-rated daily for any partial months) to the Purchasers during such delay in filing or effectiveness up to a maximum amount of $1,000,000.

Once the registration statement has been declared effective, we are required to maintain the effectiveness of the registration statement until the earlier of (i) the date by which all registered shares have been sold thereunder or become eligible for resale pursuant to SEC Rule 144(k) and (ii) the second anniversary of the effective date of the registration statement. In limited circumstances, we may suspend the use of the registration statement after it has been declared effective without incurring the obligation to pay liquidated damages so long as the suspension does not exceed 30 days and during any 12-month period the use of the registration statement is not suspended for more than 60 days in the aggregate. Each day of suspension extends the period during which we must maintain the effectiveness of the registration statement by one day.

The Registration Rights Agreement contains customary indemnification provisions that obligate us to indemnify and hold harmless each Purchaser and its directors, legal counsel and accountants and any underwriter for losses caused by (i) any untrue statement of material fact or omission of a material fact in the registration statement or any prospectus included therein, (ii) the violation by us of the 1933 Act or 1934 Act or any rule or regulation thereunder relating to our acts or omissions in connection with the registration statement.

The laws of New York would govern the construction and enforcement of the Registration Rights Agreement. All parties to the Registration Rights Agreement agreed to submit to the exclusive jurisdiction of the state and federal courts in New York County and the U.S. Southern District of New York for the adjudication of any dispute arising out of the Registration Rights Agreement.

The Registration Rights Agreement also contains other customary terms found in such agreements, including provisions concerning registration procedures.

Amendment of the Rights Agreement

On October 22, 2001, we entered into a Rights Agreement with our transfer agent, American Stock Transfer & Trust Company, designed to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire us. Our Board of Directors adopted the Rights Agreement to address abusive takeover tactics and not in response to any particular proposal. The rights provided under the Rights Agreement are exercisable only if a person or group acquires 15% or more of our common stock or announces a tender offer for 15% or more of our common stock. If a person acquires 15% or more of our common stock, all holders of such rights except the buyer will be entitled to acquire our common stock at a discount. The effect is to discourage acquisitions of more than 15% of our common stock without negotiations with the Board of Directors. Acquisitions of stock directly from us are generally excluded from triggering the rights under the Rights Agreement.

Three of the Purchasers will each beneficially own more than 15% of our outstanding common stock following the closing of the Private Placement. We agreed with the Purchasers as a condition to the execution of the Purchase Agreement that we would amend the Rights Agreement to provide (i) that the Private Placement would be exempt from the Rights Agreement and (ii) that immediately prior to the closing of the Private Placement, the Rights Agreement and all rights thereunder would automatically terminate. We entered into an Amendment to Rights Agreement with American Stock Transfer & Trust Company on March 27, 2006 to effect the required amendments. The continued effectiveness of this amendment is a condition to the Purchasers’ obligations to purchase the Securities at the closing of the Private Placement.

Under the Rights Agreement, we have the express authority to amend the Rights Agreement without stockholder approval. Accordingly, no stockholder action was required to amend the Rights Agreement.

Interests of Certain Persons in the Private Placement

Change in Control Severance Benefit Plan

In April 2005, we instituted a Change in Control Severance Benefit Plan (the “Severance Benefit Plan”) to provide severance benefits to designated officers. Currently, Charles Cantor, our Chief Scientific Officer, Clarke Neumann, our General Counsel, Karsten Schmidt, Vice President, Business Development, and John Sharp, our principal financial officer, are designated to receive benefits following termination of employment in connection with the initial “change in control” (as defined in the Severance Benefit Plan). The issuance and sale of the Securities in the Private Placement will constitute the initial “change in control” under the terms of the Severance Benefit Plan.

The benefits under the Severance Benefit Plan apply only if the officer’s employment terminates within the specified periods before or after the initial change in control of the Company. There is no provision for benefits under the Severance Benefit Plan in connection with subsequent transactions that would have otherwise qualified as “changes in control.” We are not aware of any plans for the employment of any of the designated officers to terminate and we do not anticipate that any of the benefits will become payable as a result of the Private Placement, but there can be no assurance that such termination or terminations qualifying the applicable officer or officers for severance benefits under the Severance Benefit Plan will not occur.

The Severance Benefit Plan provides that if a designated officer is terminated for any reason other than for “cause” or resigns for “good reason” (in each case, as defined in the Severance Benefit Plan) within three months prior to or 12 months following the closing of the Private Placement, the officer would continue to receive for a specified supplemental period his base salary, pro-rated bonus amount (calculated from the average of the two most recent annual bonuses paid to the officer), health insurance and other benefits. The officer also would receive immediate full vesting of all equity awards. These benefits would be in addition to any other severance benefits that the officer has under his employment agreement with us. For Dr. Cantor and Mr. Neumann, the continuation of salary payments and other benefits would be for an additional six months following the expiration of severance benefits under the officer’s employment agreement; Dr. Cantor’s and Mr. Neumann’s employment agreements provide initial severance benefits for up to six months. Neither Mr. Schmidt nor Mr. Sharp has entered into an employment agreement with us. The continuation of salary payments and other benefits would be for three months for Mr. Schmidt and six months for Mr. Sharp under the Severance Benefit Plan. If a participant begins employment with a new employer before the end of the specified supplemental period under the Severance Benefit Plan, the salary continuation would be reduced by the amount of compensation paid to the participant by the new employer and the participant would no longer be entitled to health insurance benefits if the new employer were to provide comparable coverage.

Employment Agreements

In May 2005, we entered into an employment agreement with Harry Stylli, our Chief Executive Officer. Under the agreement, Dr. Stylli was granted an option to purchase 1,000,000 shares of our common stock at an exercise price of $1.10 per share, the fair market value of our common stock on his start date. The option vests over four years. Dr. Stylli’s employment agreement also provides for a contingent stock option award to be granted upon the closing of any equity financing that raises aggregate gross proceeds for us of at least $10 million prior to July 1, 2006. The Private Placement, if it closes prior to July 1, 2006, will trigger this contingent award. If awarded, the option will cover that number of shares of our common stock necessary for Dr. Stylli to retain an equivalent ownership position on a fully diluted basis as that held by him immediately prior to the closing of the Private Placement, will have an exercise price equal to the fair market value of our common stock on the date of closing and will vest over four years from the date of grant. Based upon our fully diluted capitalization as of April 18, 2006, we anticipate that Dr. Stylli will be granted an option to purchase approximately 2,385,000 shares (without giving effect to any adjustment for the proposed reverse stock split) of our common stock upon the closing of the Private Placement.

If Dr. Stylli’s employment is terminated without cause by us or for good reason by him within three months prior to or 12 months following a change of control (as defined in the Severance Benefit Plan), then he is entitled to: (i) base salary continuation for 18 months from the date of termination (24 months if the aggregate consideration received by our stockholders and option holders in connection with the change in control is between $100 million and $250 million; and 36 months if the aggregate consideration received by our stockholders and option holders in connection with the change in control is greater than $250 million); (ii) payments equal to 150% of his then current bonus eligibility amount, paid in equal monthly installments during the period during which he is entitled to base salary continuation (200% if the aggregate consideration received by our stockholders and option holders in connection with the change in control is between $100 million and $250 million; and 300% if the aggregate consideration received by our stockholders and option holders in connection with the change in control is greater than $250 million); (iii) continued health benefits for 18 months following the date of termination or until such earlier date that he obtains new employment that provides comparable benefits; and (iv) accelerated vesting in full of all stock options and other equity awards issued by us to him. During the first 12 months of any severance period, Dr. Stylli is required to be available to provide up to ten hours per month of consulting services to us.

As described above, the issuance and sale of the Securities in the Private Placement will constitute the initial “change in control” under the terms of the Severance Benefit Plan. We are not aware of any plans for Dr. Stylli’s employment to terminate, but there can be no assurance that such termination qualifying Dr. Stylli for the enhanced severance benefits under his employment agreement will not occur. If Dr. Stylli’s employment terminates prior to the closing of the Private Placement, the Purchasers may deem a “material adverse effect” to have occurred and elect to terminate the Purchase Agreement without purchasing the Securities. Please see “Termination of Obligations under the Purchase Agreement” above for a description of this provision in the Purchase Agreement.

The enhanced benefits in connection with a change in control under Dr. Stylli’s employment agreement apply only if his employment terminates within the specified periods before or after the initial change in control of the Company. There is no provision for benefits under the agreement in connection with subsequent transactions that would have otherwise qualified as “changes in control.”

Please see “Employment, Severance and Change of Control Agreements” below for a description of the other provisions in Dr. Stylli’s employment agreement.

In July 2004, we entered into an employment agreement with Mr. Neumann that provides that all of Mr. Neumann’s stock options will become fully vested if a majority of the outstanding shares of our common stock are acquired by another business or by an individual. At December 31, 2005, 28,333 shares subject to options held by Mr. Neumann remained unvested. We believe that the closing of the Private Placement will not trigger the acceleration of the vesting of Mr. Neumann’s options since no single business or individual is acquiring a majority of the outstanding shares of our common stock. However, the employment agreement is silent on acquisitions of shares by a group, and there can be no assurance that the agreement would not be interpreted to encompass acquisitions by a group of businesses or individuals. If that were the case, the vesting on all of Mr. Neumann’s options would vest on the closing of the Private Placement, and such options would lose much if not all of their retentive effect since Mr. Neumann would be able to exercise them in full without having to continue his employment with us.

Director Agreements

In October 2005, we entered into a letter agreement with Lawrence R. Moreau pursuant to which he received an initial stock option to purchase 50,000 shares of our common stock at an exercise price equal to $.66 per share, the fair market value of our common stock on the date of grant. The option vests over three years. The letter agreement also provides for a contingent stock option award to be granted upon the closing of any equity financing that raises aggregate gross proceeds for us of at least $10 million prior to July 1, 2006, provided Mr. Moreau is serving as a director. The letter agreement provides that the option, if granted, would cover that number of shares of our common stock necessary for Mr. Moreau to retain an equivalent ownership position on a fully diluted basis as that held by him immediately prior to the closing of the Private Placement, would have an exercise price equal to the fair market value of our common stock on the date of closing and would vest over three years from the date of grant. Based upon our fully diluted capitalization as of April 18, 2006, this option would have represented an option to purchase approximately 119,000 shares (without giving effect to any adjustment for the proposed reverse stock split) of our common stock upon the closing of the Private Placement.

In April 2006, we entered into a letter agreement with John E. Lucas in connection with his resignation as a director. Pursuant to the agreement, contingent upon the completion of the Private Placement, Mr. Lucas will receive a fully vested option to purchase 11,667 shares of our common stock. The option will be granted on the last day that Mr. Lucas is a director at an exercise price equal to the fair market value of our common stock on the date of grant. The vesting on two other options held by Mr. Lucas will be accelerated. Mr. Lucas will also receive a lump sum payment equal to the amount that Mr. Lucas would have been paid for attendance at regular meetings of the Board of Directors during the 12 month period following his resignation. We estimate this amount to be approximately $25,000.

Option Awards Contingent Upon the Private Placement

In April 2006, each of our executive officers and directors other than Dr. Stylli, Mr. Lucas and Mr. Moreau was granted a stock option contingent upon the completion of the Private Placement. The amount and the terms of each option are set forth in the table under “New Plan Benefits” in Proposal 7.

No Appraisal Rights

Under the Delaware General Corporation Law, the stockholders are not entitled to appraisal rights with respect to the Private Placement, and we will not independently provide the stockholders with any such rights.

Impact of the Private Placement on Existing Stockholders—Advantages and Disadvantages

Before voting, each stockholder also should consider the following advantages and disadvantages of the Private Placement:

Advantages

The Private Placement will provide significant additional funding, which is critically important for us to continue operations in accordance with our current plan and to maintain our listing on The NASDAQ National Market. Each stockholder should consider that the continued growth of our MassARRAY business and customer base, the development and support of a new genetic analysis service business, the creation of additional applications for genetic analysis, and the adaptation of the MassARRAY platform for molecular diagnostics is costly and capital intensive. Each stockholder should also consider that our current capital resources are limited and rapidly being depleted. We believe that our existing capital resources will only be sufficient to support our current operating plan and spending through June 2006 if we do not complete the Private Placement. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the year ended December 31, 2005 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

If the Private Placement is not completed, we would be forced to preserve our cash position through a combination of additional cost reduction measures and sales of assets at values likely significantly below their potential worth. We would need to augment our cash through additional and possibly repetitive dilutive financings. Should we have to seek additional funds to replace the funds that would be received from the Private Placement, there can be no assurance that we could obtain any funds let alone sufficient funds on terms that are as favorable to us as the terms of the Private Placement. Any of the alternatives to the Private Placement described above would, in our view, substantially diminish the value of our common stock and thus your investment in us. If the Private Placement is not completed, we would likely be unable to meet the minimum stockholders’ equity requirements to maintain our listing on The NASDAQ National Market, which could result in the delisting of our common stock. If our common stock is delisted, the liquidity and market price of our common stock could be materially adversely affected.

If sufficient financing could not be reasonably assured, as a matter of prudence we would be required to wind down and cease operations, or sell our business or merger at a distressed valuation. There can be no assurance that we would be able to complete any such transaction let alone be able to do so on terms more favorable to the stockholders than the Private Placement.

Disadvantages

The Private Placement will have a highly dilutive effect on our current stockholders and option holders. The aggregate percentage ownership of our current stockholders will decline significantly as a result of the Private Placement. The number of shares issued pursuant to the Private Placement will increase substantially the number of shares of common stock currently outstanding. This means that our current stockholders will own a much smaller interest in us as a result of the Private Placement.

For purposes of example only, a stockholder who owned approximately 1.0% of our outstanding stock as of April 18, 2006, would own approximately 0.4% of the shares outstanding immediately after the Private Placement and the issuance of 60,000,000 shares of common stock to the Purchasers, and would own approximately 0.3% of the shares outstanding if the Warrants to purchase 36,000,000 shares of common stock were exercised by the Purchasers for cash in full immediately after the Private Placement.

The Purchasers could control up to approximately 70% of the voting power of our capital stock immediately upon the closing of the Private Placement, assuming the full investment of $33 million and the exercise in full of the Warrants (resulting in gross proceeds of an additional $25 million if no holder of Warrants were to elect to exercise their warrants using the cashless exercise feature). Even without exercising any of the Warrants, following completion of the Private Placement the Purchasers would hold the requisite percentage of our outstanding shares so as to permit them, if they chose to act in concert, to take actions requiring stockholder approval, including the election of directors, without obtaining the approval of our other stockholders. Under the Purchase Agreement, we agreed to call a special meeting of the stockholders to be held within 60 days of the closing of the Private Placement to solicit stockholder approval of:

•	amendments to the Certificate of Incorporation and Bylaws to remove the classification of directors (unless Proposal 4 receives the requisite approval of the stockholders at the annual meeting in which case, no special meeting would be required);

•	amendments to the Bylaws to (i) remove the supermajority voting provisions that require that certain matters be approved by 66 2/3% of the directors or the holders of 66 2/3% of the voting power of all outstanding shares of common stock, (ii) permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders and (iii) permit stockholder actions by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders (unless Proposal 6 receives the requisite approval of the stockholders at the annual meeting in which case, no special meeting would be required); and

•	the adoption of a new equity incentive plan or the amendment of our current equity incentive plan to increase the number of shares authorized for issuance thereunder (unless Proposal 7 receives the requisite approval of the stockholders at the annual meeting in which case, no special meeting would be required).

Following completion of the Private Placement, the Purchasers would hold the requisite percentage of our outstanding shares so as to permit them, if they chose to act in concert, to approve without obtaining the approval of our other stockholders the adoption of a new equity incentive plan if Proposal 7 fails to receive the requisite approval of the stockholders at the annual meeting. The Purchasers would also hold, if they chose to act in concert, nearly all of the shares needed to approve (i) the amendments to the Certificate of Incorporation and Bylaws to remove the classification of directors if Proposal 4 fails to receive the requisite approval of the stockholders at the annual meeting and (ii) the amendments to the Bylaws removing the supermajority voting provisions, permitting stockholders holding a majority of the outstanding shares to call special meetings of stockholders, and permitting stockholder actions by written consent if Proposal 6 fails to receive the requisite approval of the stockholders at the annual meeting.

Under the Purchase Agreement, until such time as the Bylaws have been amended to permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders, two of the three directors nominated by the Purchasers may request that we call a special meeting to be held within 60 days after the date of such request for the purpose of taking any of the actions set forth above or any other action that is proposed in good faith by at least three directors for a legitimate corporate purpose. At any such special meeting, the Purchasers if they chose to act in concert would be able to take actions requiring stockholder approval without obtaining the approval of our other stockholders.

All Common Shares and Warrant Shares will be entitled to certain registration rights. Upon the effective registration of such shares, such shares will be freely transferable without restriction under the 1933 Act (but may be subject to the short-swing profit rules and other restrictions under the 1934 Act). Such free transferability could materially and adversely affect the market price of our common stock if a sufficient number of such shares are sold into the market. Even when the Common Shares and Warrant Shares cease to be registered, the Purchasers may be eligible to sell some of the common stock pursuant to SEC Rule 144.

Although our common stock will continue to be quoted on a securities exchange, we may differ in important respects from most publicly owned corporations in that our activities could be controlled by a few large institutional stockholders if they chose to act in concert.

Required Vote

To be approved, Proposal 2 must receive “For” votes from a majority of the shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

If the stockholders do not approve Proposal 2 and Proposal 3, we will be unable to complete the Private Placement and will not receive any cash from the proposed sale of the Securities. With our liquidity and capital resources extremely limited, we would be unable to meet our current working capital needs beyond June 2006. If we were unable to secure adequate alternative funding quickly, we could be forced to wind down and cease operations or sell or merge the Company at a distressed valuation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF INCREASE IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors has adopted, subject to stockholder approval, an amendment to the Certificate of Incorporation to increase the authorized number of shares of common stock to 185,000,000 shares. The Board of Directors adopted this amendment in order to ensure that the Company would have sufficient shares of common stock available to perform our obligations under the Purchase Agreement (please see Proposal 2) and for additional issuances in the future.

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

In addition to the 40,249,736 shares of common stock outstanding on April 18, 2006, the Board of Directors has reserved 13,362,826 shares for issuance upon exercise of options and rights granted under our stock option and stock purchase plans, an additional 10,500,000 shares subject to the proposed 2006 Plan (please see Proposal 7), and approximately 189,687 shares of common stock that may be issued upon the exercise of currently outstanding warrants, in each case as of March 31, 2005. We will use a portion of the increase in the authorized number of shares of common stock to raise capital by issuing and selling the Securities to the Purchasers (please see Proposal 2). We have agreed to issue and sell 60,000,000 Common Shares and Warrants to purchase an additional 36,000,000 Warrant Shares pursuant to the Purchase Agreement in the Private Placement. Accordingly, the 75,000,000 shares of common stock currently authorized under the Certificate of Incorporation will not be sufficient to permit us to satisfy our obligations to issue and sell Common Shares or Warrant Shares upon exercise of the Warrants.

At present, the Board of Directors has no other immediate and specific plans to issue the additional shares of common stock, it desires to have the shares available to enable us to have a sufficient number of shares reserved under our equity incentive and stock purchase plans, including the 2006 Plan if Proposal 7 is approved by the stockholders, and to provide additional flexibility to use common stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, except to the extent required by applicable NASDAQ Marketplace Rules. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.

The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized common stock has been prompted by the business and financial considerations described herein and not by the threat of any hostile takeover attempt (nor is the Board of Directors currently aware of any such attempts directed at us), stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

If this Proposal 3 is approved, Section A of Article IV of the Certificate of Incorporation will be amended to read in its entirety as follows:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is one hundred eighty-five million (185,000,000), and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series.”

The text of the existing Certificate of Incorporation, and all amendments thereto, may be obtained upon written request directed to the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 and is also available free of charge through the SEC’s website at www.sec.gov.

Required Vote

To be approved, Proposal 3 must receive “For” votes from a majority of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

If the stockholders do not approve Proposal 2 and Proposal 3, we will be unable to complete the Private Placement and will not receive any cash from the proposed sale of the Securities. With our liquidity and capital resources extremely limited, we would be unable to meet our current working capital needs beyond June 2006. If we were unable to secure adequate alternative funding quickly, we could be forced to wind down and cease operations or sell or merge the Company at a distressed valuation.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

APPROVAL OF DECLASSIFICATION OF THE BOARD OF DIRECTORS

Our Certificate of Incorporation and Bylaws currently provide for the Board of Directors to be divided into three classes, with the number of directors in each class being as nearly equal as possible, for one of the three classes to be elected each year, and for each director to serve a three-year term. The classified board of directors provision is set forth in Article VI of the Certificate of Incorporation and Section 1 of Article III of the Bylaws. Section 1 also provides that the number of directors shall be determined by resolution of 66  2/3% of the directors then in office or by 66  2/3% of the stockholders at the annual meeting of the stockholders.

In connection with the Private Placement described in Proposal 2, we agreed to submit this Proposal 4 to the stockholders for approval at the annual meeting although obtaining such approval is not a condition to the closing of the Private Placement. We also agreed that if this proposal failed to receive the requisite approval at the annual meeting, we would call a special meeting of the stockholders to be held within 60 days of the closing of the Private Placement to solicit stockholder approval of similar amendments to the Certificate of Incorporation and Bylaws to remove the classification of directors. Following completion of the Private Placement, the Purchasers would hold, if they chose to act in concert, nearly all of the shares needed to approve such amendments to the Certificate of Incorporation and Bylaws to remove the classification of directors. We further agreed that, following the closing of the Private Placement and until such time as the Bylaws have been amended to permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders, two of the three directors nominated by the Purchasers may request that we call a special meeting to be held within 60 days after the date of such request for the purpose of seeking approval of amendments to the Certificate of Incorporation and Bylaws to declassify the Board of Directors as well as taking any of the other actions set forth in the Purchase Agreement or any other action that is proposed in good faith by at least three directors for a legitimate corporate purpose.

Supporters of classified boards of directors believe that classified boards enhance continuity and stability in a company’s management and policies and thereby facilitate more effective long-term strategic planning and enhanced stockholder value. Supporters of classified boards also believe that, in the event of an unfriendly or unsolicited effort to take over or restructure a company, a classified board facilitates the board’s ability to obtain the best outcome for stockholders by giving the company time to negotiate with the entity seeking to gain control of the company and to consider alternative proposals.

Alternatively, a classified board of directors limits the ability of stockholders to elect directors and exercise influence over a company, and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A nonclassified board enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period. Also, the existence of a classified board may deter some tender offers or substantial stock purchases that could give stockholders the opportunity to sell their shares at a price in excess of what they would otherwise receive. Approval of the proposed amendments to the Certificate of Incorporation and Bylaws could increase the likelihood of such a tender offer or substantial stock purchases by a person seeking to change Sequenom’s board.

We are also proposing to modify the provisions of Section 1 of Article III of the Bylaws to allow a majority of the directors then in office to set the number of directors within the range of five to nine and to eliminate the ability of the stockholders to set the number of directors at an annual meeting. We believe that the current provision in Section 1 providing for alternative mechanisms to set the number of directors is inexact, cumbersome and impractical and that it is preferable from a corporate governance perspective for the Board of Directors to determine an appropriate number of directors within the stockholder-approved range from time to time.

If this Proposal 4 is approved, Article VI of the Certificate of Incorporation will be amended to read in its entirety as follows:

“ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation.”

If this Proposal 4 is approved, Section 1 of Article III of the Bylaws will be amended to read in its entirety as follows:

“Section 1. Number, Term of Office and Qualification. The number of directors that shall constitute the whole Board of Directors shall not be less than five (5) nor more than nine (9). The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the directors then in office, with the number initially fixed at nine (9). Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders.”

The text of the existing Certificate of Incorporation and Bylaws, and all amendments thereto, may be obtained upon written request directed to the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 and is also available free of charge through the SEC’s website at www.sec.gov.

If this Proposal 4 receives the requisite approval by stockholders at the meeting, we will file a Certificate of Amendment setting forth the proposed amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware and amend the Bylaws prior to the closing of the Private Placement so that the Board of Directors will be declassified effective and contingent upon the closing of the Private Placement. Upon the closing of the Private Placement, directors whose existing terms have expired will, subject to their earlier resignation, removal or death, hold office for a one-year term until the next annual meeting and their successors are elected and qualified. Each of our directors has agreed to shorten his existing term and stand for re-election for a one-year term at the annual meeting of stockholders in 2007 if this Proposal 4 receives the requisite approval by stockholders at the meeting. If this Proposal 4 fails to receive the requisite approval by stockholders at the meeting, the Board of Directors will remain classified, meaning that all current directors will continue to serve staggered three-year terms.

Required Vote

The Board of Directors approved the proposed amendments to Article VI of the Certificate of Incorporation and Section 1 of Article III of the Bylaws to be effective and contingent upon the closing of the Private Placement described in Proposal 2. To be approved, Proposal 4 must receive “For” votes from at least 66  2/3% of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5

APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

Our Board of Directors has approved a proposal to amend our Certificate of Incorporation to effect a reverse stock split of all outstanding shares of our common stock at a reverse split ratio between 1-for-2 and 1-for-6. The Board of Directors has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our Certificate of Incorporation to effect this reverse stock split whereby between two and six outstanding shares of our common stock, such number consisting only of whole shares, will be combined and converted into one share of our common stock. If this Proposal 5 receives the requisite approval of the stockholders at the annual meeting, at any time before May 31, 2007, or such later date that is the anniversary of the annual meeting if it is adjourned to another date, the Board of Directors will have the authority pursuant to Section 242(c) of the Delaware General Corporation Law to elect, at its sole discretion and as it determines to be in our stockholders’ best interests, whether to implement a reverse stock split, and if so, the number of shares of our common stock between two and six shares that will be combined and converted into one share. The Board of Directors believes that stockholder approval of this Proposal 5 granting the Board of Directors this discretionary authority, rather than approval of a specified reverse split ratio, provides the Board of Directors with the necessary flexibility to react to changing market conditions and is in our stockholders’ best interests.

The forms of the proposed amendments to our Certificate of Incorporation are appended to this proxy statement as Appendices C-2 to C-6. By approving this Proposal 5, stockholders will approve a series of amendments to our Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including two and six would be combined and converted into one share of our common stock, and authorize the Board of Directors to select and file only one such amendment, and to abandon each amendment not selected by the Board of Directors. The Board of Directors may also elect not to do any reverse stock split.

If following stockholder approval of this Proposal 5, the Board of Directors determines that implementing a reverse stock split is in our stockholders’ best interests, the reverse stock split will become effective upon the filing of one such amendment with the Secretary of State of the State of Delaware. The amendment that is filed will contain the number of shares selected by the Board of Directors within the limits set forth in this Proposal 5 to be combined and converted into one share of our common stock.

If the stockholders approve this Proposal 5 and the Board of Directors elects to effect a reverse stock split, the number of issued and outstanding shares of common stock would be reduced in proportion to the reverse split ratio determined by the Board of Directors within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, we are authorized to issue up to a total of 80,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock and 75,000,000 shares of common stock (these amounts do not include the additional increase in the authorized common stock contemplated by Proposal 3). The amendment considered under this Proposal 5 would not change the total authorized number of shares of our capital stock. Immediately following the reverse stock split, the total authorized number of shares of capital stock would remain at 80,000,000, consisting of 5,000,000 shares of preferred stock and 75,000,000 shares of common stock. If Proposal 3 is approved by the stockholders, the total authorized number of shares of capital stock would be increased to 190,000,000, consisting of 5,000,000 shares of preferred stock and 185,000,000 shares of common stock. The par value of our common stock and preferred stock would remain unchanged at $0.001 per share as well. Except as discussed in Proposal 2 and Proposal 7, the Board of Directors does not have any definite plans to issue any of the authorized but unissued and unreserved shares of common stock following the reverse stock split.

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split may be desirable for a number of reasons. A reverse stock split would allow us to increase immediately the per share price of our common stock price while we continue to progress towards achieving our business objectives. A higher per share price for our common stock may allow us to avoid having our common stock delisted from The NASDAQ National Market. A reverse stock split could also improve the marketability and liquidity of our common stock.

Our common stock is quoted on The NASDAQ National Market. In order for our common stock to continue to be quoted on The NASDAQ National Market, we must satisfy certain listing maintenance standards of the NASDAQ Marketplace Rules.

On September 16, 2005, we received a notice from the Listing Qualifications Staff of The NASDAQ Stock Market stating that for the last 30 consecutive business days, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4450(a)(5). Pursuant to NASDAQ Marketplace Rule 4450(e)(2), we were provided 180 calendar days or until March 15, 2006 to regain compliance.

On March 16, 2006, we received a second notice from the Listing Qualifications Staff stating that our common stock would be delisted from The NASDAQ National Market due to the our failure to evidence a closing bid price of $1.00 per share, as required by NASDAQ Marketplace Rule 4450(a)(5), prior to the expiration of the 180-day grace period. The notice stated that our common stock was scheduled to be delisted from The NASDAQ National Market at the opening of business on March 27, 2006, unless we requested a hearing before the NASDAQ Listing Qualifications Panel. We requested a hearing before the NASDAQ Listing Qualifications Panel to review the staff determination to delist our common stock and to seek continued listing of our common stock on The NASDAQ National Market. Our hearing request stayed the delisting of our common stock until the Listing Qualifications Panel renders a determination after the hearing. The hearing was held on April 12, 2006. At the hearing, we requested an opportunity to obtain stockholder approval of this Proposal 5 so that we can implement an appropriate reverse stock split and allow the post-split shares to trade for a sufficient time to meet the $1.00 minimum bid price listing standard. In order to demonstrate compliance with the NASDAQ bid price requirement, we will be required to evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days (NASDAQ in its discretion may monitor the bid price for as long as twenty business days). We expect to receive the decision from the Listing Qualifications Panel within the next several weeks. There can be no assurance that the Listing Qualification Panel will grant our request for continued listing on The NASDAQ National Market. In the event the NASDAQ panel determines not to grant our request for an exception to the bid price requirement until such time as we are able to effect the reverse stock split and evidence compliance with the bid price requirement or in the event the reverse stock split fails to bring us back into compliance with the $1.00 per share bid price requirement, we believe we would be eligible to have our stock listed on The NASDAQ Capital Market, subject to a six month grace period for the $1.00 bid price requirement on that market that began to run on March 16, 2006. If we did not regain compliance with the bid price requirement by the end of that grace period, our common stock would again be subject to delisting from The NASDAQ Stock Market. If our common stock were to be delisted from The NASDAQ Stock Market and The NASDAQ Capital Market, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as liquid as, The NASDAQ National or Capital Markets.

The Board of Directors expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to regain compliance with the NASDAQ minimum bid price listing standard. The effect of a reverse split upon the market price of our common stock is unpredictable, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split. There can be no assurance that the market price per post-split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance and general market conditions. There can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-split share remains in excess of $1.00. For example, if we fail to complete the Private Placement described in Proposal 2, we will not satisfy the minimum stockholders’ equity requirements under the NASDAQ Marketplace Rules. If this Proposal 5 is approved by the stockholders, the Board of Directors believes it will be able to select an appropriate reverse stock split ratio from the proposed range of ratios so that the reverse stock split, when implemented, will result in the market price of our common stock rising above the $1.00 minimum bid price requirement.

The Board of Directors does not intend this reverse stock split to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the 1934 Act.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will only be effected upon a determination by the Board of Directors that a reverse stock split (with a reverse split ratio determined by the Board of Directors as described above) is in our stockholders’ best interests. The determination by the Board of Directors as to whether the reverse split will be effected will be based upon certain factors, including meeting the continued listing requirements for The NASDAQ National Market, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If the Board of Directors determines to effect the reverse stock split, the Board of Directors will consider certain factors in selecting the specific reverse split ratio, including the overall market conditions at the time and the recent trading history of our common stock.

Notwithstanding approval of the reverse stock split by the stockholders, the Board of Directors may, in its sole discretion and as permitted under Section 242(c) of the Delaware General Corporation Law, abandon all of the proposed amendments to effect the reverse stock split and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split before the anniversary of the annual meeting. If the Board of Directors fails to implement any of the reverse stock splits prior to the anniversary of the annual meeting, stockholder approval again would be required before we could implement a reverse stock split.

Effects of the Reverse Stock Split on Registration and Voting rights

Our common stock is currently registered under Section 12(g) of the 1934 Act and we are subject to the periodic reporting and other requirements of the 1934 Act. The proposed reverse stock split will not affect the registration of the common stock under the 1934 Act.

Subject to The NASDAQ National Market’s consent, if the proposed reverse stock split is implemented, our common stock will continue to be reported on The NASDAQ National Market under the symbol “SQNM” (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

After the effective date of a reverse stock split, each stockholder would own a reduced number of shares of our common stock. The proposed reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interest in us, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock would not be affected by a reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). The number of stockholders of record would not be affected by a reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Effect of the Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of common stock will not be reduced. This will increase significantly the ability of the Board of Directors to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. At this time, we do not have any plans, proposals or arrangements to acquire any business or engage in any investment opportunity or otherwise to issue additional shares of our common stock, except with respect to the Private Placement and pursuant to the 2006 Equity Incentive Plan if Proposal 2 and Proposal 7 are approved by the stockholders at the annual meeting, and as otherwise set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate of Incorporation or Bylaws. Management could issue additional shares of our common stock to resist or frustrate a proposed third-party transaction that would provide an above-market premium to stockholders and that is favored by a majority of our stockholders.

The following tables contain approximate information relating to our common stock under each of the proposed reverse stock split ratios based on share information as of April 18, 2006 (in thousands):

	Pre-Split	1-for-2	1-for-3	1-for-4	1-for-5	1-for-6
PRIOR TO INCREASE IN AUTHORIZED SHARES*
Authorized	75,000	75,000	75,000	75,000	75,000	75,000
Less: Outstanding	40,250	20,125	13,416	10,062	8,050	6,708
Reserved for future issuance of Series A Junior Participating Preferred**	750	375	250	187	150	125
Reserved for future issuance pursuant to outstanding stock options	6,005	3,002	2,001	1,501	1,201	1,000
Reserved for future issuance pursuant to 1999 Equity Incentive Plan	5,341	2,670	1,780	1,335	1,068	890
Reserved for future issuance pursuant to Employee Stock Purchase Plan	2,016	1,008	672	504	403	336
Reserved for future issuance upon exercise of outstanding warrants	190	95	63	47	38	31

Authorized and unreserved	20,448	47,725	56,818	61,364	64,090	65,910

*	Prior to giving effect to the issuance of the Securities in the Private Placement described in Proposal 2, the increase in the authorized number of shares of common stock described in Proposal 3, or the reservation of shares under the 2006 Equity Incentive Plan described in Proposal 7.
**	If the Private Placement described in Proposal 2 is approved, all rights under the Rights Agreement will terminate immediately prior to the closing of the Private Placement and shares of our common stock will no longer be reserved for future issuance of Series A Junior Participating Preferred.

	Pre-Split	1-for-2	1-for-3	1-for-4	1-for-5	1-for-6
AFTER INCREASE IN AUTHORIZED SHARES***
Authorized and unreserved prior to increase in authorized shares	20,448	47,725	56,818	61,364	64,090	65,910
Plus: Increase in authorized number of shares of common stock	110,000	110,000	110,000	110,000	110,000	110,000

	130,448	157,725	166,818	171,364	174,090	175,910
Less: Reserved for issuance in the Private Placement	96,000	48,000	32,000	24,000	19,200	16,000
Reserved for future issuance upon exercise of warrants to be issued to Oppenheimer	2,600	1,300	867	650	520	433
Reserved for future issuance pursuant to 2006 Equity Incentive Plan	10,500	5,250	3,500	2,625	2,100	1,750

Authorized and unreserved	21,348	103,175	130,451	144,089	152,270	157,727

***	After giving effect to the issuance of the Securities in the Private Placement described in Proposal 2, the increase in the authorized number of shares of common stock described in Proposal 3, and the reservation of shares under the 2006 Equity Incentive Plan described in Proposal 7.

Effect of the Reverse Stock Split on Stock Options, Warrants and Par Value

A reverse stock split would reduce the number of shares of common stock available for issuance under our equity incentive and stock purchase plans, including our Employee Stock Purchase Plan, our 1999 Stock Incentive Plan and, if Proposal 7 is approved by the stockholders at the annual meeting, our proposed 2006 Equity Incentive Plan, in proportion to the reverse split ratio selected by the Board of Directors. We also have outstanding stock options and warrants to purchase shares of our common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split would reduce the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the ratio of the reverse stock split and would proportionally increase the exercise price of such outstanding stock options and warrants. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise of outstanding stock options and warrants would be rounded to the nearest whole share and no cash payment would be made in respect of such rounding.

If the proposed reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Effective Date

The proposed reverse stock split would become effective as of 5:01 p.m. Eastern Time on the date of filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date shares of common stock issued and outstanding immediately prior to the effective time will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board of Directors within the limits set forth in this Proposal 5.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the transfer agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on The NASDAQ National Market (or on the Nasdaq Capital Market or other trading market on which our shares of common stock are then listed) by (ii) the amount of the fractional share. This amount would be issued to the stockholder in the form of a check in accordance with the exchange procedures outlined under “Exchange of Stock Certificates” below. Holders of as many as five shares (if we were to implement a 1-for-6 reverse stock split) of our common stock would be eliminated as a result of the payment of fractional shares in lieu of any fractional share interest in connection with the reverse stock split. The exact number of stockholders that would be eliminated as a result of the payment of fractional shares in lieu of the issuance of any fractional share interests will depend upon the reverse stock split ratio and the number of stockholders that hold a number of shares less than the reverse stock split ratio. As of April 18, 2006, there were approximately 358 stockholders of record of our common stock. As a result of a reverse stock split assuming the maximum reverse split ratio of 1-for-6, we estimate that cashing out fractional stockholders could potentially reduce that number of stockholders of record to approximately 326.

Exchange of Stock Certificates

If this Proposal 5 is approved by the stockholders at the annual meeting and the Board of Directors elects to effect a reverse stock split, as soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected. Our transfer agent would act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after a reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock would be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, the stockholders are not entitled to appraisal rights with respect to the reverse stock split described in this Proposal 5, and we will not independently provide the stockholders with any such rights.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year.

No gain or loss will be recognized by us as a result of the reverse stock split.

Required Vote

To be approved, Proposal 5 must receive “For” votes from a majority of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

PROPOSAL 6

APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND

AMENDED AND RESTATED BYLAWS

Our Certificate of Incorporation and Bylaws currently provide that no action may be taken by our stockholders except at an annual or special meeting of stockholders called in accordance with the Bylaws, and that no action may be taken by our stockholders by written consent. These provisions are set forth in Article XI of the Certificate of Incorporation and Section 10 of Article II of the Bylaws. Our Bylaws also currently provide that (i) special meetings may only be called by our President, Chief Executive Officer or Chairman of the Board and by our President or Secretary at the request in writing of a majority of our Board of Directors, and (ii) certain amendments to our Bylaws must be approved by the vote of 66  2/3% of the directors and/or the holders of at least 66  2/3% of the voting power of all outstanding shares entitled to vote generally in the election of directors. These provisions are set forth in Section 5 of Article II and Section 1 of Article X of the Bylaws.

In connection with the Private Placement described in Proposal 2, we agreed to submit to our stockholders for approval amendments to our Certificate of Incorporation and Bylaws (i) to permit stockholder actions by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders, (ii) to remove the requirement that certain actions must be approved by 66  2/3% of the directors and/or by the holders of 66  2/3% of the shares outstanding, and (iii) to allow the holders of a majority of the shares outstanding to call special meetings of the stockholders and amend the Bylaws. Obtaining such approval is not a condition to the closing of the Private Placement. We also agreed that if this Proposal 6 failed to receive the requisite approval, we would call a special meeting of the stockholders to be held within 60 days of the closing of the Private Placement to solicit stockholder approval of similar amendments to the Certificate of Incorporation and Bylaws. Following completion of the Private Placement, the Purchasers would hold, if they chose to act in concert, nearly all of the shares needed to approve such amendments to the Certificate of Incorporation and Bylaws. We further agreed that, following the closing of the Private Placement and until such time as the Certificate of Incorporation and Bylaws have been amended to permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders, two of the three directors nominated by the Purchasers may request that we call a special meeting to be held within 60 days after the date of such request for the purpose of seeking approval of such amendments to the Certificate of Incorporation and Bylaws as well as taking any of the other actions set forth in the Purchase Agreement or any other action that is proposed in good faith by at least three directors for a legitimate corporate purpose.

The Purchasers collectively will hold a majority of the outstanding shares of our common stock immediately upon the closing of the Private Placement. If this Proposal 6 is approved by the stockholders, the Purchasers will have substantial control over the Company following the closing of the Private Placement because the holders of a simple majority rather than 66 2/3% of the outstanding shares could amend our bylaws and certificate of incorporation. The Purchasers would control up to approximately 60% of the voting power of our capital stock immediately upon the closing of the Private Placement, and up to approximately 70% of the voting power of our capital stock upon the exercise in full of the Warrants (if no holder of Warrants were to elect to exercise their Warrants using the cashless exercise feature). As a result, whether or not this Proposal 6 is approved by the stockholders, the Purchasers will have substantial control over the Company following the closing of the Private Placement.

The Board of Directors has approved, and has adopted a resolution to submit to the stockholders for approval, the proposed amendments to the Certificate of Incorporation to remove Article XI of the Certificate of Incorporation so as to permit stockholders to take actions by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders. The Board of Directors has also approved, and has adopted a resolution to submit to the stockholders for approval, the Amended and Restated Bylaws to, among other things, (i) permit stockholder action by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders, (ii) permit the holders of a majority of the shares outstanding to call special meetings of the stockholders, and (iii) permit the holders of a majority of the outstanding shares to amend the Bylaws.

If this Proposal 6 is approved, Article XI of the Certificate of Incorporation will be deleted in its entirety and Articles XII and XIII of the Certificate of Incorporation will be renumbered Articles XI and XII, respectively.

If this Proposal 6 is approved, our Bylaws will be amended and restated in their entirety and superseded by the Amended and Restated Bylaws in the form included in Appendix D; provided, however, if Proposal 4 is not approved, the Board of Directors will remain classified and Section 15 of Article IV of the Amended and Restated Bylaws will be modified to retain the classification of the Board of Directors. Please see “Coordination with Proposal 4” below for more information. A description of the principal modifications to our Bylaws is set forth below.

The text of the existing Certificate of Incorporation and Bylaws, and all amendments thereto, may be obtained upon written request directed to the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 and is also available free of charge through the SEC’s website at www.sec.gov.

If this Proposal 6 receives the requisite approval by stockholders at the annual meeting, we will file a Certificate of Amendment setting forth the proposed amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware and amend and restate the Bylaws immediately prior to the closing of the Private Placement so that such amendments will be contingent and effective upon the closing of the Private Placement. If Proposal 2 is approved and the Private Placement is completed but this Proposal 6 fails to receive the requisite approval by stockholders at the annual meeting, we will resubmit the matters described in this Proposal 6 to the stockholders for approval at a special meeting to be held within 60 days after the closing of the Private Placement.

Summary of Principal Modifications to Bylaws

As described above, the Board of Directors has adopted, subject to stockholder approval, Amended and Restated Bylaws, which, among other things, (i) permit stockholder action by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders, (ii) permit the holders of a majority of the shares outstanding to call special meetings of the stockholders, and (iii) permit the holders of a majority of the outstanding shares to amend the Bylaws.

The following summary of the principal modifications to the Bylaws is qualified in its entirety by the full text of the Amended and Restated Bylaws included in Appendix D and incorporated by reference herein.

Permit Stockholder Actions By Written Consent

The Bylaws, like the Certificate of Incorporation, do not currently permit stockholder actions by written consent. Under Delaware law, stockholders may act by written consent in lieu of a vote at a stockholder meeting. However, Delaware law permits a corporation to prohibit such actions by written consent in its certificate of incorporation. Public companies commonly prohibit actions by written consent. Elimination of stockholder written consents generally lengthens the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirements of a stockholders’ meeting. The elimination of stockholder written consents can also prevent a controlling stockholder or group of stockholders from amending the Bylaws or removing directors without calling a special meeting of the stockholders and providing the required notice period for such meeting.

If the stockholders approve the Amended and Restated Bylaws, then stockholders holding a majority of the outstanding shares may promptly take actions by written consent to approve matters that are opposed by the Board of Directors or management or that are opposed by other stockholders.

Permit Majority Holders to Call Special Meeting

The Bylaws do not currently permit stockholders to call special meetings of stockholders. Delaware law permits a company to eliminate the ability of stockholders to call special meetings. Elimination of stockholders’ ability to call special meetings can delay hostile stockholders’ actions (i.e., actions opposed by the Board of Directors or management) by requiring that stockholders wait until the next annual stockholder meeting to bring proposals before other stockholders. Requiring actions to be taken at meetings and preventing stockholders from calling special meetings can provide both the Board of Directors and the stockholders sufficient time to weigh the arguments presented by both sides in connection with any contested vote or hostile takeover.

The Amended and Restated Bylaws permit the holders of a majority of the shares outstanding to call special meetings. By permitting stockholders to both call special meetings and act by written consent, stockholders may take action more quickly and may propose and approve matters that are opposed by the Board of Directors or management because they are no longer required to wait for the annual meeting to bring proposals before other stockholders and actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Elimination of Supermajority Approval to Amend Bylaw Provisions

The Bylaws currently require the approval of 66  2/3% of the directors and/or stockholders holding 66  2/3% of the total votes eligible to be cast in a director election to declassify the board, as described in Proposal 4, or to amend certain other provisions of the Bylaws. If the stockholders approve the Amended and Restated Bylaws, then future amendments to the Bylaws will require either (i) approval by a majority of the directors or (ii) the affirmative vote of a majority of our outstanding voting stock.

The Bylaws currently require the approval of 66 2/3% of the members of the Board of Directors and stockholders holding 66 2/3% of the total votes eligible to be cast in a director election before amendments can be made to provisions regarding:

•	The holding of annual meetings of shareholders;

•	The calling of special meetings of shareholders;

•	Notices of annual and special meetings;

•	The class, number, and term of directors; and

•	The filling of vacancies on the Board of Directors.

Supporters of a supermajority requirement for certain amendments believe that these provisions are necessary to protect the anti-takeover provisions in the Bylaws. Supporters of anti-takeover provisions argue that takeover attempts that have not been negotiated or approved by the a company’s board of directors may seriously disrupt the business and management of a company and result in terms which may be less favorable to the stockholders as a group than would be available in a board-approved transaction. They argue that board-approved transactions may be carefully planned and undertaken at an opportune time in order to obtain maximum value for the company and all of its stockholders, with due consideration to matters such as the recognition or postponement of gain or loss for tax purposes, the management and business of the acquiring corporation and maximum strategic deployment of corporate assets.

On the other hand, taking measures to protect stockholders against hostile takeovers may also result in certain disadvantages to stockholders. For example, it is conceivable that such measures would discourage a future attempt to acquire control which many stockholders might believe is in their best interests or in which stockholders might receive a substantial premium for their shares over the current market prices, but which is not presented to and approved by a company’s board of directors. In addition, certain anti-takeover measures would make it more difficult for a majority of the company’s stockholders to change the composition of the board and to remove existing management in circumstances where those stockholders are dissatisfied with the performance of the incumbent directors or otherwise desire to make changes, or to cause a change in control of the company which is opposed by the board of directors. This strengthened tenure and authority of the board could, in a worst case scenario, enable the board to resist change and otherwise thwart the desires of a majority of the stockholders.

If the Amended and Restated Bylaws are approved, the holders of a majority of the outstanding shares will be able to amend any provision of the Amended and Restated Bylaws, including by an action by written consent or by calling a special meeting of stockholders. If the Amended and Restated Bylaws are approved, the Board of Directors by a majority vote of the directors will also be able to amend any provision of the Amended and Restated Bylaws, without having to seek approval of the amendment by the stockholders.

Section 2115 of the California Corporations Code

The Amended and Restated Bylaws include provisions that would apply to us in the event we become subject to Section 2115 of the California Corporation Code. In general, Section 2115 applies to companies incorporated outside of California who meet certain tests regarding property, payroll and sales and the residence of their stockholders. Section 2115 requires the application of certain of California’s corporate laws to a non-California corporation. Section 2115 generally does not apply to companies that trade on The NASDAQ National Market. However, in the event that we are delisted from The NASDAQ National Market and satisfy certain tests regarding property, payroll and sales and the residence of our stockholders, then we may become subject to Section 2115. If we are subject to Section 2115, then certain provisions with respect to cumulative voting, the filling of vacancies on the Board of Directors and the removal of directors will apply to us so long as we remain subject to Section 2115.

Other Changes to the Bylaws

The Amended and Restated Bylaws reflect several additional changes from the existing Bylaws. The existing Bylaws require that we hold meetings at which directors are to be elected in San Diego. The Amended and Restated Bylaws do not contain a similar restriction. The existing Bylaws generally require stockholders to provide written notice of director nominations or other proposals for stockholder action at an annual meeting of our stockholders by the deadline specified for such notices in our proxy statement for the previous year’s annual meeting. That deadline must be at least 120 days prior to the anniversary date of that proxy statement. The Amended and Restated Bylaws generally require stockholders to provide written notice of director nominations and other proposals no later than 90 days before the anniversary of the previous year’s annual meeting (but such notices cannot be provided sooner than 120 days before that anniversary date).

Coordination with Proposal 4

If Proposal 4 and this Proposal 6 are both approved by the stockholders at the annual meeting, Section 15 of Article IV of the Amended and Restated Bylaws will read as such section reads in the form of Amended and Restated Bylaws appended to this proxy statement as Appendix D. If Proposal 4 is not approved by the stockholders at the annual meeting and this Proposal 6 is approved by the stockholders at the annual meeting, Section 15 of Article IV of the Amended and Restated Bylaws will be modified to retain the classification of the Board of Directors and will read in its entirety as follows:

“Section 15. Classes, Number, Term of Office and Qualification. Effective as of immediately prior to the annual meeting of stockholders held on June 1, 2001 (the “2001 annual meeting”), the directors shall be classified into three classes, as nearly equal in number as possible as determined by the Board of Directors, with the term of office of the first class to expire at the 2001 annual meeting, the term of office of the second class to expire at the first annual meeting of stockholders following the 2001 annual meeting and the term of the third class to expire at the second annual meeting of stockholders following the 2001 annual meeting. At each annual meeting of stockholders commencing with the 2001 annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Additional directorships resulting from an increase in the number of directors shall be apportioned among the classes as equally as possible as determined by the Board of Directors. The number of directors that shall constitute the whole board shall not be less than five (5) nor more than nine (9). The number of directors which shall constitute the whole Board shall be fixed by resolution of the Board of Directors, with the number initially fixed at nine (9). The number of directors shall be determined by resolution of sixty-six and two-thirds percent (66-2/3%) of the directors then in office or by sixty-six and two-thirds percent (66-2/3%) of the stockholders at the annual meeting of the stockholders, and each director elected shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.”

Required Vote

The Board of Directors approved the proposed amendment to the Certificate of Incorporation to delete Article XI and the proposed Amended and Restated Bylaws to be effective and contingent upon the closing of the Private Placement described in Proposal 2. To be approved, Proposal 6 must receive “For” votes from at least 66 2/3% of the shares outstanding on the record date. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as an “Against” vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 6.

PROPOSAL 7

APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN

Our 2006 Equity Incentive Plan (the “2006 Plan”) was adopted by the Board of Directors on April 10, 2006, subject to stockholder approval. The 2006 Plan is the successor to our 1999 Stock Incentive Plan (the “1999 Plan”). The 1999 Plan was adopted by the Board of Directors on November 6, 1999 and was subsequently approved by the stockholders in November 1999. All outstanding stock awards granted under the 1999 Plan will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 1999 Plan, except that the Board of Directors may elect to extend one or more of the features of the 2006 Plan to stock awards granted under the 1999 to the extent that no shareholder approval would be required.

In connection with the Private Placement described in Proposal 2, we agreed that if this Proposal 7 failed to receive the requisite approval at the annual meeting, we would call a special meeting of the stockholders to be held within 60 days of the closing of the Private Placement to solicit stockholder approval of the adoption of a new equity incentive plan, which could be the 2006 Plan, or the amendment of the 1999 Plan to increase the number of shares authorized for issuance thereunder. Following completion of the Private Placement, the Purchasers would hold the requisite percentage of our outstanding shares so as to permit them, if they chose to act in concert, to approve without obtaining the approval of our other stockholders the adoption of such plan or amendment if this Proposal 7 fails to receive the requisite approval of the stockholders at the annual meeting. We also agreed that, following the closing of the Private Placement and until such time as the Bylaws have been amended to permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders, two of the three directors nominated by the Purchasers may request that we call a special meeting to be held within 60 days after the date of such request for the purpose of seeking approval of the adoption of a new equity incentive plan or the amendment of the 1999 Plan as well as taking any of the other actions set forth in the Purchase Agreement or any other action that is proposed in good faith by at least three directors for a legitimate corporate purpose.

The aggregate number of shares of common stock that may be issued under the 2006 Plan after the effective date of the plan equals the sum of (i) 10,500,000 shares, plus (ii) the number of shares that remain available for issuance under the 1999 Plan, plus (iii) the number of shares subject to any stock awards under the 1999 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 1999 Plan. At April 18, 2006, stock awards covering an aggregate of 5,341,319 shares were outstanding under the 1999 Plan, and 6,005,420 shares (plus any shares that might in the future be returned to the 1999 Plan as a result of cancellations or expiration of awards) remained available for future grant under the 1999 Plan.

The approval of the 2006 Plan will allow us to continue to grant stock options and other awards at levels determined appropriate by the Board of Directors. The 2006 Plan will also provide us with flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, including stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, and performance cash awards. Accordingly, the 2006 Plan will allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts for our success or the success of our affiliates.

Description of the 2006 Equity Incentive Plan

The material features of the 2006 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2006 Plan. Stockholders are urged to read the actual text of the 2006 Plan in its entirety, which is set forth as Appendix E to this proxy statement.

Background and Purpose

The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The purpose of the 2006 Plan is to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this Proposal 7 is approved, the total number of shares of our common stock reserved for issuance under the 2006 Plan will consist of:

•	10,500,000 shares; plus

•	the number of shares subject available for future grant under the 1999 Plan as of the date of the annual meeting; plus

•	the number of shares subject to any stock awards under the 1999 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 1999 Plan.

As of April 18, 2006, options to purchase approximately 5,341,319 shares were outstanding and 6,005,420 shares were available for future grant under the 1999 Plan. If Proposal 7 is approved, an additional 10,500,000 shares will become available for future grant under the 2006 Plan beyond what is reserved for issuance upon the exercise of outstanding options or available for future issuance under the 1999 Plan.

Eligibility

The persons eligible to receive awards under the 2006 Plan consist of our employees, directors and consultants. However, incentive stock options, or ISOs, may be granted under the 2006 Plan only to our employees, including our officers who are employees.

Administration

The 2006 Plan is administered by the Board of Directors, which may in turn delegate authority to administer the plan to a committee. The Board of Directors has delegated administration of the 2006 Plan to the Compensation Committee. Subject to the terms of the 2006 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of options granted under the 2006 Plan. Subject to the terms of the 2006 Plan, the Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our other officers and employees. Such officer would be able to grant only the total number of stock awards specified by the Compensation Committee and such officer would not be allowed to grant a stock award to himself or herself.

The Board of Directors does not have the authority to (i) reprice any outstanding options or stock appreciation rights under the 2006 Plan, or (ii) cancel and re-grant any outstanding options or stock appreciation rights under the 2006 Plan, unless the stockholders have approved such an action within a 12-month period preceding such an event.

Stock Options

Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. On March 31, 2006, the closing price of our common stock as reported on the Nasdaq national market was $.7675 per share. Options granted under the 2006 Plan will vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2006 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2006 Plan will be determined by the Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by the Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonqualified stock options, or NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the 2006 Plan covering more than 5,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards will be granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards will be granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form permitted under applicable law; however, we will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by the Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights will be granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by the Compensation Committee. In general, the term of stock appreciation rights granted under the 2006 Plan may not exceed ten years. Unless the terms of a recipient’s stock appreciation right agreement provide for earlier or later termination, if a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service.

Performance Awards

The 2006 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the 2006 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 5,000,000 shares of our common stock in the case of performance stock awards, or $1,000,000 in the case of performance cash awards.

In granting a performance award, the Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more performance goals will be measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (typically before the 90th day of a performance period), the Compensation Committee will establish the performance goals, based upon one or more pre-established performance criteria enumerated in the 2006 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2006 Plan shall be determined by the Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2006 Plan. The Compensation Committee will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2006 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the 2006 Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

Plan Amendments

The Compensation Committee will have the authority to amend or terminate the 2006 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2006 Plan as required by applicable law.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2006 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2006 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2006 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2006 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 2006 Plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2006 Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,057,652		$2.86		4,261,439	(1)(2)
Equity compensation plans not approved by security holders	—	(3)	—	(3)	—

Total	5,057,652		$2.86		4,261,439

(1)	Of the 4,261,439 shares available for issuance, 1,634,900 are reserved for issuance under our 1999 Employee Stock Purchase Plan, or ESPP.
(2)	Evergreen provisions.
(3)	Excludes outstanding options and warrants that were acquired in conjunction with our acquisition of Gemini Genomics in 2001 and Axiom Biotechnologies in 2002.

ESPP Provision

The number of shares of our common stock available for issuance under the ESPP shall automatically increase on the first trading day of January each calendar year during the term of the ESPP, beginning with calendar year 2001, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 500,000 shares.

1999 Equity Incentive Plan Provision

The number of shares of our common stock available for issuance under the 1999 Equity Incentive Plan, or 1999 Plan, automatically increases on the first trading day of January each calendar year, by an amount equal to four percent (4%) of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 2,000,000 shares. Effective upon the adoption of the 2006 plan, we will no longer grant equity awards from the 1999 Plan, and the automatic annual increase provision will terminate.

Gemini Genomics and Axiom Biotechnologies Acquisitions

In connection with our acquisition of Gemini Genomics, a total of 555,808 options to purchase our common stock remain outstanding at a weighted average price of $17.53. Of these, 3,200 shares are reserved for issuance under the Gemini Genomics Company Share Option Plan-Part A, 11,798 shares are reserved for issuance under the Gemini Genomics Company Share Option Plan-Part B, 14,536 shares are reserved for issuance under the Gemini International Executive Share Option Plan, 526,274 shares are reserved for issuance outside the plan.

In connection with our acquisition of Axiom Biotechnologies, a total of 63,954 options to purchase our common stock remain outstanding at a weighted average price of $4.18, 59,350 shares are reserved for issuance outside of the plan, and 4,604 shares are reserved for issuance under a warrant agreement.

New Plan Benefits

The 2006 Plan will become effective if and when it is adopted by our stockholders at the annual meeting. The Board approved the 2006 Plan on April 10, 2006, and subject to stockholder approval of the 2006 Plan at the annual meeting, the Board will grant certain options to purchase shares of common stock to certain individuals set forth in the table below. Except as set forth in the table below (or noted in the footnotes thereto), these options will otherwise have terms consistent with the terms described above for option grants under the 2006 Plan.

2006 Equity Incentive Plan

Name and Position	Number of Shares Underlying Options to be Granted
John E. Lucas, director	11,667	(1)
Harry Stylli, President and Chief Executive Officer	2,385,000	(2)
Ernst-Günter Afting, director and Chairman of the Nominating and Corporate Governance Committee	120,000	(3)
Charles R. Cantor, director and Chief Scientific Officer	250,000	(4)
Harry F. Hixson, Jr., Chairman of the Board	150,000	(3)
Ronald M. Lindsay, director and Chairman of the Compensation Committee	120,000	(3)
Patrick G. Enright, director-elect	120,000	(3)
Larry E. Lenig, Jr., director-elect	120,000	(3)
Clarke Neumann, Vice President and General Counsel	187,500	(4)
John Sharp, Vice President, Finance	75,000	(4)
Non-employee director annual grants	(5)
Non-employee director initial grants	(6)

(1)	Contingent upon the closing of the Private Placement. This option, if granted, will have an exercise price equal to the fair market value per share on the date of grant, and is to be granted immediately prior to the closing of the Private Placement.
(2)

Dr. Stylli is entitled to a stock option award to be granted upon the closing of the Private Placement pursuant to his employment agreement, if the Private Placement closes prior to July 1, 2006. A description of his employment agreement is included under “Employment, Severance and Change of Control Agreements” below. Based upon our fully diluted capitalization as of April 18, 2006, we anticipate that

Dr. Stylli will be granted an option to purchase approximately 2,385,000 shares (without giving effect to any adjustment for the proposed reverse stock split) of our common stock upon the closing of the Private Placement. The number of shares included in the table is an estimate. We agreed that this option will cover that number of shares of our common stock necessary for Dr. Stylli to retain an equivalent ownership position on a fully diluted basis after the Private Placement as that held by Dr. Stylli immediately prior to the closing of the Private Placement. The option will have an exercise price equal to the fair market value of our common stock on the date of closing of such equity financing. The shares subject to the grant will vest in 48 equal monthly installments.

(3)	Contingent upon the closing of the Private Placement. This option, if granted, will have an exercise price equal to the fair market value per share on the date of grant and will vest over three years in three equal annual installments.
(4)	Contingent upon the closing of the Private Placement. This option, if granted, will have an exercise price equal to the fair market value per share on the date of grant. The shares subject to the grant will vest in 48 equal monthly installments.
(5)	Under the 1999 Plan, each of our non-employee directors who had served for at least six months by the date of each annual meeting of stockholders was automatically granted an option to purchase 15,000 shares of our common stock on that date. Although the 2006 Plan does not contain an automatic grant provision, we anticipate that the Board of Directors will institute by resolution a similar program of automatic annual grants to non-employee directors. As of the date of this proxy statement, the Board of Directors has not instituted such program.
(6)	Under the 1999 Plan, each of our non-employee directors was automatically granted an option to purchase 15,000 shares of our common stock upon his initial election to the Board of Directors. Although the 2006 Plan does not contain an automatic grant provision, we anticipate that the Board of Directors will make grants under the plan to newly elected directors, including the three directors designated by the Purchasers. As of the date of this proxy statement, the Board of Directors has not awarded those grants.

Required Vote

To be approved, Proposal 7 must receive “For” votes from a majority of shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 7

PROPOSAL 8

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2005 and December 31, 2004, by Ernst & Young LLP, our principal independent registered public accounting firm.

	2005 Actual Fees	2004 Actual Fees
Audit Fees(1)
Audit of consolidated financial statements, including subsidiary statutory audits and services associated with attestation of management’s assertion over internal controls required by Section 404 of Sarbanes Oxley Act	$810,680	$621,107
Timely quarterly reviews	82,207	52,730
SEC filings, including comfort letters, consents and comment letters	—	22,000
Accounting consultations on matters addressed during the audit or interim reviews	—	—

Total Audit Fees	$892,887	695,837
Audit Related Fees(2)
Employee benefit plans	—	—
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes Oxley Act.	1,500	30,579
Accounting consultation in connection with acquisitions	—	—

Total Audit Related Fees	1,500	30,579
Tax Fees(2)
Tax compliance services	93,066	97,500
Tax planning	—	69,110

Total Tax Fees	93,066	166,610

Total Fees	$987,453	$893,026

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Fiscal year 2005 audit fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Fiscal year 2005 tax compliance fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2005, none of the total hours expended on our financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures.

The Audit Committee preapproves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such preapproval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 8.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2006 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficial own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Directors, Nominees and Executive Officers
Harry Stylli(2)	—	—
Charles R. Cantor(3)	793,342	2.0%
Clarke Neumann(4)	93,483	*
John Sharp(5)	13,010	*
Ernst-Günter Afting(6)	120,800	*
Harry F. Hixson, Jr.(7)	30,000	*
Ronald M. Lindsay(8)	30,000	*
John E. Lucas(9)	128,185	*
Lawrence R. Moreau	—	—
Antonius Schuh(10)	—	—
Stephen L. Zaniboni(11)	263,588	*
Andreas Braun(12)	171,500	*
Michael Terry(13)	50,000	*
All directors and executive officers as a group (9 persons)(14)	1,207,820	2.9%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 40,249,736 shares outstanding on March 31, 2006, adjusted as required by SEC rules.
(2)	Dr. Stylli joined us as our Chief Executive Officer and President and as a member of the Board of Directors in June 2005.
(3)	Includes 409,216 shares of common stock held of record by trusts related to Dr. Cantor and beneficially owned by Dr. Cantor and 383,126 shares of common stock that Dr. Cantor has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006.

(4)	Includes 72,483 shares of common stock that Mr. Neumann has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006. Includes 1,000 shares jointly owned with a family member of Mr. Neumann.
(5)	Includes 13,010 shares of common stock that Mr. Sharp has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006.
(6)	Includes 60,000 shares of common stock that Dr. Afting has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006.
(7)	Includes 30,000 shares of common stock that Dr. Hixson has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006.
(8)	Includes 30,000 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006.
(9)	Includes 62,500 shares of common stock that Mr. Lucas has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 31, 2006.
(10)	Dr. Schuh resigned from his position as our Chief Executive Officer and President and as a member of the Board of Directors in February 2005.
(11)	Mr. Zaniboni resigned from his position as our Chief Financial Officer in October 2005. Includes 214,768 shares of common stock held of record by trusts related to Mr. Zaniboni and beneficially owned by Mr. Zaniboni.
(12)	Dr. Braun resigned from his position as our Chief Medical Officer in November 2005.
(13)	Mr. Terry resigned from his position as our Executive Vice President, Sales and Marketing, in July 2005.
(14)	Includes the 651,119 aggregate shares of common stock referred to in footnotes (3), (4), (5), (6), (7), (8) and (9) that such persons have the right to acquire from us upon the exercise of outstanding options within 60 days after March 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following table shows for the fiscal years ended December 31, 2003, 2004 and 2005, compensation awarded or paid to, or earned by, our Chief Executive Officer, and the five other most highly compensated executive officers during the fiscal year ended December 31, 2005 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensa- tion ($)	Long Term Compensation Awards/ Restricted Stock Awards($)		Long Term Compensation Awards/ Securities Underlying Options (#)	All Other Compensation ($)
Harry Stylli	2005	241,110		—	—	—		1,000,000	7,163	(2)
President and Chief	2004	—		—	—	—		—	—
Executive Officer(1)	2003	—		—	—	—		—	—

Charles R. Cantor	2005	324,000		—	—	—		—	—
Chief Scientific	2004	320,000		—	—	—		—	—
Officer	2003	300,500		293,475	—	—		190,000	—

Clarke Neumann	2005	219,583		—	—	—		—	—
Vice President,	2004	—		—	—	20,000	(3)	—	—
General Counsel	2003	—		—	—	—		—	—

John Sharp	2005	156,250		—	—	—		—	—
Vice President,	2004	—		—	—	—		—	—
Finance	2003	—		—	—	—		—	—

Andreas Braun	2005	277,308	(5)	—	—	—		—	154,348	(6)
Former Chief	2004	280,000		—	—	—		—	—
Medical Officer(4)	2003	280,000		198,900	—	—		190,000	—

Antonius Schuh	2005	110,000	(8)	—	—	—		—	427,240	(9)
Former President and	2004	400,000		—	—	—		—	—
Chief Executive Officer(7)	2003	400,000		—	—	—		430,000	—

Stephen L. Zaniboni	2005	346,635	(11)	—	—	—		—	261,273	(12)
Former Chief Executive	2004	288,750	(13)	—	—	100,000	(14)	—	—
Officer and Chief Financial Officer(10)	2003	280,000		—	—	—		190,000	—

Michael Terry	2005	144,870	(16)	—	—				120,841	(17)
Former Executive Vice	2004	200,000		—	—	50,000	(18)	15,000	—
President, Sales and Marketing(15)	2003	139,487		—	—	—		75,000	—

(1)	Dr. Stylli joined us as our Chief Executive Officer and President and as a member of the Board of Directors in June 2005.
(2)	Includes $5,413 for life insurance and $1,750 in contributions made by us on behalf of Mr. Stylli under our 401(k) plan during 2005.
(3)

As of December 31, 2005, Mr. Neumann held 20,000 shares of restricted stock, valued at $13,600 based on the closing price of our common stock on The NASDAQ National Market as of such date. Mr. Neumann was awarded these shares in November 2004 and the shares vested in full in November 2005, one year from the date of grant. On the initial grant date, these shares were valued at $18,200 based on the closing price of our common stock on the Nasdaq National Market as of such date. Dividends will be paid on the shares of restricted stock.
(4)	Mr. Braun joined us as our Chief Medical Officer in August 2000, and he resigned from his position as our Chief Medical Officer in November 2005.
(5)	Includes $32,307 paid to Dr. Braun for accrued vacation.
(6)	Includes $140,000 paid as severance payments pursuant to his separation agreement, $4,744 for Exec-u-care healthcare reimbursement, $6,127 for COBRA payments, $1,200 for tax preparation services, $1,750 in contributions made by us on behalf of Mr. Braun under our 401(k) plan during 2005, and $527 for group term life insurance premiums. Excludes payment of $69,000 to Dr. Braun for rights to certain inventions.
(7)	Dr. Schuh resigned from his position as our Chief Executive Officer and President and as a member of the Board of Directors in February 2005.
(8)	Includes $46,163 paid to Dr. Schuh for accrued vacation.
(9)	Includes $400,000 paid as severance payments pursuant to his separation agreement, $12,141 for personal use of Company property, $10,804 for COBRA payments, $1,310 for Exec-u-care healthcare reimbursement, $1,200 for tax preparation services, $1,750 in contributions made by us on behalf of Mr. Schuh under our 401(k) plan during 2005, and $35 for group term life insurance premiums.
(10)	Mr. Zaniboni resigned from his position as our interim Chief Executive Officer in June 2005. Mr. Zaniboni served as our Chief Financial Officer from April 1997 until he became our interim Chief Executive Officer in February 2005.
(11)	Includes $40,384 paid to Mr. Zaniboni for accrued vacation.
(12)	Includes $233,333 paid as severance payments pursuant to his separation agreement, $8,412 for personal use of Company property, $6,090 for Exec-u-care healthcare reimbursement, $1,706 in connection with his employment contract, $8,331 for COBRA payments, $1,200 for tax preparation services, $1,750 in contributions made by us on behalf of Mr. Zaniboni under our 401(k) plan during 2005, and $450 for group term life insurance premiums.
(13)	Mr. Zaniboni’s annual salary was increased to $350,000 effective as of November 1, 2004.
(14)	As of December 31, 2004, Mr. Zaniboni held 100,000 shares of restricted stock, valued at $144,000 based on the closing price of our common stock on The NASDAQ National Market as of such date. Mr. Zaniboni was awarded these shares on December 6, 2004 with 100% of such shares scheduled to vest on December 6, 2005, one year from the date of grant. These shares did not vest and were reacquired by us because Mr. Zaniboni resigned from his position as Chief Financial Officer in October 2005.
(15)	Mr. Terry joined us as our Executive Vice President, Sales and marketing in April 2003, and he resigned from his position in July 2005.
(16)	Includes $17,293 paid to Mr. Terry for accrued vacation.
(17)	Includes $110,000 paid as severance payments pursuant to his separation agreement, $4,679 for Exec-u-care healthcare reimbursement, $4,138 for COBRA payments. $1,750 in contributions made by us on behalf of Mr. Terry under our 401(k) plan during 2005, and $274 for group term life insurance premiums.
(18)	As of December 31, 2004, Mr. Terry held 50,000 shares of restricted stock, valued at $72,000 based on the closing price of our common stock on The NASDAQ National Market as of such date. Mr. Terry was awarded these shares on November 29, 2004 with 100% of such shares scheduled to vest on November 29, 2005, one year from the date of grant. These shares did not vest and were reacquired by us because Mr. Terry resigned from his position with us in July 2005.

Stock Option Grants and Exercises

The Company grants options to its executive officers under its 1999 Plan. As of April 18, 2006, options to purchase a total of 5,341,319 shares were outstanding under the 1999 Plan and options to purchase 6,005,420 shares remained available for grant under the 1999 Plan.

The following tables show for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

Individual Grants
	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year (%)(2)	Exercise Or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
						5% ($)	10% ($)
Harry Stylli	1,000,000	(3)	61.5%	1.10	06/15/2015	691,784	1,753,116
Charles R. Cantor	—		—	—	—	—	—
Clarke Neumann	8,250	(4)	*	1.03	04/15/2015	5,344	13,542
John Sharp	6,500	(5)	*	1.03	04/15/2015	4,210	10,670
Antonius Schuh	—		—	—	—	—	—
Stephen L. Zaniboni	—		—	—	—	—	—
Andreas Braun	—		—	—	—	—	—
Michael Terry	—		—	—	—	—	—

*	Less than one percent.

(1)	The potential realizable value is based on the term of the option at the time of grant (ten years). Assumed stock price appreciation of 5% and 10% is used pursuant to SEC rules. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised and sold on the last day of its term at the appreciated price. No gain to the optionee is possible unless the stock price increases over the option term.
(2)	Based on 1,627,000 options granted to our employees, directors and consultants during 2005.
(3)	The shares of our common stock subject to the option vest as follows: 25% of the shares vest on June 6, 2006, with the remainder vesting in 36 equal monthly installments over the following three year period such that the option is fully vested on June 6, 2009.
(4)	The shares of our common stock subject to this option vest in 48 equal monthly installments over the four year period following the date of grant.
(5)	The shares of our common stock subject to this option vest as follows: 25% of the shares vest on April 1, 2006, with the remainder vesting in 36 equal monthly installments over the following three year period such that the option is fully vested on April 1, 2009.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-end Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/2005 (#)		Value of Unexercised in-the-Money Options at FY-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Harry Stylli			—	1,000,000	—	—
Charles R. Cantor	—	—	274,167	130,833	—	—
Clarke Neumann	—	—	64,958	28,333	—	—
John Sharp	—	—	8,129	28,333	—	—
Antonius Schuh	—	—	851,417	114,583	—	—
Stephen L. Zaniboni	—	—	345,167	—	—	—
Andreas Braun	—	—	336,833	—	—	—
Michael Terry	—	—	33,750	56,250	—	—

(1)	Based on the fair market value of the common stock at December 31, 2005, of $0.68 per share, less the exercise price payable for such options.

Restricted Stock Awards under 1999 Plan

In November and December 2004, we granted restricted stock awards under our 1999 Plan to many of our employees and to two persons serving as executive officers at that time. The restricted stock awards were granted as bonuses for past services and the recipients of the awards were not required to pay any amount to acquire the restricted stock subject to such awards. One hundred percent of the shares subject to the restricted stock awards were subject to our right to reacquire the shares if the recipient’s employment with us terminated prior to the first anniversary of the effective date of such awards. The reacquisition right lapses upon that first anniversary. The awards were intended to provide an additional long term incentive to assist in the retention of key employees and executive officers and reinforce the alignment of their interests with stockholders’ interests.

The restricted stock awards are governed by the terms of the 1999 Plan, which is administered by the Compensation Committee. The Compensation Committee determined which eligible individuals were to receive restricted stock awards, the time or times when the grants were to be made, the number of shares subject to each grant, the vesting schedule under which the reacquisition right lapses with respect to the awards and other material terms of the awards. The shares that were subject to restricted stock awards were held in escrow by us and the holders of the restricted stock awards were not permitted to transfer the awards except under limited circumstances approved by us. A holder of a restricted stock award has full rights as a stockholder with respect to the shares subject to the award, including the right to vote such shares and receive all regular cash dividends paid on such shares, whether or not such shares are vested. In the event of a corporate transaction (as defined in the 1999 Plan) any reacquisition right with respect to any unvested shares will immediately lapse and the shares will vest in full, except to the extent our reacquisition rights with respect to those shares are assigned to the successor corporation or such accelerated vesting is subject to other limitations imposed by the plan administrator as set forth in the restricted stock issuance agreements.

Pension and Long-Term Incentive Plans

We have no pension plans or long-term incentive plans.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

In July 2004, we entered into an employment agreement with Clarke Neumann, our Vice President and General Counsel, on an at-will basis commencing July 19, 2004 at an annual base salary of $200,000. If Mr. Neumann’s employment is terminated by us without cause (as defined in his employment agreement), then Mr. Neumann is entitled to receive severance benefits from us in the form of continuation of his base salary then in effect in periodic payments, and reimbursement of health insurance premiums for he and his family, to the same extent we provided during his employment by us, for a period commencing on the effective date of his termination and ending on the earlier of Mr. Neumann’s commencement of employment with another employer or six months following the date of his termination. Mr. Neumann will be available to provide consulting services to us for up to ten hours per month during the period he is receiving severance benefits from us. Mr. Neumann’s employment agreement also provides that, in the event all or substantially all of our assets, or a majority of our shares of common stock, are acquired by another business or by an individual, then all unexercised stock options previously granted to Mr. Neumann will become fully vested as of the effective date of the acquisition. In April 2006, Mr. Neumann’s annual salary was increased to $232,200.

In February 2005, we entered into a separation agreement with Antonius Schuh, Ph.D., our former President and Chief Executive Officer. Dr. Schuh resigned from his position as our President and Chief Executive Officer and as a member of the Board of Directors in February 2005. Under the separation agreement, Dr. Schuh remained as a consultant during the period he was receiving severance. Dr. Schuh received severance benefits under the separation agreement until February 11, 2006. During the severance pay period, Dr. Schuh received severance pay in the form of continuation of his base salary in effect as of the date of his resignation and he continued to be reimbursed for the same portion of his qualifying health insurance premiums for which he was reimbursed by us during his employment and was provided with the use of the automobile that he had the use of as of the date of his resignation. In exchange for his severance benefits under the separation agreement, Dr. Schuh released all claims against us. The separation agreement was in full satisfaction of and terminated the First Amended and Restated Employment Agreement dated June 1, 2000 between us and Dr. Schuh.

In April 2005, we entered into a second amended and restated employment agreement with Mr. Zaniboni relating to his continued service as our Chief Financial Officer and as our acting Chief Executive Officer. Mr. Zaniboni’s employment agreement provided for an annual salary of $350,000 and an annual performance bonus to be determined by the Compensation Committee and approved by the Board of Directors. If Mr. Zaniboni’s employment were terminated (i) without cause (as defined in his employment agreement) by us at any time or (ii) for good reason (as defined in his employment agreement) by Mr. Zaniboni during the 12-month period following the date of his termination, Mr. Zaniboni would be entitled to reimbursement of the same portion of his qualifying health insurance premiums for which he was reimbursed by us during his employment and to severance pay in the form of continuation of his base salary then in effect in periodic payments for a period of 12 months following the date of his termination. If Mr. Zaniboni were to begin employment with another company before the end of the severance period (including any supplemental period under our Change in Control Severance Benefit Plan) the salary continuation during the last six months of the severance period would be reduced by the amount of compensation paid to Mr. Zaniboni by his new employer, and Mr. Zaniboni would no longer be entitled to reimbursement for his health insurance premiums if the new employer were to provide comparable coverage.

In October 2005, we entered into a separation agreement with Mr. Zaniboni. Pursuant to the separation agreement, Mr. Zaniboni continued as our Chief Financial Officer until October 31, 2005. Commencing November 1, 2005, Mr. Zaniboni was available to provide consulting services to us so long as he receives severance from us. Pursuant to the separation agreement, we agreed to pay Mr. Zaniboni severance in the form of continuation of his base salary from his November 1, 2005 separation date through June 30, 2006. We agreed to pay the health insurance premiums for Mr. Zaniboni and his family during the severance period or until he begins employment with a new employer that provides comparable health insurance benefits, whichever is earlier. We also agreed to pay the automobile lease payments and associated lease-related expenses for Mr. Zaniboni until the lease expired in January 2006. In exchange for his severance benefits, Mr. Zaniboni released all claims against us.

In May 2005, we entered into an employment agreement with Dr. Stylli that provided for the employment of Dr. Stylli on an at-will basis commencing June 6, 2005 at an annual salary of $420,000. Pursuant to the employment agreement, Dr. Stylli is eligible for an annual performance bonus of up to 50% of his annual base salary. Dr. Stylli’s employment agreement also provided for the grant of an inducement stock option to purchase 1,000,000 shares of our common stock at an exercise price of $1.10 per share, the fair market value of our common stock on his start date. The employment agreement also provides for a contingent stock option award to be granted upon the closing of any equity financing that raises aggregate gross proceeds of at least $10 million prior to July 1, 2006. If awarded, the option will cover that number of shares of our common stock necessary for Dr. Stylli to retain an equivalent ownership position on a fully diluted basis as that held by Dr. Stylli immediately prior to the closing of such equity financing and will have an exercise price equal to the fair market value of our common stock on the date of closing of the equity financing. Pursuant to his employment agreement, we anticipate that Dr. Stylli will be granted an option to purchase approximately 2,385,000 shares of our common stock upon the closing of the Private Placement. Both stock option awards have a 10-year term, with the shares subject to each grant vesting in 48 equal monthly installments so long as Dr. Stylli continues to be our employee. Dr. Stylli’s stock options are governed by our 1999 Plan. Pursuant to his employment agreement, Dr. Stylli is eligible to participate in our employee benefits programs.

Dr. Stylli’s employment agreement also provides for term life insurance coverage of $1 million and disability insurance providing long-term coverage of $20,000 per month, provided that the additional annual cost for such term life and disability insurance does not exceed $15,000. If Dr. Stylli’s employment is terminated (i) without cause (as defined in his employment agreement) by us at any time or (ii) for good reason (as defined in his employment agreement) by Dr. Stylli, then Dr. Stylli is entitled to (1) base salary continuation fro 12 months following the date of termination; (2) payments equal to 50% of his then current bonus eligibility amount, paid in equal monthly installments during the 12-month period he is entitled to base salary continuation; (3) continued health benefits for 12 months following the date of termination or until an earlier date that Dr. Stylli obtains new employment that provides comparable benefits; and (4) accelerated vesting of all stock options and other equity awards issued by us for a period of 12 months following the date of his termination. If Dr. Stylli’s employment is terminated without cause by us or for good reason by Dr. Stylli within three months prior to or 12 months following a change of control (as defined in our Change of Control Severance Benefit Plan), then Dr. Stylli is entitled to: (1) base salary continuation for 18 months from the date of termination (24 months if the aggregate consideration received by our stockholders and option holders in connection with the change in control is between $100 million and $250 million; and 36 months if the aggregate consideration received by our stockholders and option holders in connection with the change in control is greater than $250 million); (2) payments equal to 150% of Dr. Stylli’s then current bonus eligibility amount, paid in equal monthly installments during the period during which Dr. Stylli is entitled to base salary continuation (200% if the aggregate consideration received by our stockholders and option holders in connection with the change in control is between $100 million and $250 million; and 300% if the aggregate consideration received by our stockholders and option holders in connection with the change in control is greater than $250 million); (3) continued health benefits for 18 months following the date of termination or until such earlier date that Dr. Stylli obtains new employment that provides comparable benefits; and (4) accelerated vesting in full of all stock options and other equity awards issued by us to Dr. Stylli. During the first 12 months of any severance period, Dr. Stylli is required to be available to provide up to ten hours per month of consulting services to us.

In August 2005, we entered into a separation agreement with Michael Terry, our former Executive Vice President of Sales and Marketing, with an effective separation date of July 25, 2005. Pursuant to the separation agreement, Mr. Terry was entitled to receive severance from us in the form of continuation of his base salary then in effect in periodic payments for a period of six months following his separation date. We also agreed to pay Mr. Terry’s COBRA benefits through January 31, 2006. In exchange for his severance benefits, Mr. Terry released all claims against us.

In September 2005, Dr. Cantor and we entered into an amendment to his employment agreement to reduce his annual base salary to $288,000. In April 2006, Dr. Cantor’s annual salary was increased to $296,640. All other terms of his employment agreement with us remained unchanged.

In October 2005, we entered into a separation agreement with Andreas Braun, M.D., Ph.D., our former Chief Medical Officer. Pursuant to the separation agreement, Dr. Braun continued as our employee until October 31, 2005. Commencing November 1, 2005, Dr. Braun was available to provide consulting services as requested by us so long as he receives severance from us. Pursuant to the separation agreement, we agreed to pay Dr. Braun severance in the form of continuation of his base salary for a period of six months. If Dr. Braun begins employment with a new employer prior to the expiration of the severance pay period, our obligation to make additional severance payments will terminate. We agreed to pay the COBRA health insurance premiums for Dr. Braun and his family during the severance pay period. We also agreed to pay Dr. Braun an aggregate of $69,000 for rights to certain inventions. In exchange for this payment and his severance benefits, Dr. Braun has released all claims against us.

Change in Control Severance Benefit Plan

In April 2005, the Compensation Committee approved a Change in Control Severance Benefit Plan (the “Severance Benefit Plan”) to provide severance benefits to designated officers, including Mr. Zaniboni, Dr. Cantor, Dr. Braun, Mr. Terry and Mr. Neumann, following termination of employment in connection with a change in control transaction (as defined in the Severance Benefit Plan). In January 2006, the Compensation Committee of the Board of Directors amended the Severance Benefit Plan to add John Sharp as a party. The Severance Benefit Plan provides that if a participant is terminated for any reason other than for cause (as defined in the Severance Benefit Plan) or resigns for good reason (as defined in the Severance Benefit Plan), within three months prior to or 12 months following a change in control, the participant would continue to receive for a specified supplemental period after the change in control his or her base salary, pro-rated bonus amount (calculated from the average of the two most recent annual bonuses paid to the participant), health insurance and other benefits. Each participant also would receive immediate full vesting of all equity awards. These benefits would be in addition to any other severance benefits that the participant has under his or her employment agreement with us. For Mr. Zaniboni, Dr. Cantor, Dr. Braun, Mr. Terry, Mr. Neumann and Mr. Sharp, the continuation of salary payments and other benefits would be for an additional six months following the expiration of severance benefits under the officer’s employment agreement. If a participant begins employment with a new employer before the end of the specified supplemental period under the Severance Benefit Plan, the salary continuation would be reduced by the amount of compensation paid to the participant by the new employer and the participant would no longer be entitled to health insurance benefits if the new employer were to provide comparable coverage.

The issuance and sale of the Securities in the Private Placement described in Proposal 2 will constitute the initial “change in control” under the terms of the Severance Benefit Plan. We are not aware of any plans for the employment of any of the designated officers to terminate, but there can be no assurance that such termination or terminations qualifying the applicable officer or officers for severance benefits under the Severance Benefit Plan will not occur. The benefits under the Severance Benefit Plan apply only if the officer’s employment terminates within the specified periods before or after the initial change in control of the Company. There is no provision for benefits under the Severance Benefit Plan in connection with subsequent transactions that would have otherwise qualified as “changes in control.”

2005 Bonus Program

In March 2005, the Compensation Committee of the Board of Directors approved a bonus program pursuant to which our executive officers, senior employees and other employees would be eligible to be paid incentive compensation for 2005. Employees below the director level would be eligible to participate in an available bonus pool equal to 5% of the aggregate salaries for all such employees to be allocated among such employees at the discretion of our officers.

For executive officers, vice presidents and director-level employees, the bonus program provides for an incentive cash compensation target equal to a percentage of each such participant’s base salary as follows:

Title	Target Percentage of Base Salary
Chief Executive Officer and Executive Vice President, Sales and Marketing	50%
Chief Financial Officer, Chief Scientific Officer and Chief Medical Officer	35%
Vice Presidents	25%
Director-level employees	15%

Under the bonus program, after the completion of the 2005 fiscal year, each such participant will be eligible for a bonus equal to an amount from 0 to 150% of the applicable target amount based on the level of achievement of specific criteria. These criteria include the achievement of total revenue and maximum cash burn targets and MassARRAY system sales and product launch milestones, completion of specified compliance objectives, and other criteria the disclosure of which would reveal our confidential business information and plans. No bonuses were paid under this program for fiscal year 2005.

DIRECTOR COMPENSATION

Our non-employee directors receive annual cash compensation of $25,000 from us for their services as members of the Board of Directors. The Chairman of the Board of Directors receives an additional $10,000 annual retainer for his service as Chairman. The Chairman of the Audit Committee receives an additional $5,000 annual retainer for his service as Chairman of the Audit Committee. Non-employee directors are also paid $1,500 for each special meeting of the Board of Directors attended in person, $1,000 for each special committee meeting attended in person and $1,000 for each special meeting of the Board of Directors or a committee attended by telephone. Non-management members of the Board of Directors are not paid any additional fees for attendance at regularly scheduled meetings of the Board of Directors or Committees of the Board of Directors. All directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and Board Committee meetings in accordance with our company policy.

During 2004, the Board of Directors appointed Ronald M. Lindsay as a member of a special committee for purposes of overseeing our molecular medicine strategy and programs. Dr. Lindsay was paid $1,750 per day for attending committee meetings or for performing other activities as a member of this committee. In the fiscal year ended December 31, 2005, the compensation paid to Dr. Lindsay for his service as a member of this committee was $7,000.

In the fiscal year ended December 31, 2005, the total compensation paid to non-employee directors was $186,500. All directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and Board Committee meetings in accordance with our company policy.

Each of our non-employee directors receives stock option grants under our 1999 Stock Incentive Plan (the “1999 Plan”). Options granted under the 1999 Plan to non-employee directors are intended not to qualify as incentive stock options under the Code. Option grants to non-employee directors under the 1999 Plan are non-discretionary.

Each director who is elected for the first time to be one of our non-employee directors is automatically granted under the 1999 Plan an option to purchase 15,000 shares upon the date of initial election to the Board of Directors, whether elected by the Board of Directors or our stockholders, provided the individual has not previously been employed as an employee by us or any of our parent or subsidiary corporations. These stock options vest in three equal annual installments over three years following the date of grant of such option.

On the date of the annual meeting of stockholders each year, each director who is not an employee of ours and has served as a non-employee director for at least six months is automatically granted under the 1999 Plan an option to purchase 15,000 shares of our common stock. These options become fully exercisable upon the optionee’s completion of one year of continuous service as a non-employee director, measured from the grant date.

The exercise price of options granted to non-employee directors under the 1999 Plan is 100% of the fair market value of our common stock on the date of the option grant. The term of the options granted to non-employee directors under the 1999 Plan is ten years. The 1999 Plan will terminate on November 6, 2009, unless earlier terminated by the Board of Directors. In the event we merge with or into another corporation or we effect a consolidation, acquisition of assets or other change-in-control transaction involving us in which we are not the acquirer and the successor corporation does not assume the option, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

During 2005, we granted options covering 15,000 shares of our common stock to each of our non-employee directors who served as a non-employee director for at least six months as of the annual meeting of stockholders, at an exercise price per share of $1.16, the fair market value of our common stock on the date of grant (based on the closing sales price reported on The NASDAQ National Market on the date of grant).

If Proposal 7 receives the requisite approval of the stockholders, the 2006 Equity Incentive Plan will become our only equity plan for stock awards to directors, and we will no longer grant options to directors under the 1999 Plan.

In October 2005, the Board of directors elected Lawrence R. Moreau as a director and appointed him as Chairman of the Audit Committee of the Board of Directors. In connection with his election to the Board of Directors, we entered into a letter agreement with Mr. Moreau that provides that he will be paid an annual retainer fee of $25,000 for his service as a director and an additional annual retainer fee of $5,000 for his service as Chairman of the Audit Committee. We also agreed to pay Mr. Moreau special board meeting fees of up to $1,500 for each special board meeting attended and $1,000 for each special audit committee meeting attended. We granted Mr. Moreau an initial stock option to purchase 50,000 shares of our common stock at an exercise price of $0.66 per share, the fair market value of the our common stock on the date of grant. These stock options vest in three equal annual installments over three years following the date of grant of such option.

The letter agreement with Mr. Moreau also provides for a contingent stock option award to be granted to Mr. Moreau upon the closing of the next equity financing provided that we raise aggregate gross proceeds of at least $10 million and the financing closes prior to July 1, 2006, provided Mr. Moreau is serving as a director. If awarded, the option would cover that number of shares of our common stock necessary for Mr. Moreau to retain an equivalent ownership position on a fully diluted basis as that held by Mr. Moreau immediately prior to the closing of such equity financing, and would have an exercise price equal to the fair market value of our common stock on the date of closing of the equity financing. Pursuant to his letter agreement, this option would have represented an option to purchase approximately 119,000 shares of our common stock upon the closing of the Private Placement. The letter agreement provided that this stock option award would also vest over three years in three equal annual installments. Mr. Moreau’s stock options are governed by our 1999 Plan. Mr. Moreau also entered into our standard form of indemnification agreement for our directors.

In April 2006, we entered into a letter agreement with John E. Lucas in connection with his resignation as a director. Pursuant to the agreement, contingent upon the completion of the Private Placement, Mr. Lucas will receive a fully vested option to purchase 11,667 shares of our common stock. The option will be granted on the last day that Mr. Lucas is a director at an exercise price equal to the fair market value of our common stock on the date of grant. The vesting on two other options held by Mr. Lucas will be accelerated by the amount of vesting that would have accrued if Mr. Lucas had remained a director for another 12 months after his resignation. Mr. Lucas will also receive a lump sum payment equal to the amount that Mr. Lucas would have been paid for attendance at regular meetings of the Board of Directors during the 12 months following his resignation. We estimate this amount to be approximately $25,000.

In April 2006, each of our non-employee directors other than Mr. Lucas and Mr. Moreau was granted a stock option contingent upon the completion of the Private Placement. The amount and the terms of each option are set forth in the table under “New Plan Benefits” in Proposal 7.

In April 2006 and contingent upon the completion of the Private Placement, the Board of Directors adopted a policy that provides that any non-employee director who is asked to and does resign from the Board of Directors prior to our annual meeting of stockholders in 2007 will be entitled to an acceleration of the vesting on all stock options held by the director that would have accrued if the director had remained a director until the second anniversary of the closing of the Private Placement.

Compensation Committee Interlocks And Insider Participation

As indicated above, the Compensation Committee consists of Dr. Lindsay, Dr. Hixson and Mr. Lucas. Daniel L. Kisner was a member of the Compensation Committee prior to his resignation from the Board of Directors in June 2005. No member of the Compensation Committee has ever been our officer or employee. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON*

The following graph compares the cumulative total stockholder return on our common stock between February 1, 2000 (the date our common stock commenced public trading) and December 31, 2005 with the cumulative total return of (i) the NASDAQ Stock Market (U.S.) Index (“NASDAQ Index”) and (ii) the NASDAQ Biotechnology Index (the “NASDAQ Biotech Index”), over the same period. This graph assumes the investment of $100.00 on February 1, 2000 in common stock, the NASDAQ Index and the NASDAQ Biotech Index, and assumes the reinvestment of any dividends. The NASDAQ Biotech Index is calculated using an equal-dollar weighing methodology.

*	This Section is not “soliciting material” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filing under the 1933 Act or the 1934 Act whether made before or after the date hereof without regard to any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

We have entered into employment agreements with certain of our officers. Please see “Employment, Severance and Change of Control Agreements.”

We paid Dr. Braun an aggregate of $69,000 to acquire all of his rights associated with certain inventions that are subject to the 1957 German Law of Employee Inventions (Arbeitnehner-er findegesetz). We hold a non-exclusive, fully paid and royalty-free license to use Dr. Braun’s invention concerning the expansion of peptide nucleic acid specificity to molecules other than DNA and RNA for our research and development activities.

In the year ended December 31, 2005, we sold MassARRAY products totaling approximately $417,896 to GSF-Forschungszentrom für Umwelt und Gesundheit GmbH (“GSF”). Dr. Afting is a member of the board of directors of GSF in Germany. The sale of our products was made on substantially the same terms as similar transactions with unrelated parties.

Dr. Cantor was previously the chair and professor of the Department of Biomedical Engineering and Biophysics and Director of the Center for Advanced Biotechnology at Boston University. We have research agreements with Boston University in which Dr. Cantor participates under which we paid $300,000, $300,000, and $300,000, and we recorded product revenue for MassARRAY hardware and consumables, totaling $100,000, $200,000 and $300,000 in the years ended December 31, 2005, 2004 and 2003, respectively. We have also loaned Boston University a MassARRAY system for use in its research programs.

Dr. Cantor is also an adjunct professor in the Department of Bioengineering at the University of California, San Diego (“UCSD”). We recorded product revenue from UCSD for MassARRAY hardware and consumables, totaling $126,255 in the year ended December 31, 2005.

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. You also can find our SEC filings at the SEC’s website at www.sec.gov.

The SEC allows us to incorporate by reference, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference our annual report on Form 10-K for the year ended December 31, 2005, which contains important information about us and our business, financial condition and results of operations.

We are also incorporating by reference additional documents that we may file with the SEC between the date of this proxy statement and the date of the annual meeting.

Documents specifically incorporated into this document by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this document.

You may obtain a copy of our annual report on Form 10-K for the year ended December 31, 2005 and documents incorporated into this document by reference without charge by requesting them from us in writing at the following address: Investor Relations, Sequenom, Inc., 3595 Johns Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

You should rely only on the information provided in this proxy statement (including the Purchase Agreement and exhibits thereto appended to this proxy statement as Appendix A) in considering how to vote your shares on the proposals discussed herein. We have authorized no one to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of this document.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Harry Stylli

President and Chief Executive Officer

Appendix A

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This Amended and Restated Securities Purchase Agreement (this “Agreement”) is dated as of March 30, 2006, by and among SEQUENOM, INC., a Delaware corporation (the “Company”), COMVEST INVESTMENT PARTNERS II LLC, a Delaware limited liability company (“ComVest”), LB I Group Inc., a Delaware corporation (“LBIG”), PEQUOT PRIVATE EQUITY FUND IV, L.P., a Delaware limited partnership (“Pequot”), and SIEMENS VENTURE CAPITAL GMBH (“Siemens”, and collectively with ComVest, LBIG, and Pequot, the “Purchasers”).

WHEREAS, the Company, ComVest, LBIG and Pequot have entered into that certain Securities Purchase Agreement dated as of March 27, 2006 (the “Existing Agreement”), pursuant to which the Company has agreed to issue and sell to ComVest, LBIG and Pequot and ComVest, LBIG and Pequot agreed to purchase from the Company an (i) aggregate of 54,545,454 shares of Common Stock and (ii) warrants to purchase an aggregate of 32,727,272 shares of Common Stock;

WHEREAS, Section 5.16 of the Existing Agreement provided that Siemens could be added as an additional Purchaser and the Existing Agreement would be amended to accommodate the addition of Siemens as an additional Purchaser if Siemens so requested by 5:00 p.m., Pacific Time, on April 13, 2006;

WHEREAS, Siemens has requested in writing that it be permitted to purchase $4,000,000 in Securities (as hereinafter defined) as an additional Purchaser in accordance with Section 5.16 of the Existing Agreement;

WHEREAS, the Company, ComVest, LBIG and Pequot desire to amend and restate the Existing Agreement to include Siemens as an additional Purchaser on the terms and conditions set forth herein; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”), including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder, the Company desires to issue and sell to Purchasers, and Purchasers desire to purchase from the Company (collectively with the other Purchasers) an (i) aggregate of 60,000,000 shares of Common Stock, par value $0.001 per share (the “Common Shares”) and (ii) warrants (the “Warrants”) to purchase an aggregate of 36,000,000 shares of Common Stock1;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

(a) “Action” means any claim, action, suit, arbitration, inquiry, action or investigation by or before any Governmental Authority.

[1]	The actual number of Common Shares and Warrant Shares will be appropriately adjusted if the Reverse Stock Split is effected prior to the Closing.

(b) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c) “Agreement” shall have the meaning set forth in the Preamble.

(d) “Board” means the Board of Directors of the Company.

(e) “Break-up Fee” shall have the meaning set forth in Section 5.2.

(f) “Business Day” means any day that is not a Saturday, a Sunday, a Company holiday or other day on which banks are required or authorized by Law to be closed in The City of New York.

(g) “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, Encumbrances, notices of noncompliance or violation, investigations, Actions, consent orders or consent agreements.

(h) “Closing” and “Closing Date” shall have the meanings set forth in Section 2.2(a).

(i) “Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

(j) “Commission” means the Securities and Exchange Commission.

(k) “Common Shares” shall have the meaning set forth in the Recitals.

(l) “Common Stock” shall mean the shares of common stock, par value $0.001 per share, of the Company.

(m) “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(n) “Company” shall have the meaning set forth in the Preamble.

(o) “Company Counsel” means Cooley Godward LLP with offices located at 4401 Eastgate Mall, San Diego, California 92121.

(p) “Company Indemnified Party” shall have the meaning set forth in Section 4.4(b).

(q) “Contaminant” means any waste as defined at 42 U.S.C. § 6903, and/or any substance, matter, agent or product regulated by an Environmental Law, including any experimental genetically engineered substance, matter, agent or product, and any substance, matter, or agent that might cause disease or otherwise threaten human health, animal health, or the environment.

(r) “Contamination” or “contaminated” means the presence in the environment of and/or the exposure of humans or animals to, contaminants in amounts or concentrations that exceed applicable Environmental Law limits, standards, action levels, or requirements.

(s) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

(t) “Disclosure Schedule” means the Disclosure Schedule, dated as of March 27, 2006, delivered by the Company to Purchasers (other than Siemens) in connection with the Existing Agreement, a copy of which has been delivered by the Company to Siemens.

(u) “Disposal” is defined at 42 U.S.C. § 6903(3).

(v) “Encumbrance” means any security interest, pledge, hypothecation, mortgage, Encumbrance (including environmental and tax Encumbrances), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(w) “Effective Date” means the date that the Registration Statement is first declared effective by the Commission.

(x) “Environment” means the air, water (including groundwater) and soil.

(y) “Environmental Claims” shall mean any and all actions, suits, demands, claims, liens, notices, investigations or proceedings relating in any way to a Environmental Law or any Environmental Permit, including, without limitation, claims for worker safety, enforcement, contribution, cleanup, cost recovery, personal injury, property damage, removal, response, remedial or other actions, exposure to contaminants, or damages (including natural resource damages) due to (a) the Release or disposal of contaminants by the Company or its Subsidiaries, or (b) the Company’s or its Subsidiaries’ operations, activities or products in violation of Environmental Law.

(z) “Environmental Law” means every statute, treaty, compact, ordinance, rule, regulation, directive, guidance (including, but not limited to, the “Biosafety in Microbiological and Biomedical Laboratories (4th Ed.)” manual published by the United States Center for Disease Control) or other legal requirement (including common law duties and obligations) relating to protection of human health, worker safety, or the Environment.

(aa) “Environmental Permit” means a Governmental Authority permit, registration, license, approval, no further action letter, or their administrative equivalent.

(bb) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

(cc) “Existing Agreement” shall have the meaning set forth in the Recitals.

(dd) “FDA” means the United States Food and Drug Administration.

(ee) “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(ff) “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, whether in the United States or otherwise.

(gg) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(hh) “GT” means Greenberg Traurig, LLP with offices located at The Met Life Building, 200 Park Avenue, New York, New York 10166.

(ii) “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person, evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations of such Person under acceptance, letter of credit or similar facilities, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (iii) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses

(a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided however, that “Indebtedness” shall not include any intracompany indebtedness between the Company and any wholly owned Subsidiary or between the Company’s wholly owned Subsidiaries, or any real property lease obligations of the Company or its Subsidiaries.

(jj) “Indemnified Party” shall mean a Company Indemnified Party or a Purchaser Indemnified Party, as the case may be;

(kk) “Indemnifying Party” shall mean Purchasers pursuant to Section 4.6(a) and the Company pursuant to Section 4.6(b), as the case may be.

(ll) “Intangible Rights” shall have the meaning set forth in Section 3.1(o).

(mm) “IRS” means the Internal Revenue Service of the United States.

(nn) “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), whether United States or foreign.

(oo) “Leased Real Property” means the real property leased by the Company or any Subsidiary as tenant, together with, to the extent leased by the Company or any Subsidiary, all buildings and other structures, facilities, fixtures or improvements currently or hereafter located thereon and all easements, rights and appurtenances relating to the foregoing.

(pp) “Material Adverse Effect” means any circumstance, change in or effect, taken as a whole, that, individually or in the aggregate with all other circumstances, changes in or effects on its business, the Company or any Subsidiary, taken as a whole, is or is reasonably likely to be materially adverse to its business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the financial condition of its business, the Company or any Subsidiary, taken as a whole; provided, however, that a Material Adverse Effect shall not include any circumstance, change or effect arising from or attributable or relating to (i) the economy in general in the United States or any state or locality in which the Company or any of its Subsidiaries conducts business, (ii) United States or global financial or securities markets or conditions or any act of terrorism, epidemic, natural disaster or war, (iii) conditions affecting the biotechnology industry generally or the industry sectors in which the Company or any Subsidiary operates or participates except to the extent that such conditions have a materially disproportionate impact on the Company and its Subsidiaries, (iv) any change in accounting requirements or principles (including GAAP) or any change in applicable laws, rules or regulations or the interpretation thereof, (v) any change in employment status of any employee of the Company other than the Chief Executive Officer, (vi) any going concern qualification issued with respect to the Company, (vii) the initiation of delisting proceedings against the Company by NASDAQ (including any notification respecting such proceedings), (viii) any decline in the price of the Common Stock, in and of itself, it being understood and agreed that any and all underlying cause(s) of any such decline shall not be excluded from this definition unless otherwise expressly contemplated by the other clauses of this definition, (ix) the payment of any amounts due to, or the provision of any other benefits to, any officers or other employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of March 27, 2006, (x) the execution and delivery of this Agreement or announcement of the transactions contemplated hereby, (xi) any action taken by the Company with the consent of Purchasers that are purchasing at least eighty percent (80%) of the Common Shares or in compliance with the terms of, or as contemplated by, this Agreement, (xii) any breach of this Agreement by any Purchaser, to the extent such circumstance, change or effect results solely from such breach, or (xiii) any action required to be taken under applicable laws, rules, regulations or agreements.

(qq) “Material Permits” shall have the meaning set forth in Section 3.1(l).

(rr) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(ss) “Plans” shall have the meaning set forth in Section 3.1(q).

(tt) “Pharmaceutical Product” means any product subject to the FDA and its regulations that is manufactured, tested, distributed and/or marketed by the Company or any Subsidiary.

(uu) “Preferred Stock” means the “blank check” preferred stock designated by the Company.

(vv) “Purchaser” and “Purchasers” shall have the meanings set forth in the Preamble.

(ww) “Purchaser Indemnified Party” shall have the meaning set forth in Section 4.6(a).

(xx) “Registration Rights Agreement” means the Registration Rights Agreement to be executed by the Company and the Purchasers in the form of Exhibit B attached hereto.

(yy) “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by Purchasers of the Common Shares and the Warrant Shares.

(zz) “Regulation D” shall have the meaning set forth in the Recitals.

(aaa) “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

(bbb) “Release” is defined at 42 U.S.C. § 9601(22).

(ccc) “Reverse Stock Split” means any reverse split of the Common Stock effected prior to the Closing.

(ddd) “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

(eee) “SEC Reports” shall have the meaning ascribed to such term in Section 3.1(g).

(fff) “Securities” collectively means the Common Shares, the Warrants and the Warrant Shares.

(ggg) “Securities Act” shall have the meaning set forth in the Recitals.

(hhh) “Stockholder Approval” shall have the meaning set forth in Section 2.3(c).

(iii) “Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

(jjj) “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

(kkk) “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority for the Company’s or any Subsidiary’s fiscal year ended December 31, 2000 and thereafter, including any schedule or attachment thereto or any amendment thereof.

(lll) “Third Party Claim” shall have the meaning set forth in Section 4.6(d).

(mmm) “Total Purchase Price” shall be equal to Thirty Million Dollars ($30,000,000).

(nnn) “Trading Day” shall mean any days during the course of which the Common Stock is listed and traded on a Trading Market.

(ooo) “Trading Market” means any of the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange.

(ppp) “Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(qqq) “Warrants” shall have the meaning set forth in the Recitals in the form of Exhibit C attached hereto.

(rrr) “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) references to the “knowledge” of the Company shall refer to the actual knowledge of any of the Company’s officers or members of its Board or the knowledge that any such person would reasonably be expected to have assuming reasonable inquiry;

(iii) references to “due inquiry” shall mean that the Company shall have inquired of each of its officers and members of its Board, and members of its executive management;

(iv) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(v) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(vi) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vii) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(x) references to a Person are, in the case of individuals, also to his or her personal representatives, heirs and permitted assigns and, in the case of entities, also to its successors and permitted assigns;

(xi) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(xii) all references to number of shares of Common Stock are on a pre-Reverse Stock Split basis.

ARTICLE II.

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to Section 2.2 below, the Company hereby agrees to sell and the Purchasers hereby agree (severally and not jointly) to purchase the Common Shares and Warrants in the amounts and for the purchase price each as set forth opposite each such Purchaser’s name on the Schedule of Purchasers attached hereto as Exhibit A.

2.2 Closing. The consummation of the sale of the Common Shares and Warrants (the “Closing”) shall take place within four Business Days after the Stockholder Approval occurs and all closing conditions set forth in Section 2.3 shall have been satisfied or waived at or prior to Closing (the “Closing Date”) by telecopy exchange of signature pages with originals to follow by overnight delivery, or on such other date or in such other manner or place as the parties hereto may agree.

2.3 Closing Conditions; Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to Purchasers the following:

(i) the Registration Rights Agreement duly executed by the Company;

(ii) evidence of the approval of the Company’s stockholders as contemplated by Section 2.3(c);

(iii) evidence of the approval of the Board in accordance with Section 2.3(c) below;

(iv) a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing the Common Shares, each registered in the name of such Purchasers and in the amounts set forth in Exhibit A;

(v) Warrants registered in the name of each Purchaser and in the amounts set forth in Exhibit A;

(vi) the certificates referred to in Section 2.3(c);

(vii) a legal opinion of Company Counsel, in substantially the form attached hereto as Exhibit D;

(viii) evidence of the filing of an amendment to the Company’s certificate of incorporation increasing the authorized shares of the Common Stock to 185,000,000 (without giving effect to the Reverse Stock Split); and

(ix) a copy of the Amendment to Rights Plan dated as of March 27, 2006, in substantially the form attached hereto as Exhibit E, duly executed by the Company and American Stock Transfer & Trust Company, together with a certificate from an officer of the Company certifying that such amendment is in full force and effect.

(b) On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) the Registration Rights Agreement duly executed by such Purchaser.

(ii) such Purchaser’s respective portion of the purchase price (as described in Section 2.1) by certified check or wire transfer of immediately available funds to the account as specified in writing by the Company as set forth in Exhibit A; and

(iii) the certificates referred to in Section 2.3(d).

(c) Purchaser Closing Conditions. The obligations of each Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

(i) Each representation and warranty contained in Section 3.1 shall be true when made and on and as of the Closing Date as though such representation and warranty had also been made on and as of the Closing Date (other than representations and warranties expressly made as of another date, which shall be true and correct as of such other date), except to the extent that any such inaccuracies, individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect (it being understood and agreed that any materiality or Material Adverse Effect limitations in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this Section 2.3(c)(i)), and the Company has delivered to Purchasers a certificate, executed by the Chief Executive Officer and the Principal Financial Officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 2.3(c)(i), and certifying with respect to the Company’s certificate of incorporation, bylaws and Board of Directors’ resolutions relating to the transactions contemplated hereby.

(ii) The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing and the Company has delivered to Purchasers a certificate, executed by the Chief Executive Officer and the Principal Financial Officer of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 2.3(c)(ii).

(iii) The Company shall have made all the deliveries required by Section 2.3(a) in form and substance reasonably satisfactory to each Purchaser.

(iv) Indebtedness. As of the Closing there shall be no Indebtedness of the Company or any Subsidiary in excess of an aggregate of $350,000, excluding all accounts payable, trade payables, capital lease obligations and letter of credit obligations in each case incurred in the ordinary course of business.

(v) Stockholder Approval. The requisite stockholders of the Company shall have approved: (i) the transactions contemplated by this Agreement, including without limitation the issuance of the Common Shares, Warrants, and Warrant Shares and the terms and conditions thereof, (ii) an increase in the authorized number of shares of Common Stock to 185,000,000 shares (without giving effect to the Reverse Stock Split), and (iii) such other corporate actions or amendments to the Company’s bylaws or certificate of incorporation as may necessary to implement the transactions contemplated hereby (collectively the “Stockholder Approval”).

(vi) Board of Directors. The Board shall have approved this Agreement and all transactions and actions contemplated hereby, including but not limited to the preparation, filing and mailing of a Proxy Statement in accordance with Schedule 14A of the Exchange Act.

(vii) Election of Directors and Appointment of Committee Members. Larry Lenig, or any other individual designated by ComVest at least five (5) Business Days prior to the Closing shall be elected to the Board and appointed to one of the committees of the Board; Patrick Enright, or any other individual designated by Pequot at least five (5) Business Days prior to the Closing shall be elected to the Board and appointed to one of the committees of the Board; and another individual mutually agreeable to ComVest and Pequot shall be elected to the Board and appointed to one of the committees of the Board; provided, however that each of the three designees of the Purchasers shall be appointed to a different committee of the Board prior to the Closing so that there is one designee of the Purchasers on each of the three committees of the Board.

(viii) D & O Insurance and Policies. Directors and officers liability insurance and indemnification agreements between the Company and the directors, satisfactory to the Purchasers, shall be in effect.

(ix) Required Consent. The consent delivered by the Company to the Purchasers from the party listed on Section 3.1(e)(4) of the Company Disclosure Schedule shall not have been amended, revoked or terminated and shall remain in effect as of the Closing.

(x) Existing Indemnification Agreements. Each of the indemnification agreements between the Company and its current officers and directors shall be amended prior to the Closing to remove the provisions set forth in Section 9 of each of such agreements.

(d) Company Closing Conditions. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver of each of the following conditions:

(i) With respect to each Purchaser, each representation and warranty contained in Section 3.2 shall be true in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date and each of the Purchasers have delivered to the Company a certificate, executed by the Chief Executive Officer or Chief Financial Officer of such Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 2.3(d)(i).

(ii) Each Purchaser shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by such Purchaser prior to or at the Closing and such Purchaser has delivered to the Company a certificate, executed by the Chief Executive Officer or Chief Financial Officer of such Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 2.3(d)(ii).

(iii) Each Purchaser shall have made all the deliveries required by Section 2.3(b) in form and substance reasonably satisfactory to the Company.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company and Subsidiaries. Except as set forth under the corresponding section or subsection of the Disclosure Schedules being delivered to Purchasers concurrently herewith (or as cross-referenced in other sections or subsections or where the applicability of such disclosure to such other sections and subsections is readily apparent from the face of the disclosure) or as set forth in the SEC Reports (excluding the predictive or forward-looking disclosures in “Risks and Uncertainties Related to Our Business” section of any such SEC Report and any other disclosures included in any such SEC Report which are predictive or forward-looking in nature), the Company hereby makes the representations and warranties set forth below to each Purchaser, as of the date hereof:

(a) Authority, Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not (x) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents or (y) adversely affect the ability of the Company and the Subsidiaries to conduct their business, and all such jurisdictions are set forth in Section 3.1(a) of the Disclosure Schedule. All corporate actions taken by the Company and each Subsidiary have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or bylaws. True and correct copies of the Company’s certificate of incorporation and bylaws, and the respective charter documents of each Subsidiary, each as in effect on the date hereof, have been delivered by the Company to Purchasers.

(b) Subsidiaries. The Company’s Subsidiaries are listed on Section 3.1(b) of the Disclosure Schedule.

(c) Capitalization.

(i) The authorized capital stock of the Company, as of February 28, 2006, consists of 75,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of March 20, 2006, there were 40,249,748 shares of Common Stock issued and outstanding and 750,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock, none of which were issued and outstanding. As of March 20, 2006, the Company had reserved (a) 11,346,761 shares of Common Stock for issuance to employees, directors and consultants pursuant to the Company’s Stock Option Plan, of which 4,634,526 shares of Common Stock are subject to outstanding, unexercised options as of such date, (b) 2,016,093 shares of Common Stock for issuance under the Company’s Employee Stock Purchase Plan and (c) 189,687 shares of Common Stock for issuance upon exercise of outstanding warrants. Other than (a) as set forth in Section 3.1(c)(i) of the Disclosure Schedule, (b) the shares reserved for issuance under the Stock Option Plan and Employee Stock Purchase Plan, and (c) as may be granted pursuant to this Agreement, there are no other outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(ii) All issued and outstanding shares of the Company’s Common Stock (a) have been duly authorized, validly issued and are fully paid and nonassessable, and (b) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(iii) When issued in compliance with the provisions of this Agreement and registered in the name of each respective Purchaser in the stock records of the Company, the Common Shares will be duly authorized, validly issued, fully paid and nonassessable. The Warrants and the Warrant Shares have been duly authorized and the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable. When issued, the Common Shares and Warrant Shares shall be free of any Encumbrances other than (a) Encumbrances created by each respective Purchaser and (b) the Common Shares, the Warrants and Warrant Shares may be subject to restrictions on transfer under the Warrant or under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

(iv) There are no outstanding contractual obligations of the Company to repurchase, redeem, otherwise acquire or issue any shares of Common Stock or Preferred Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Company is not a party to and does not have knowledge of any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Stock or the Securities.

(v) The Company understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Common Shares and upon the issuance of the Warrant Shares upon the exercise of or otherwise pursuant to the Warrants. The Company further acknowledges that its obligation to issue Common Shares and Warrant Shares upon the exercise of or otherwise pursuant to the Warrants in accordance with this Agreement, and the Warrants is absolute, subject only to the terms and conditions set forth in this Agreement, and the Warrants, regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

(vi) The terms, designations, powers, preferences and relative, participating and optional or special rights, and the qualifications, limitations and restrictions of each series of Preferred Stock of the Company are as stated in the Company’s certificate of incorporation and Certificate of Designation for Series A Junior Participating Preferred Stock, which was filed with the Secretary of State of Delaware on October 22, 2001.

(d) Corporate Books and Records. The minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Board and the Boards of Directors of the Subsidiaries. True and accurate copies of all such minute books and of the stock register of the Company and the Subsidiaries have been made available by the Company to Purchasers.

(e) No Conflicts. Assuming that all consents, approvals, authorizations and other actions set forth in Section 3.1(f) of the Disclosure Schedule have been obtained and all filings and notifications listed in Section 3.1(e) of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the Company’s certificate of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) conflict with or violate (or cause an event which would reasonably be expected to result in a Material Adverse Effect) any Law or Governmental Order applicable to the Company, any Subsidiary or any of their assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Securities or any of the assets or properties of the Company or any Subsidiary pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Securities or any of the assets or properties of the Company or any Subsidiary is bound or affected, except, in the case of clause (iii), to the extent that such conflicts, breaches, defaults or other matters would not (A) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents in any material respect or (B) adversely affect the ability of the Company and the Subsidiaries to conduct their business in any material respect.

(f) Governmental Consents and Approvals. Except as set forth in Section 3.1(f) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and each Transaction Document by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority relating to the Company or any Subsidiary. The Company knows of no reason why any consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

(g) SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since the filing of the Company’s 10-K for the year ended December 31, 2003 (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial (individually and in the aggregate), year-end audit adjustments.

(h) Material Changes. Since the date of the last financial statements included within the SEC Reports, and prior to the date of this Agreement, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a

Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting other than as required by changes in GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans or employee stock purchase plans. Except as set forth in Section 3.1(h) of the Disclosure Schedule, the Company does not have pending before the Commission any request for confidential treatment of information.

(i) Litigation. Except as set forth in Section 3.1(i) of the Disclosure Schedule (which, with respect to each Action set forth therein, sets forth the parties, nature of the proceeding, date and method commenced, amount of charges or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company or any Subsidiary (or by or against the Company or any Affiliate thereof and relating to its business, the Company or any Subsidiary) or affecting any of the assets or the business of the Company or any Subsidiary pending before any Governmental Authority (or, to the best knowledge of the Company after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters set forth in Section 3.1(i) of the Disclosure Schedule has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any other Transaction Document or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 3.1(i) of the Disclosure Schedule, none of the Company, the Subsidiaries or any of their respective assets or properties, is subject to any Governmental Order (nor, to the knowledge of the Company after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(j) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary which would reasonably be expected to result in a Material Adverse Effect.

(k) Compliance.

(i) Except as set forth in Section 3.1(k)(i) of the Disclosure Schedule and to the knowledge of the Company, after due inquiry, the Company and the Subsidiaries have each conducted and continue to conduct their business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary, and to the knowledge of the Company, after due inquiry, neither the Company nor any Subsidiary is in material violation of any such Law or Governmental Order.

(ii) Section 3.1(k)(ii) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Company, any Subsidiary, and no such Governmental Order has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(iii) To the knowledge of the Company, after due inquiry, none of the Company, any Subsidiary or any officer, director, employee, agent or representative of the Company or any Subsidiary has furthered or supported any foreign boycott in violation of the Anti-Boycott laws and regulations of the United States promulgated pursuant to the Export Administration Act of 1979 (50 U.S.C.A. App. § 2407, and regulations promulgated thereunder).

(iv) The Company’s business has not been, and is not being, conducted in violation of any Law, including Federal Food, Drug, and Cosmetic Act, Section 1927 of the Social Security Act, and other Governmental Authority rules and regulations, other than violations which, individually or in the aggregate, have not and would not reasonably be expected to result in a Material Adverse Effect. No investigation by any Governmental Authority with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation.

(v) Except as set forth in Section 3.1(k)(v) of the Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened for or contemplating the suspension, modification, cancellation, revocation or nonrenewal of any Material Permit.

(vi) Except as set forth in Section 3.1(k)(vi) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any adverse notice within the past two (2) years from the FDA or any other Government Authority (i) regarding the approvability or approval of any Pharmaceutical Product or the labeling of any Pharmaceutical Product or (ii) alleging any violation of any Law.

(vii) Except as set forth in Section 3.1(k)(vii) of the Disclosure Schedule, no Pharmaceutical Product has been withdrawn, suspended or discontinued as a result of any action by the FDA or any other similar Governmental Authority by the Company or any Subsidiary or, to the knowledge of the Company, any licensee of any Pharmaceutical Product, in the United States or outside the United States (whether voluntarily or otherwise), in each case, within the past five (5) years. No proceedings in the United States or outside of the United States (whether completed or pending) seeking the withdrawal, suspension or seizure of any Pharmaceutical Product are pending (i) against the Company or any Subsidiary or (ii) to the knowledge of the Company, against any licensee of any Pharmaceutical Product.

(l) Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to the conduct their respective businesses as described in the SEC Reports (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of any Action relating to the revocation or modification of any Material Permit.

(m) Material Contracts. Except as set forth in Section 3.1(m) of the Disclosure Schedule or filed with the SEC Reports, neither the Company nor any Subsidiary is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission) with respect to the Company or any Subsidiary. All contracts described in Section 3.1(m) of the Disclosure Schedule are, unless otherwise noted therein, valid and in full force and effect except to the extent the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any contract described above, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(n) Title to Assets. Neither the Company nor any Subsidiary owns any real property. The Company and the Subsidiaries have good and marketable title to personal property owned by them that is material to its business of the Company and the Subsidiaries, in each case free and clear of all Encumbrances, except for Encumbrances as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Encumbrances for the payment of federal, state, foreign or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in material compliance.

(o) Intellectual Property Rights and Licenses.

(i) The Company and the Subsidiaries own, license or otherwise have the right to use any and all intellectual property, including but not limited to inventions, patents, patent applications, rights to file for patent applications (including but not limited to continuations, continuations-in-part, divisional and reissues), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, trade dress, Internet domain names, copyrights (whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask work rights, mask work registrations and applications therefor, licenses, trade secrets, and other intangible properties that are of a such nature and significance to the business that the failure to own or have the right to use such items would have a Material Adverse Effect (“Intangible Rights”).

(ii) The Company (including the Subsidiaries) has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights.

(iii) To the knowledge of the Company, neither the use of the Intangible Rights nor the operation of the Company’s business is infringing or has infringed upon any intellectual property rights of others, nor will the use of the Intangible Rights for the business as currently conducted infringe upon any intellectual property rights of others.

(iv) All payments have been duly made that are necessary to maintain the Intangible Rights in force. No claims have been made, and, to the knowledge of the Company, no claims are threatened against the Company, that challenge the validity or scope of any material Intangible Right of the Company or any of the Subsidiaries. No rights to Intangible Rights have been lost or, to the knowledge of the Company, are in jeopardy of being lost through failure to act by the Company or the Subsidiaries.

(v) The Company and each of the Subsidiaries have taken all reasonably necessary steps to obtain and maintain in force all licenses and other permissions under Intangible Rights of third parties necessary to conduct their businesses as heretofore conducted by them, and now being conducted by them, and neither the Company nor any of its Subsidiaries is or has been in material breach of any such license or other permission.

(vi) To the knowledge of the Company, none of the Company’s (including the Subsidiaries’) products or technology has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the rights of any Person with regard to any Intangible Rights owned by, licensed to or otherwise used by the Company or the Subsidiaries. To the knowledge of the Company, none of the open source or third party code contained, incorporated into, bundled with or used by the Company’s (including the Subsidiaries’) products or technology has infringed upon or otherwise violated, or is infringing upon or otherwise violating, or due to the business as currently conducted will infringe upon or otherwise violate, the rights of any Person with regard to any Intangible Rights owned by, licensed to or otherwise used by the Company or the Subsidiaries.

(vii) To the knowledge of the Company, no Person has materially infringed, used without authorization or misappropriated any right of the Company with respect to the Intangible Rights owned by, licensed to or otherwise used by the Company or the Subsidiaries.

(viii) To the extent that ownership does not vest in the Company (including the Subsidiaries) by operation of law, each third party service provider, employee or contractor of the Company or the Subsidiaries has waived all ownership rights, except as set forth on Schedule 3.1(o)(viii), or have assigned or otherwise transferred to the Company or the Subsidiaries all ownership and other rights of any nature whatsoever of such Person in any Intangible Rights of the Company (including the Subsidiaries) and, to the knowledge of the Company, no third party service provider, employee or contractor has a valid claim against the Company or the Subsidiaries in connection with the involvement of such Persons in the conception and development of any technology, computer software or other Intangible Rights of the Company (including the Subsidiaries), and the Company has received no notice that any such claim has been asserted or threatened.

(ix) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby (alone or in combination with any other event) and the compliance with the provisions hereof and thereof do not and will not conflict with, or result in any material violation or material breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any Intangible Rights or obligation set forth in any contract to which the Company or the Subsidiaries are a party, or to a loss of a material benefit related thereto, or result in the creation of any lien in or upon, any Intangible Rights related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or liens relating to Intangible Rights.

(x) All software (other than generally available software (such as Word and Excel) that is either: (i) marketed to customers of the Company or the Subsidiaries as a program or as part of a product or (ii) is used by the Company or Subsidiaries to support its business;

(a) is owned by the Company or the Subsidiaries or the Company or the Subsidiaries have the right to use such software; and

(b) is free from any interest of any third party service provider, employee or contractor of the Company or the Subsidiaries.

(xi) None of the source code in any products, technology or other trade secrets of the Company or the Subsidiaries to the Company’s business have been published or intentionally disclosed by the Company or the Subsidiaries or, to the knowledge of the Company, by any other Person to any Person, except pursuant to licenses or contracts requiring such other Persons to keep such trade secrets confidential.

(xii) Neither the Company nor the Subsidiaries are, and to the knowledge of the Company, no other party to any licensing, distributorship or other similar arrangement with the Company or the Subsidiaries relating to the Intangible Rights is, in material breach of or material default (with or without notice or lapse of time, or both) under its obligations under such arrangements. The Company and the Subsidiaries have implemented and maintain in effect reasonable security measures, consistent with general industry practices, with respect to third party source code or other third party intellectual property. If the terms of any such licensing arrangement require that customers of the Company or the Subsidiaries enter into license or sublicense agreements with the Company, the Subsidiaries or the applicable licensor, then the Company or the Subsidiaries have procured or taken reasonable steps to procure all such licenses or sublicenses from its customers.

(xiii) There is no outstanding Governmental Order relating to the Intangible Rights by which the Company or the Subsidiaries are bound.

(xiv) Neither the Company nor the Subsidiaries have assigned, sold, exclusively licensed or otherwise transferred ownership of Intangible Rights currently used in the conduct of its business to any entity or Person, other than to the Company or the Subsidiaries, including any patent, patent application, trademark, trademark application, service mark, mask work, copyright or application therefor or trade secret to any Person, other than to the Company or the Subsidiaries.

(xv) No licenses or rights have been granted by the Company, the Subsidiaries, or to the knowledge of the Company, any third party service provider, employee or contractor or other person, to distribute the source code of, or to use the source code to create derivative works of, any product currently marketed by, commercially available from or under development by the Company or the Subsidiaries or a third party, employee or contractor.

(xvi) With respect to the Company’s current commercial products and those products presently in development and planned for commercialization, including but not limited to the MassARRAY® Compact System, the MassARRAY® System and current non-invasive prenatal diagnostic products being developed and iPLEX™ product improvements and developments, no: (a) ownership rights (whether joint ownership or otherwise); or (b) exclusive license rights; or (c) non-exclusive license rights with sublicense rights wherein such sublicense rights neither require prior consent of the Company nor require a royalty payment to the Company; have been granted by the Company or the Subsidiaries to Intangible Rights with respect to such products. With respect to the Company’s material research and development activities and except as captured in the preceding sentence, no ownership (whether joint ownership or otherwise) or license rights with sublicense rights wherein such sublicense rights neither require prior consent of the Company nor require a royalty payment to the Company, have been granted by the Company or the Subsidiaries to Intangible Rights developed in connection with any agreements the Company or the Subsidiaries have executed in relation to the funding or participation in research and development, including without limitation, such agreements with universities or private foundations.

(p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. To the best of the Company’s knowledge, such insurance contracts and policies are accurate and complete. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Employee Benefits.

(i) Section 3.1(q)(i) of the Disclosure Schedule lists (A) all employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and (B) any contracts, arrangements or understandings between the Company or any of its Affiliates and any employee of the Company or any Subsidiary (collectively, the “Plans”) other than Plans that are described in the SEC Reports.

(ii) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. The Company and its Subsidiaries have performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Company has no knowledge of any material default or violation by any party to, any Plan. No action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action.

(iii) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) (“Nonqualified Deferred Compensation Plan”) and subject to Code Section 409A has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Code Section 409A and Internal Revenue Service Notice 2005-1. No Plan that is a “Nonqualified Deferred Compensation Plan” that is not subject to Code Section 409A has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No stock option granted under any Plan has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

(r) Taxes. Except (i) with respect to the Subsidiaries that were not required to file Tax Returns during the periods indicated below and (ii) to the extent a Subsidiary did not exist as of the requested date of disclosure:

(i) Except as set forth in Section 3.1(r)(i) of the Disclosure Schedule, (A) all Tax Returns required to be filed by or with respect to the Company and each Subsidiary (including the consolidated federal income Tax Return of the Company and any state, local or other Tax Return that includes the Company or any Subsidiary on a consolidated, combined or unitary basis) have been timely filed; (B) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company or any Subsidiary have been timely paid; (C) all such Tax Returns are true, correct and complete in all material respects;

(D) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) and, to the knowledge of the Company after due inquiry, no basis exists for any such adjustment; (E) there are no pending Actions or, to the knowledge of the Company after due inquiry, Actions threatened for the assessment or collection of material Taxes against the Company or any Subsidiary or (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Company on a consolidated, combined or unitary basis and no federal, state or local, domestic or foreign, Tax Return of the Company or, to the knowledge of the Company, any Subsidiary, has ever been under audit or examination by any Governmental Authority exercising regulatory authority in respect of Taxes (“Taxing Authority”); (F) to the knowledge of the Company after due inquiry, except as described in the SEC Reports, all sales and license transactions between the Company and any Subsidiary and between any of the Subsidiaries, have been conducted on an arm’s-length basis; (G) there are no liens or encumbrances on the assets of the Company or any Subsidiary relating to or attributable to Taxes nor is the Company aware of any reasonable basis for the assertion of any claim relating or attributable to Taxes, which would result in any material lien on the assets of the Company or any Subsidiary; (H) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (I) from and after December 31, 2000, the Company and each Subsidiary have been and continue to be members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated return as the common parent, and has not been includible in any other consolidated return for any taxable period for which the statute of limitations has not expired; (J) none of the Company or the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (K) the Company and the Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (L) none of the Company or Subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required; (M) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired and (N) neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company Tax or similar Tax.

(ii) Except as set forth with reasonable specificity in Section 3.1(r)(ii) of the Disclosure Schedule, (A) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject; (B) there are no requests for information currently outstanding that could affect the Taxes of the Company or any Subsidiary; (C) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could increase the amount of any Tax to which the Company or any Subsidiary would be subject; (D) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any Subsidiary; (E) none of the Company or the Subsidiaries (1) has or is projected to have an amount includible in the income of a U.S. shareholder for the current taxable year under Section 951 of the Code, (2) has ever been a passive foreign investment company within the meaning of Section 1296 of the Code, (3) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code, or (4) has participated in or cooperated with an international boycott within the meaning of section 999 of the Code; (F) none of the Company or the Subsidiaries has, to an extent that would cause a tax liability to the Company, any (1) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or (2) deferred gain or loss arising out of any deferred intercompany transaction and (G) no property owned by the Company or any Subsidiary (i) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (ii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code. Neither the Company nor any Subsidiary is a party to any lease made pursuant to Section 168(f)(8) of the Code, as in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, and none of the assets of either the Company or any Subsidiary is subject to a lease under Section 7701(h) of the Code or under any other predecessor section.

(iii) To the extent reasonably requested by any Purchaser, the Company has delivered to such Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2000.

(iv) Neither the Company nor any Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(v) Except as set forth in Section 3.1(r)(vi) of the Disclosure Schedule, the Company has established reserves and allowances to satisfy all liabilities for Taxes relating to the Company and the Subsidiaries for all taxable periods through the Closing.

(vi) The Company and the Subsidiaries have disclosed on their federal income Tax Returns and reports for the three (3) most recently ended taxable periods, all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code for which a reduction is available under Section 6662(d)(2)(B)(ii) of the Code.

(vii) Neither the Company nor any Subsidiary has ever participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(s) Title to Owned and Leased Real Property.

(i) Neither the Company nor any Subsidiary currently, and during the past year, has owned any real property.

(ii) The leases and all amendments, modifications or waivers for each of the Leased Real Property are set forth in Section 3.1(s)(iii) of the Disclosure Schedule.

(iii) Except as set forth in Section 3.1(s)(iii) of the Disclosure Schedule, the Company and each Subsidiary has a valid leasehold interest in the Leased Real Property.

(iv) The Leased Real Property has not suffered any material damage by fire, casualty or otherwise which has not heretofore been repaired and restored in all material respects.

(v) Except as set forth in Section 3.1(s)(v) of the Disclosure Schedule, there is no default (or event that, with or without the giving of notice or the lapse of time or both, would constitute a default) that exists under the leases for the Leased Real Property that has or would reasonably be expected to result in a Material Adverse Effect.

(t) Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 in any twelve (12) month period other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(u) Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective and intends to comply substantially with other applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, upon the effectiveness of such provisions.

(v) Environmental Laws and Regulations. Except as set forth in Section 3.1(v) of the Disclosure Schedule: (i) the Company, its Subsidiaries, and all of their operations, activities, products and facilities, are and have been in compliance with Environmental Law in all material respects, (ii) the Company and its Subsidiaries have all necessary Environmental Permits, (iii) neither the Company nor its Subsidiaries have received any written notices from any Person or Governmental Authority alleging a violation of Environmental Law, (iv) no Environmental Claims have made against the Company or its Subsidiaries, (v) except as allowed by Law, neither the Company nor its Subsidiaries have Released or disposed of any Contaminants, (vi) except as allowed by Law, no Person has been exposed to Contaminants while in or on the Company’s or its Subsidiaries facilities, or due to the Company’s or its Subsidiaries operations, activities, or products, (vii) the Company and its Subsidiaries have operated in material compliance with the procedures, provisions and requirements identified in the Sequenom Biological Safety Program Handbook and the Sequenom Chemical Hygiene Plan Handbook at all times; (viii) neither the Company nor its Subsidiaries have caused contamination, (ix) the Company has disclosed to Purchasers all known (a) environmental reports and audits, (b) documents and communications relating to its compliance, and the compliance of its Subsidiaries, with Environmental Law, and (c) documents pertaining to worker health and safety violations and compliance.

(w) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement, except as set forth in Section 3.1(w) of the Disclosure Schedule. No Purchaser shall have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(x) Private Placement. Assuming the accuracy of each respective Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to such Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of any trading market.

(y) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(z) Registration Rights. Except as set forth in Section 3.1(z) of the Disclosure Schedule, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(aa) Application of Takeover Protections. Prior to the execution of this Agreement, the Company and its Board have taken all necessary action, if any, in order to amend or otherwise render inapplicable and to terminate the Rights Agreement, dated as of October 21, 2001 by and between the Company and American Stock Transfer & Trust Company (the “Rights Agreement”), with such termination to become effective immediately prior to the Closing, and any other control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Purchasers as a result of Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and Purchasers’ ownership of the Securities. The execution of this Agreement, in and of itself, will not give rise to any issuance of any securities of the Company or other rights to existing stockholders under the Rights Agreement.

(bb) Disclosure. The Company understands and confirms that Purchasers will rely on the foregoing representations and covenants in effecting transactions in the Securities of the Company. All disclosure provided to Purchasers regarding the Company, the Subsidiaries, their respective businesses and the transaction contemplated hereby and as provided under the Disclosure Schedule, when taken together with the representations and warranties and the Company’s applicable SEC Filings, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(cc) No Integrated Offering. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(dd) General Solicitation.

(i) Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising.

(ii) The Company has offered the Securities for sale only to Purchasers.

(ee) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor any agent or other Person acting on behalf of the Company, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any Person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”). The Company and its Subsidiaries are familiar with and understand the requirements and implications of the FCPA and have taken reasonable measures to ensure compliance therewith by the Company, its Subsidiaries, agents and others acting on behalf of the Company.

(ff) Accountants. The Company’s accountants are Ernst & Young LLP. Such accountants expressed their opinion with respect to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company expects their opinion with respect to the financial statements for the year ended December 31, 2005.

(gg) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby. The Company further acknowledges that each Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by any Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(hh) Letters of Credit; Other Pledges. Except as set forth in Section 3.1(hh) of the Disclosure Schedule, the Company has no agreements currently in effect that require the Company for the benefit of any Person other than the Company to obtain a letter of credit (or similar facility to pledge cash or any other collateral) to support the obligations of the Company under such agreements.

Each Purchaser acknowledges and agrees that the Company makes no other representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.1.

3.2 Representations and Warranties of each Purchaser. Each Purchaser hereby represents and warrants (severally and not jointly) as of the date hereof and as of the Closing Date to the Company as follows:

(a) Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and, assuming this Agreement constitutes the valid and binding obligation of the Company, when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the rights of creditors’ generally and by general equitable principles (regardless of whether such enforceability is considered in an Action in equity or at law).

(b) Investment Intent. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Rule 144. Such Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that it is familiar with Rule 144, and that Purchaser has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(d) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof and on the Closing Date it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(e) Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(f) General. Such Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities. Such Purchaser understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(g) General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(h) Exculpation Among Purchasers; Non-Affiliation. Such Purchaser agrees that no other Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any other Purchaser shall be liable to such Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities. Such Purchaser represents and warrants that it is not a member of any “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) with any other Purchaser and has no present intention to become a member of any “group” with any other Purchaser. Such Purchaser confirms that it is not Affiliated with any other Purchaser.

(i) Section 16 and Other Commission Filings. Such Purchaser acknowledges and agrees that it shall be solely responsible for timely making any required filings with the Commission, including without limitation any Section 16 filings or filings on Schedule 13D or 13G, on behalf of itself or its Affiliates and acknowledges and agrees that the Company shall have no responsibility or obligations to the Purchasers or their Affiliates in connection therewith.

(j) No Short Sales or Other Transactions in the Common Stock. Between the time such Purchaser learned about the financing transaction contemplated by this Agreement and the date of this Agreement, such Purchaser has not engaged in any short sales or similar transactions with respect to the Common Stock, nor has such Purchaser, directly or indirectly, caused any Person to engage in any short sales or similar transactions with respect to the Common Stock; provided, however, that, notwithstanding the foregoing, (a) with respect to LBIG, the foregoing representation is made solely by, and shall apply solely to, the Global Trading Strategies group of Lehman Brothers Holdings Inc. and is not made by, or applicable to, any other persons, affiliates or affiliated or associated business units of Lehman Brothers Holdings Inc. and (b) with respect to Pequot, the foregoing representation is made solely by, and shall apply solely to, the Pequot Private Equity Fund IV, L.P. and is not made by, or applicable to, any other persons, affiliates or affiliated or associated business units of Pequot. After the date of this Agreement and prior to the earlier of (i) the Closing Date or (ii) the termination of this Agreement, such Purchaser agrees not to engage in any short sales or other purchase or sale transactions with respect to the Common Stock, nor directly or indirectly, cause any Person to engage in any short sales or other purchase or sale transactions with respect to the Common Stock. Notwithstanding the foregoing, (a) with respect to LBIG, the foregoing representations, warranties and covenants are made solely by, and shall apply solely to, the Global Trading Strategies group of Lehman Brothers Holdings Inc. and is not made by, or applicable to, any other persons, affiliates or affiliated or associated business units of Lehman Brothers Holdings Inc. and (b) with respect to Pequot, the foregoing representation is made solely by, and shall apply solely to, the Pequot Private Equity Fund IV, L.P. and is not made by, or applicable to, any other persons, affiliates or affiliated or associated business units of Pequot.

The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions. (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of any transfer of Securities other than a transfer made in connection with sales made pursuant to a registered offering or sales made to the public pursuant to Rule 144, any transferee shall agree in writing to be bound by Sections 4.1 and 4.7 of this Agreement, and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement; provided, however that such transferee shall only have rights as a Purchaser under this Agreement if (i) such transferee is not a competitor of the Company or any of its Subsidiaries and (ii) either (A) such transferee is an Affiliate of the transferor, (B) such transferee acquires all of the outstanding Securities held by such Purchaser as of the date of such transfer, or (C) in the case of ComVest, to no more than six (6) transferees that have at least one (1) member in common with ComVest. The Company acknowledges and agrees that Pequot is acting as agent for one or more parallel funds which are Affiliates of Pequot with respect to the purchase of certain Securities hereunder. In the event that Securities are issued to Pequot pursuant to this Agreement, Pequot may transfer any such Securities to such parallel funds which are Affiliates, in each case subject to compliance with the other terms and conditions of this Agreement.

(b) Each Purchaser agrees to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in the following form:

NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE OR FOR WHICH IT IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SECURITY NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE OR FOR WHICH IT IS EXERCISABLE MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT.

(c) Certificates evidencing the Common Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) following a sale of such Common Shares or Warrant Shares pursuant to an effective registration statement (including the Registration Statement), or (ii) following any sale of such Common Shares or Warrant Shares pursuant to Rule 144, or (iii) if such Common Shares or Warrant Shares are eligible for sale under Rule 144(k); provided, however, that in each of instances (ii) through (iii) above, (A) each Purchaser shall have provided representations that such Purchaser is permitted to dispose of such Common Shares and/or Warrant Shares without limitation as to amount or manner of sale pursuant to Rule 144 under the Securities Act and (B) such certificates evidencing the Common Shares and/or Warrant Shares shall have been surrendered along with a notice requesting removal of any legend and requesting the issuance of new certificates free of the legend to replace those surrendered. The Company shall cause its counsel to issue a legal opinion to, or otherwise instruct, the Company’s transfer agent promptly after receipt of a request for legend removal in accordance with this Section 4.1(c) if required by the Company’s transfer agent to effect the removal of the legend hereunder.

4.2 Integration. Except as otherwise contemplated by this Agreement, the Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to a Purchaser or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any exchange or quotation service on which any of the securities of the Company are listed or quoted such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.3 Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information; provided, however, that the parties acknowledge and agree that any Purchaser may be provided material, non-public information by one or more of the directors designated by such Purchasers and that the Company shall not be in breach of this Section 4.3 by virtue of any such disclosure. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in the Securities.

4.4 Board Composition/Board Committee Composition. Each Purchaser holding 10% or more of the then outstanding Common Stock of the Company shall have the right (but not the obligation) to nominate one (1) director for election to the Board at each stockholders meeting for the election of directors to the Board, subject to: (i) compliance with any relevant Nasdaq rule or regulation, and (ii) such nominees being approved by the nominating and corporate governance committee of the Board. Such initial nominees shall be those set forth in Section 2.3(c)(vii). The director nominees of the Purchasers shall collectively have the right to nominate one member to each of the audit, compensation and nominating and corporate governance committees of the Board. Such initial committee members shall be determined as set forth in Section 2.3(c)(vii). Such Purchasers shall have the right to nominate alternative directors to the extent any nominee does not satisfy the requirements of (i) and (ii) above and the right to nominate any such alternative director would not conflict with any relevant Nasdaq rule or regulation. The Company shall use commercially reasonable efforts to place all such nominees on the slate of directors presented to the stockholders at each meeting at which directors are elected.

4.5 Indemnification.

(a) The Company shall indemnify and hold harmless each Purchaser, its officers, directors, employees, agents and consultants (each, a “Purchaser Indemnified Party”), from and against any and all costs, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) (together, the “Losses”) which may be suffered or incurred by such Purchaser Indemnified Party by reason of (i) any breach of any representation or warranty by the Company in this Agreement or the other Transaction Documents or (ii) any default of any obligation, agreement or covenant of the Company under this Agreement or the other Transaction Documents, in each case so long as such Losses were not caused by the gross negligence, willful misconduct, fraud, or bad faith of such Purchaser Indemnified Party.

(b) Each Purchaser shall indemnify and hold harmless the Company and its officers, directors, employees, agents and consultants (each, a “Company Indemnified Party”), from and against any and all Losses which may be suffered or incurred by such Company Indemnified Party by reason of any material misrepresentation or breach of warranty by such Purchaser in this Agreement or the other Transaction Documents, so long as such Losses were not caused by the gross negligence, willful misconduct, fraud, or bad faith of such Company Indemnified Party.

(c) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(d) If an Indemnified Party shall receive notice of any action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Section 4.5, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 4.5 except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other liability that it may have to any Indemnified Party other than under this Section 4.5. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten (10) days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 4.5(d) and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

4.6 Reservation of Common Stock. As of the date of the Closing, the Company will have reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Common Shares and the Warrant Shares pursuant to any exercise of the Warrants.

4.7 Sales by Purchasers. Each Purchaser will sell any Securities held by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. No Purchaser will make any sale, transfer or other disposition of the Securities in violation of federal or state securities laws.

4.8 Conduct of Business. During the period commencing on March 27, 2006, the date of this Agreement and ending on the earlier of the effective date of the termination of this Agreement pursuant to Section 4.9 or the Closing Date, except (i) as set forth in Section 4.8 of the Disclosure Schedules, (ii) as otherwise expressly contemplated by the operating budget of the Company provided to the Purchasers (other than Siemens) in connection with the execution of the Existing Agreement, a copy of which has been delivered by the Company to Siemens or (iii) as otherwise agreed by the written consent of the Company and Purchasers that are purchasing at least eighty percent (80%) of the Common Shares, the Company agrees as to itself and its Subsidiaries to the following:

(a) Ordinary Course. Except as contemplated by this Agreement, each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations.

(b) Dividends; Changes in Stock. Except for transactions solely among the Company and its Subsidiaries and the Reverse Stock Split, the Company shall not and it shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make other distributions in respect of, enter into any agreement with respect to the voting of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Common Stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its Common Stock, except as required by the terms of its securities outstanding on March 27, 2006, or as contemplated by any existing Plan.

(c) Issuance of Securities. The Company shall not, and it shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber or authorize or propose to issue, deliver, sell, pledge or otherwise encumber, any shares of Common Stock or Preferred Stock or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, other voting securities or convertible securities, other than: (i) an issuance which would constitute an Exempt Issuance (as such term is defined in the Warrants and (ii) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s capital stock to its parent.

(d) Governing Documents. The Company shall not amend or propose to amend or otherwise change its certificate of incorporation or bylaws, except as contemplated herein and in order to effect the Reverse Stock Split. No Subsidiary of the Company shall amend or propose to amend or otherwise change its certificate of incorporation, bylaws or other organizational instruments and agreements.

(e) No Acquisitions. The Company shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a substantial portion of the assets or indebtedness of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than purchases in the ordinary course of business) for consideration in excess of $50,000 in any one transaction or series of related transactions or $200,000 in the aggregate.

(f) No Dispositions. Other than: (i) as may be necessary or required by law to consummate the transactions contemplated hereby, (ii) sales in the ordinary course of business, or (iii) other dispositions that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its material assets.

(g) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(h) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, make any material changes in their accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities, businesses, inventories, cash flows, revenue or expense recognition policies, estimates, accruals, reserves, guarantees, amortization, discounts, returns, allowances, depreciation, goodwill impairment, consolidation principles, contingencies, intercompany loans, credit collections, including, without limitation, any reserving, renewal, reversal, deferral, valuation or residual method, practice or policy, or change in any material respect its investment or risk management or other similar policies of the Company or any of its Subsidiaries, in each case in effect on March 27, 2006 which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

(i) Affiliate Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an “Affiliate”), other than with wholly owned Subsidiaries of the Company, on terms less favorable to the Company or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third Person on an arm’s-length basis, or (B) except pursuant to agreements or arrangements in effect on March 27, 2006 and except for compensation or other benefits for service as an officer, employee or director, and in all cases solely to the extent permissible under SOXA, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any Affiliate or the immediate family members or associates of any of its officers or directors.

(j) Insurance. The Company shall obtain and maintain and cause its Subsidiaries to maintain as to their respective properties and businesses, with financially sound and reputable insurers, insurance against casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated as approved by the Board.

(k) Tax Matters. The Company shall not (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not materially and adversely affect the Company or any of its Subsidiaries, including elections for any and all joint ventures, or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect the Company or any of its Subsidiaries, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law.

(l) Certain Employee Matters. The Company shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its current or former directors, officers or employees, except increases made in the ordinary course of business; provided that payments of bonuses to officers and employees shall not constitute an increase in compensation; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the Company’s existing Plans or employment or severance or termination or other similar agreements in effect as of March 27, 2006; (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, officer or employee (other than in connection with new hires or in connection with termination of service to the Company or any Subsidiary or otherwise in the ordinary course of business); or (iv) become obligated under any new Plan which was not in existence or approved by the Board prior to the date of this Agreement, or amend any such Plan in existence on the date of this Agreement, except, in each of clauses (i) through (iv) hereof, to the extent that any such actions would not result in a Material Adverse Effect.

(m) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or assume, guarantee, indemnify or endorse, or otherwise become directly or indirectly responsible or liable for the obligations of any Person, except intracompany indebtedness between or among the Company and wholly-owned subsidiaries and amounts not to exceed in the aggregate $1,000,000 for the Company and its Subsidiaries, taken as a whole, and for such indemnification obligations as may be incurred in the ordinary course of business or (ii) except in the ordinary course of business, create any material mortgages, liens, security interests or other similar Encumbrances on the property of the Company or any of its Subsidiaries in connection with any Indebtedness in excess of $1,000,000, or make any loans, advances or capital contributions to, or investments in, any Person, except as otherwise permitted herein.

(n) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to authorize, make any commitment with respect to, or incur any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole.

(o) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle, compromise or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any Action, other than (i) any such payment, discharge, settlement, compromise or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Reports or (ii) to the extent such payment, discharge, settlement, compromise or satisfaction would not result in a Material Adverse Effect.

(p) Covenant to Obtain Shareholder Vote. The Company shall promptly prepare and file with the SEC the Proxy Statement seeking approval of this Agreement and the transactions contemplated hereby (the “Proxy Statement”). The Proxy Statement shall include a proposal to amend the Company’s certificate of incorporation and bylaws to remove the classification of directors effective upon the Closing. The Company shall use its best efforts to have the Proxy Statement declared definitive as promptly as practicable and thereafter mail the Proxy Statement to the stockholders of the Company. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations of NASDAQ. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene and hold a meeting of the stockholders of the Company to consider and vote upon the approval of this Agreement and the transactions contemplated hereby and the amendments to the Company’s certificate of incorporation and bylaws to remove the classification of directors as promptly as practicable after mailing the Proxy Statement to its stockholders. The Board shall recommend in the Proxy Statement and at the Company’s stockholder meeting at which Stockholder Approval will be sought that the stockholders of the Company approve this Agreement and the amendments to the Company’s certificate of incorporation and bylaws to remove the classification of directors, and shall take all lawful action to solicit such approval, including adjourning any meeting or calling additional meetings, as necessary to obtain Stockholder Approval, unless the Board determines in good faith that making any such recommendation or taking any such action would reasonably be expected to result in a breach of the directors’ fiduciary duties to the Company’s stockholders under Delaware law. If the Board makes such determination, the Company shall terminate this Agreement in accordance with Section 4.9 and upon such termination shall pay the Break-up Fee in accordance with Section 4.9(d).

(q) Performance; Closing Conditions. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of the actions restricted by this Section 4.8 or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants in this Agreement. The Company shall not take any action, including without limitation any further amendment or modification to the Rights Agreement that would give rise to any issuance of any securities of the Company or other rights to existing stockholders under the Rights Agreement, or fail to take any action which would result in any of the conditions of Article II not being satisfied. Notwithstanding the foregoing, the Board may take any of the actions restricted by this Section 4.8 or any other action that would be reasonably likely to prevent the Company from performing or would be reasonably likely to cause the Company not to perform its covenants in this Agreement or fail to take any action which would result in any of the conditions of Article II not being satisfied if the Board determines in good faith that failing to take such action or taking such action, as the case may be, would reasonably be expected to result in a breach of the directors’ fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that if the Board makes such determination, the Company shall terminate this Agreement in accordance with Section 4.9 and upon such termination shall pay the Break-up Fee in accordance with Section 4.9(d).

4.9 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual consent of the Company and each Purchaser;

(b) by either the Company or the Purchasers:

(i) in the event of a breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within forty (40) days following receipt by the breaching party of written notice of such breach, or failure of the breaching party to promptly use reasonable efforts to cure such breach after receipt of such written notice of such breach;

(ii) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, or ruling or taken any other action (with respect to which order, decree, or ruling the Company and the Purchasers shall use their best efforts to cause to be set aside), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(iii) if the Closing shall not have occurred by 5:00 p.m. New York, NY time, on June 9, 2006; provided, however, that the right to terminate this Agreement under this clause (iii) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c) by the Purchasers: upon the occurrence of a Material Adverse Effect; or

(d) by the Company: upon written notice and payment of the Break-Up Fee to the Purchasers within five (5) days following such written notice, except as otherwise provided in Section 5.2 (in the event the Company’s stockholders vote on the transaction and the Stockholder Approval is not obtained).

In the event of a termination of this Agreement pursuant to Section 4.9 hereof by either the Purchasers or the Company, this Agreement shall terminate and have no further force or effect, without any liability or obligation on the part of any of the Purchasers or the Company, other than as provided by Sections 4.5, 5.1, 5.2 and this Section 4.9, which sections shall survive termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

4.10 Notification Regarding Section 9 of the Warrants. Unless any Purchaser shall elect otherwise at least three (3) Business Days prior to Closing, Section 9 of the Warrants shall be included in the Warrant to be issued to Lehman and shall be omitted from each of the Warrants to be issued to ComVest, Pequot and Siemens at the Closing.

4.11 Amendment of Certificate of Incorporation and Bylaws. The Company shall following the Closing use its commercially reasonable efforts to call a special or annual meeting (as applicable) of the stockholders of the Company to be held within sixty (60) days after the Closing, for the purpose of (i) soliciting stockholder approval of amendments to the Company’s certificate of incorporation and bylaws to remove the classification of directors, (ii) soliciting stockholder approval of amendments to the Company’s bylaws to (A) remove the supermajority voting requirements whereby certain matters must be approved by 66 2/3% of the members of the Board and/or the holders of 66 2/3% of the voting power of all outstanding shares of the Company’s common stock, (B) permit stockholders holding a majority of the outstanding shares to call special meetings of stockholders and (C) permit stockholder actions by written consent and remove the requirement that stockholders may only take action at an annual or special meeting of stockholders, and (iii) adopt a new equity incentive plan or otherwise amend the Company’s current equity incentive plan to increase the number of shares authorized for issuance thereunder; provided, in each case, that the stockholders have not approved such proposal at the annual meeting of stockholders to be held prior to the Closing. Until such time as the Company’s bylaws have been amended as set forth in the preceding sentence, upon the written request to hold a special meeting from at least two of the three members of the Board nominated by the Purchasers, the Company shall use its commercially reasonable efforts to call a special meeting of the stockholders of the Company to be held within sixty (60) days after the date of such request for the purpose of taking any of the actions set forth in the preceding sentence or any other action that is proposed in good faith by at least three members of the Board for a legitimate corporate purpose.

ARTICLE V.

MISCELLANEOUS

5.1 Fees and Expenses. On the Closing Date, the Company shall reimburse the Purchasers for all reasonable and necessary out-of-pocket expenses incurred in connection with this Agreement and the Existing Agreement including, without limitation, the reasonable fees and disbursements of any counsel to the Purchasers and due diligence expenses, not to exceed $200,000 in the aggregate.

5.2 Rights Upon Termination. So long as the Purchasers have proceeded in good faith to consummate this Agreement and the transactions contemplated hereby, in the event the Company elects not to consummate this transaction for any reason, fails to proceed in good faith, or terminates this Agreement in accordance with Section 4.9(d), or if the Board, at any time, withdraws its support for the transaction (each a “Company’s Termination”), the Company shall pay to the Purchasers a break-up fee equal to Seven Hundred Fifty Thousand Dollars ($750,000) (plus all amounts that would be payable under Section 5.1 if the transactions contemplated herein were consummated) (the “Break-Up Fee”). Any Break-Up Fee that becomes due shall be payable in cash to each Purchaser pro rata based on the amount of Common Shares to be purchased by such Purchaser under this Agreement no later than thirty (30) days following the Company’s Termination. Notwithstanding the foregoing, in the event the Company does not receive Stockholder Approval as contemplated by Section 2.3(c)(v), the Company will not be obligated to pay the Break-Up Fee unless the Company enters into a definitive agreement with respect to a transaction for the sale of the Company or an alternative financing transaction (including any series of alternative financings) resulting in aggregate proceeds to the Company of at least $7.5 million, within nine (9) months following the date on which the stockholders vote on the transaction, or June 9, 2006, whichever date is later, in which case the Break-Up Fee shall be payable to each Purchaser pro rata based on the amount of Common Shares to be purchased by such Purchaser under this Agreement no later than five Business Days of the closing of such transaction. In the event that the Company has received Stockholder Approval as contemplated by Section 2.3(c)(v), and the Purchasers do not consummate the transactions contemplated hereby by June 9, 2006 (subject to reasonable extension by mutual agreement of the Company and Purchasers that are purchasing at least eighty percent (80%) of the Common Shares), or otherwise terminate this Agreement prior to such date despite the Company’s good faith attempts to consummate the transactions contemplated hereby, the terms of this Section 5.2 shall expire and be of no further force or effect and the Company shall have no further obligation to pay the Break-Up Fee.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand, sent via a reputable nationwide overnight courier service or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at 3595 John Hopkins Court, San Diego, California 92121-1331, Attention: Chief Financial Officer, or at such other address or addresses as may have been furnished in writing by the Company to Purchaser, with copies to Cooley Godward, 4401 Eastgate Mall, San Diego, California 92121, Attention: D. Bradley Peck; or

If to ComVest, at One North Clematis Street, Suite 300, West Palm Beach, Florida 33401, Attention: Chief Financial Officer, or at such other address or addresses as may have been furnished to the Company in writing by ComVest, with a copy to Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York 10166, Attention: Alan I. Annex, Esq.

If to LB I Group, Inc. to: LBI Group, Inc., c/o Lehman Brothers Inc., 399 Park Avenue, Ninth Floor, New York, New York 10022, Attention: Jeffrey Ferrell and Will Yelsits.

If to Pequot Private Equity Fund IV, L.P. to: Aryeh Davis, Carlos Rodrigues, c/o Pequot Capital Management, Inc., 500 Nyala Road, Westport, Connecticut 06880.

If to Siemens Venture Capital GmbH to: Siemens Venture Capital GmbH, 801 Boylston Street, 5th Floor, Boston, Massachusetts 02116, Attention: Andrew Jay.

Notices provided in accordance with this Section 5.4 shall be deemed delivered upon personal delivery, one Business Day after being sent via a reputable nationwide overnight courier service, or three Business Days after deposit in the mail.

5.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers that hold (or are purchasing if prior to the Closing Date) at least eighty percent (80%) of the Common Shares or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought except for waivers of any closing conditions set forth in Section 2.3(c). Notwithstanding the foregoing, any amendment or waiver hereof shall require the approval in advance of a majority of the directors of the Company who are unaffiliated with the Purchasers. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. This Agreement when executed and delivered by the Company and each of the Purchasers shall constitute the amendment and restatement of the Existing Agreement in its entirety and shall supersede the Existing Agreement with respect to the subject matter hereof and thereof, and the Existing Agreement shall be of no further force or effect.

5.6 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Each Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to such Purchaser.

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or Action, any claim that it is not personally subject to the jurisdiction of any such court or that such Action is improper or inconvenient venue for such Action. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties hereby waive all rights to a trial by jury. If either party shall commence an Action to enforce any provisions of the Transaction Documents, then the prevailing party in such Action shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses reasonably incurred with the investigation, preparation and prosecution of such Action.

5.10 Survival. All agreements, representations, and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby until thirty (30) days after the delivery to the Purchasers of the Company’s audited financial statements for the period ended December 31, 2006, except for the covenants set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5 (solely for claims that were properly made prior to the expiration of the survival period and solely for so long as such claim remains outstanding) 4.6, 4.7 and 4.11, which shall survive until they are fully performed.

5.11 Execution. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.12 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid, legal and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.13 Remedies. In addition to being entitled to exercise all rights provided herein, including without limitation Section 5.2 or granted by law, including recovery of damages, the Purchasers will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14 Payment Set Aside. To the extent that the Company makes a payment or payments to the Purchasers pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.15 Confidentiality. Neither the Company, its Subsidiaries nor any of their agents or representatives shall disclose the identity of, or any other information concerning, any Purchaser or any of its Affiliates (other than the Company), without the prior written consent of such Purchaser or as required by law.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: SEQUENOM, INC.

By:	/s/ HARRY STYLLI
Name: Title:	Harry Stylli President and Chief Executive Officer

PURCHASERS: COMVEST INVESTMENT PARTNERS II LLC

By:	/s/ LARRY E. LENIG, JR.
Name: Title:	Larry E. Lenig, Jr. Senior Partner

LB I GROUP INC.

By:	/s/ JEFFREY FERRELL
Name: Title:	Jeffrey Ferrell Vice President

PEQUOT PRIVATE EQUITY FUND IV, L.P.

By:	Pequot Capital Management, Inc., as Investment Manager

By:	/s/ ARYEH DAVIS
Name: Title:	Aryeh Davis COO & General Counsel

SIEMENS VENTURE CAPTITAL GMBH

By:	/s/ R. SCHNELL
Name: Title:	R. Schnell CEO

By:	/s/ T. KOLBINGER
Name: Title:	T. Kolbinger CFO

Appendix A

Exhibit A

SCHEDULE OF PURCHASERS

PURCHASER	COMMON SHARES*		WARRANT SHARES*		PURCHASE PRICE
COMVEST INVESTMENT PARTNERS II LLC	19,090,909	*	11,454,545	*	$10,500,000
LB I GROUP INC.	13,636,363	*	8,181,817	*	$7,500,000
PEQUOT PRIVATE EQUITY FUND IV, L.P.	20,000,000	*	12,000,000	*	$11,000,000
SIEMENS VENTURE CAPITAL GMBH	7,272,728	*	4,363,638	*	$4,000,000

Total	60,000,000	*	36,000,000	*	$33,000,000

*	The actual number of Common Shares and Warrant Shares will be appropriately adjusted if the Reverse Stock Split is effected prior to the Closing. For example, if the Reverse Stock Split were one for two, each Purchaser’s allocated number of Common Shares and Warrant Shares would be divided by two (and rounded down to the nearest whole number).

Appendix A

Exhibit B

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated                     , 2006, is entered into by and between SEQUENOM, INC., a Delaware corporation (the “Company”), COMVEST INVESTMENT PARTNERS II LLC, a Delaware limited liability company (“ComVest”), LB I GROUP INC., a Delaware corporation (“LBIG”), PEQUOT PRIVATE EQUITY FUND IV, L.P., a Delaware limited partnership, (“Pequot”), and SIEMENS VENTURE CAPITAL GMBH (“Siemens”, and collectively with ComVest, LBIG, and Pequot, the “Purchasers”), as a material inducement for the Purchasers to purchase (i) an aggregate of 60,000,000 shares (the “Common Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 36,000,000 shares of Common Stock, in accordance with the terms of that certain Amended and Restated Securities Purchase Agreement, dated as of March 30, 2006 (the “Purchase Agreement”).1 All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

NOW, THEREFORE, the Company, ComVest, LBIG, Pequot, and Siemens each hereby agree as follows:

1. Definitions. In addition to those terms defined elsewhere in this Agreement, the following terms shall have the following meanings wherever used in this Agreement:

“Act” shall mean the Securities Act of 1933, as amended, and any successor statute from time to time.

“Costs and Expenses” shall mean all of the costs and expenses incident to the registration of Registrable Securities under this Agreement by the Company, including but not limited to registration, filing and qualification fees, blue sky expenses, costs of listing any shares of Common Stock on any national securities exchange automated quotation system, printing expenses, fees and disbursements of counsel and accountants to the Company, and reasonable fees and disbursements of any counsel to the Purchasers (such fees and disbursements not to exceed an aggregate of $25,000 per Registration); provided, however, that underwriting discounts and commissions attributable solely to the securities registered for the benefit of any Purchaser, additional fees and disbursements of any counsel to any such Purchaser and all other expenses attributable solely to any such Purchaser shall be borne by such Purchaser.

“Excluded Registration Statement” shall mean a registration statement relating solely to the registration of the sale of securities (i) other than for cash, (ii) to participants in a Company stock plan or employee benefit plan, agreement or arrangement, and (iii) in a transaction covered by Rule 145 under the Act or the resale of securities issued in such a transaction.

“Registrable Securities” shall mean the Warrant Registrable Securities and the Common Shares held from time to time by the Purchasers and any other securities of the Company or its successor or assign which may be issued with respect to, in exchange for or in substitution of the Warrant Registrable Securities or the Common Shares; provided, however, that such Registrable Securities shall cease to be Registrable Securities at such time as such Registrable Securities (i) are sold pursuant to any registration statement filed by the Company with the SEC, pursuant to Rule 144 promulgated under the Act or pursuant to any other exemption from registration under the Act or (ii) may be sold, together with all other Registrable Securities held by such Purchaser, in open market transactions pursuant to Rule 144(k) promulgated thereunder (or any successor thereto).

“Registration” shall mean any registration or proposed registration of Registrable Securities pursuant to a Registration Statement in respect to the sale of any Registrable Securities.

[1]	The actual number of Common Shares and Warrant Shares will be appropriately adjusted if the Reverse Stock Split is effected prior to the execution of this Agreement.

“Registration Period” shall mean the period (i) beginning upon the declaration of effectiveness of the Registration Statement provided for in Section 2 hereof that includes all Registrable Securities and (ii) ending on the earlier of the date that all Registrable Securities have ceased to be Registrable Securities and the second anniversary of the date in clause (i) above.

“Registration Statement” shall mean any registration statement filed or to be filed by the Company with the SEC other than an Excluded Registration Statement.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor agency or agencies performing the functions thereof.

“Warrant Registrable Securities” shall mean the shares of Common Stock issuable upon exercise of the Warrants.

2. Registration.

(a) Mandatory Registration. The Company shall prepare, and, within thirty (30) calendar days after the Closing Date (the “Filing Date”), file with the SEC a Registration Statement on Form S-3 (or any successor form, “Form S-3”) (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a registration of the Registrable Securities, subject to the consent of holders of a majority of the Registrable Securities, which consent will not be unreasonably withheld) covering the resale of the Registrable Securities, which Registration Statement, to the extent allowable under the 1933 Act and the rules and regulations promulgated thereunder (including Rule 416), shall state that such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions. The number of shares of Common Stock initially included in such Registration Statement shall be no less than an amount equal to the sum of the number of Common Shares then held by the Purchasers, and the number of Warrant Registrable Securities, without regard to any limitation on the Purchasers’ ability to exercise the Warrants but in each case solely to the extent such shares of Common Stock are Registrable Securities. The Company and the Purchasers acknowledge that the number of shares initially included in the Registration Statement will represent a good faith estimate of the Common Shares held by the Purchasers and the maximum number of shares of Common Stock issuable upon exercise of the Warrants but in each case solely to the extent such shares of Common Stock are Registrable Securities.

(b) Payments by the Company. The Company shall use its best efforts to obtain effectiveness of the Registration Statement as soon as practicable. If (i) the Registration Statement(s) covering the Registrable Securities required to be filed by the Company pursuant to Section 2(a) hereof is not filed in accordance with Section 2(a) or not declared effective by the SEC within one hundred twenty (120) days after the Closing Date (the “Effective Date”), or (ii) after the Registration Statement has been declared effective by the SEC, sales of the Registrable Securities cannot be made pursuant to the Registration Statement, then, in each case subject to Section 2(d) below and notwithstanding the provisions of Section 2(c), the Company will make payments to the Purchasers in such amounts and at such times as shall be determined pursuant to this Section 2(b) as liquidated damages to such Purchasers by reason of any such delay in or reduction of their ability to sell the Registrable Securities (which remedy shall not be exclusive of any other remedies available at law or in equity). Other than with respect to any Allowed Delay (as defined below) permitted under Section 2(d) below, the Company shall pay to each Purchaser its pro-rata share (based on shares of Registrable Securities then held by such Purchaser as compared to Registrable Securities then held by all Purchasers) of an aggregate cash fee of $100,000 per month (pro-rated daily for any partial months) after the Effective Date or during which the Registration Statement is suspended until such time as the Registration Statement is declared effective by the SEC or is no longer suspended; provided, however, that the aggregate liquidated damages payable hereunder shall not exceed $1,000,000.

(c) Eligibility for Form S-3 or S-1; Conversion to Form S-3. The Company represents and warrants that as of the date of this Agreement, it meets the requirements for the use of Form S-3 for registration of the Common Stock by the Company for resale by the Purchasers. The Company agrees to file all reports required to be filed by the Company with the SEC in a timely manner so as to remain eligible or become eligible, as the case may be, and thereafter to maintain its eligibility, for the use of Form S-3. If the Company is not eligible at any time after the date hereof to use Form S-3, it shall fulfill its obligations under Section 2(a) by filing a Registration Statement on Form S-1 or other appropriate form and not later than five (5) Trading Days after the Company first meets the registration eligibility and transaction requirements for the use of Form S-3 for registration of the offer and sale by the Purchasers, the Company shall file a Registration Statement on Form S-3 with respect to the Registrable Securities covered by the Registration Statement on Form S-1 or other form filed pursuant to Section 2(a) (and include in such Registration Statement on Form S-3 the information required by Rule 429 under the Act) or convert the Registration Statement on Form S-1 or other form, whichever is applicable, filed pursuant to Section 2(a) to a Form S-3 pursuant to Rule 429 under the Act and cause such Registration Statement (or such amendment) to be declared effective no later than ninety (90) days after the date of filing of such Registration Statement (or amendment). Notwithstanding the foregoing, the Company shall use its commercially reasonable efforts to meet the requirements of Form S-3 for so long as any Registrable Securities remain outstanding.

(d) Allowed Delay. If (i) there is material non-public information regarding the Company which the Company’s Board of Directors (the “Board”) reasonably determines not to be in the Company’s best interest to disclose and which the Company is not otherwise required to disclose or (ii) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to the Company which the Board reasonably determines not to be in the Company’s best interest to disclose and which the Company would be required to disclose under a Registration Statement, then the Company may postpone or suspend filing or effectiveness of such Registration Statement or use of the prospectus under the Registration Statement for a period not to exceed thirty (30) consecutive days, provided that the Company may not postpone or suspend its obligation under this Section 2(d) for more than sixty (60) days in the aggregate during any twelve (12) month period (each, an “Allowed Delay”). The Registration Period shall be automatically extended one day for each day of postponement or suspension during an Allowed Delay.

(e) In the event the number of shares available under the Registration Statement filed pursuant to Section 2(a) is insufficient to cover all of the Registrable Securities, the Company shall amend the Registration Statement, or file a new Registration Statement, or both, so as to cover all of such Registrable Securities, in each case, as soon as practicable after the necessity therefor arises. The Company shall use its commercially reasonable efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof and to remain effective under the same terms and conditions as the prior Registration Statement.

(f) If a Registration Statement ceases to be effective for any reason at any time during the Registration Period (other than because all Registrable Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), the Company shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and use commercially reasonable efforts to amend the Registration Statement as promptly as reasonably practicable but not more than thirty (30) days after receipt of notice of such order and in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Registration Statement covering all of the Registrable Securities that as of the date of such filing were registered under the prior Registration Statement. If a subsequent Registration Statement is filed, the Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as is reasonably practicable but not more than thirty (30) days after such filing and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective until the end of the Registration Period.

(g) Information by Purchaser. It shall be a condition precedent to the obligation of the Company to include the Registrable Securities of any Purchaser in a Registration Statement that such Purchaser deliver to the Company, at least five (5) days prior to the anticipated filing date of such Registration Statement, such information regarding itself, the Registrable Securities and other securities of the Company held by such Purchaser, the Purchaser’s intended method of distribution of the Registrable Securities and all such other information as shall be reasonably requested to effect the registration of such Purchaser’s Registrable Securities; provided that such obligation shall arise only if the Company shall have delivered to the Holder at least fourteen (14) days prior to the anticipated filing date a questionnaire for the purpose of obtaining such required information.

3. Registration Procedures. In the case of each Registration effected by the Company in which Registrable Securities are to be sold for the account of the Purchasers, the Company shall:

(a) furnish to Greenberg Traurig LLP (counsel to the Purchasers) and any other counsel designated by a Purchaser copies of all Registration Statements or prospectuses or any amendments or supplements thereto proposed to be filed with the SEC within a reasonable period of time prior to any such filing, which documents will be subject to review by such counsel before filing solely with regard to any information contained therein which pertains to the Purchasers;

(b) use its commercially reasonable efforts to prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to cause such Registration Statement to become effective, to keep such Registration Statement effective during the Registration Period and to comply with the provisions of the Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of distribution of the Holders;

(c) furnish to the Purchasers electronic copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as the Purchasers may reasonably require in order to facilitate the disposition of the Registrable Securities held by the Purchasers;

(d) use its commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such states as may be reasonably required and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchasers to consummate the disposition of the Registrable Securities in such jurisdictions (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction where it is not then subject, or (iii) consent to general service of process in any such jurisdiction);

(e) notify the Purchasers and their designated counsel as promptly as practicable, at any time when a prospectus relating to a Registration Statement is required to be delivered under the Act, (i) of the happening of any event as a result of which the prospectus included in a Registration Statement contains an untrue statement of a material fact or omits to state any fact necessary to make the statements therein not materially misleading, (ii) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or prospectus or for additional information, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement covering any or all of the Registrable Securities or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or any notification of the initiation or threatening of any proceeding for such purpose, and (v) of the occurrence of any event or passage of time that makes the financial statements included in the Registration Statement ineligible for inclusion therein. Upon the occurrence of any of the foregoing, the Company shall use its commercially reasonable efforts to promptly prepare a supplement or amendment to such Registration Statement or prospectus to cure or correct any such deficiency;

(f) effective not later than the effectiveness of the subject Registration Statement, use its commercially reasonable efforts to cause all subject Registrable Securities to be listed for trading on each national securities exchange or automated quotation system on which the Common Stock is then listed, if any;

(g) furnish to each Purchaser, without charge, at least one conformed copy of the Registration Statement and each amendment thereto, including financial statements and schedules, to the extent requested by such Purchaser, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Purchaser, and all exhibits to the extent requested by such Purchaser (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC;

(h) promptly deliver to each Purchaser, without charge, as many copies of the prospectus or prospectuses and each amendment or supplement thereto as such Purchaser may reasonably request in connection with resales by the Purchaser of Registrable Securities. The Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling Purchasers in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(e) or in the event of an Allowed Delay; and

(i) comply in all material respects with all applicable rules and regulations of the SEC.

4. Indemnification by the Company. The Company shall indemnify and hold harmless each Purchaser and, each of their respective directors, legal counsel and accountants, and any underwriter (as defined in the Act) for any expenses, claims, losses, costs, charges or liabilities of any kind, including amounts paid in settlement and reasonable attorneys’ fees (collectively, the “Losses”) to which any Purchaser or any other such indemnified person becomes subject, under the Act or any rule or regulation thereunder, insofar as such Losses (i) are caused by any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the Effective Date of the Registration Statement), or contained, on the Effective Date thereof, in any Registration Statement of which Registrable Securities were the subject, the prospectus contained therein, any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) arise out of any violation by the Company of the Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to actions or omissions otherwise required of the Company in connection with such Registration Statement. The Company shall reimburse the Purchasers and any such other indemnified person for any legal or other expenses reasonably incurred by the Purchasers or such other indemnified person in connection with investigating, defending or settling any such Loss; provided, however, that the Company shall not be liable to any such persons in any such case to the extent that any such Loss arises out of or is based upon (i) any untrue statement or alleged untrue statement or omission or alleged omission made in strict reliance upon and in strict conformity with information furnished to the Company in writing by such person expressly for inclusion in the Registration Statement or (ii) the use by a Purchaser of an outdated or defective prospectus after the delivery to such Purchaser of written notice from the Company that the prospectus is outdated or defective. This indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, provided that the Company shall not unreasonably withhold its consent.

5. Indemnification by the Purchasers. Each Purchaser shall severally and not jointly indemnify and hold harmless the Company, each of its directors, each of its officers, legal counsel and accountants for the Company, each person (if any) who controls the Company within the meaning of the Act and any underwriter (as defined in the Act) for the Company, against any Losses to which the Company or any other such indemnified person may become subject under the Act or any rule or regulation thereunder or otherwise to the extent that such Losses (i) are caused solely by any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the Registration Statement), or contained, on the Effective Date thereof, in any Registration Statement of which such Purchaser’s Registrable Securities were the subject, the prospectus contained therein, any amendment or supplement thereto, or (ii) arise out of or are based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in strict reliance upon and in strict conformity with information furnished to the Company by such Purchaser, in writing, expressly for inclusion in the Registration Statement; provided, however, that the aggregate liability of any Purchaser shall not be greater than the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to such indemnification obligation and provided, however, that this indemnity shall not apply if the Losses are the result of fraud, bad faith, gross negligence or willful misconduct of the Company. This indemnity shall not apply to amounts paid in settlement of any such Loss or related Action if such settlement is effected without the consent of such Purchaser.

6. Additional Provisions.

(a) Each Purchaser and each other person indemnified pursuant to Section 4 above shall, in the event that it receives notice of the commencement of any Action against it which is based upon an alleged act or omission which, if proven, would result in the Company’s having to indemnify it pursuant to Section 4 above, promptly notify the Company, in writing, of the commencement of such Action and permit the Company, if the Company so notifies such Purchaser or other indemnified person within thirty (30) days after receipt by the Company of notice of the commencement of the Action, to assume the defense of such Action with counsel reasonably satisfactory to such Purchaser; provided, however, that such Purchaser or other indemnified person shall be entitled to retain its own counsel at its own expense. The omission to notify the Company promptly of the commencement of any such Action shall not relieve the Company of any liability to indemnify such Purchaser or such other indemnified person, as the case may be, under Section 4 above, from and after the Company’s receipt of such notice, except to the extent that the Company shall suffer any Losses by reason of such failure to give notice, and shall not relieve the Company of any other liabilities which it may have under this or any other agreement.

(b) The Company and each other person indemnified pursuant to Section 5 above shall, in the event that it receives notice of the commencement of any Action against it which is based upon an alleged act or omission which, if proven, would result in any Purchaser having to indemnify it pursuant to Section 5 above, promptly notify each Purchaser or other indemnified person, in writing, of the commencement of such Action and permit each Purchaser, if such Purchaser so notifies the Company within thirty (30) days after receipt by such Purchaser of notice of the commencement of the Action, to assume the defense of such Action with counsel reasonably satisfactory to the Company; provided, however, that the Company or other indemnified person shall be entitled to retain its own counsel at the Company’s expense. The omission to notify any Purchaser promptly of the commencement of any such Action shall not relieve the Purchasers of liability to indemnify the Company or such other indemnified person, as the case may be, under Section 5 above, from and after such Purchaser’s receipt of such notice, except to the extent that the subject Purchaser shall suffer any Losses by reason of such failure to give notice, and shall not relieve such Purchaser of any other liabilities which it may have under this or any other agreement.

(c) No indemnifying party, in the defense of any such Action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability and further obligation in respect to such Action. Each indemnified party shall furnish such information regarding itself or the Action in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such Action resulting therefrom.

(d) If a court of competent jurisdiction determines that the foregoing indemnity provided under Sections 4 and 5 above is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (A) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, or (B) if the allocation provided by clause (A) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, but also the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The aggregate liability of any Purchaser under this Section 6(d) shall not be greater than the net proceeds received by such Purchaser upon the sale of the Registrable Securities giving rise to the contribution obligation.

7. Registration Expenses. All Costs and Expenses shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement.

8. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be given in accordance with Section 5.4 of the Purchase Agreement.

9. Waiver and Amendment. No waiver, amendment or modification of this Agreement or of any provision hereof shall be valid unless evidenced by a writing duly executed by the Company and those Purchasers that hold at least eighty percent (80%) of the Registrable Securities, provided that any amendment, waiver or modification hereof which would adversely affect the rights of the Company hereunder shall require approval of a majority of the directors of the Board unaffiliated with the Purchasers. No waiver of any default hereunder shall be deemed a waiver of any other, prior or subsequent default hereunder.

10. Governing Law. This Agreement shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to principles of choice of law. Any Action arising out of or relating to this Agreement shall be commenced in a federal or state court having competent jurisdiction in the State of New York, and for the purpose of any such Action, each of the parties and any assignees thereof submits to the personal jurisdiction of the State of New York. The parties hereby irrevocably consent to the exclusive personal jurisdiction of any state or federal court for New York County in the State of New York or the Southern District of New York. The parties hereby waive any objection to venue and any objection based on a more convenient form in any Action instituted under this Agreement.

11. Captions. The captions and Section headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

12. Entire Agreement. This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

13. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is not intended to confer upon any person any rights or remedies hereunder.

14. Successors and Assigns. The Company may not sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement, except to a corporation which has succeeded to substantially all of the business and assets of the Company and has assumed in writing its obligations under this Agreement, and this Agreement shall be binding on the Company and such successor. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Purchasers and their respective permitted successors and assigns. Without limiting the generality of the foregoing, any permitted transferee of Registrable Securities shall have the rights set forth in this Agreement, and such rights shall be enforceable against the Company by such transferees as third-party beneficiaries.

15. Execution. This Agreement may be executed in two (2) or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

16. Term. This Agreement shall terminate upon the expiration of the Registration Period; provided, however, that the parties’ rights and obligations under Sections 4, 5, 6 and 7 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

SEQUENOM, INC.

By:
Name:
Title:

PURCHASERS: COMVEST INVESTMENT PARTNERS II LLC

By:
Name:
Title:
LB I GROUP INC.

By:
Name:
Title:

PEQUOT PRIVATE EQUITY FUND IV, L.P.

By:	Pequot Capital Management, Inc., as Investment Manager

By:
Name:	Aryeh Davis
Title:	COO & General Counsel
SIEMENS VENTURE CAPITAL GMBH

By:
Name:
Title:

Appendix A

Exhibit C

NEITHER THIS WARRANT NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE OR FOR WHICH IT IS EXERCISABLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS WARRANT NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE OR FOR WHICH IT IS EXERCISABLE MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT.

WARRANT

TO PURCHASE COMMON STOCK OF

SEQUENOM, INC.

THIS WARRANT IS MADE AND DELIVERED PURSUANT TO A CERTAIN AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, DATED AS OF MARCH 30, 2006, AND SUBJECT TO THE TERMS AND CONDITIONS THEREOF.

Certificate No.	Date of Issuance: , 2006
Expiration Date: , 2013

This Warrant is issued to [PURCHASER] (the “Holder”) by SEQUENOM, INC., a Delaware corporation (the “Company”), pursuant to the terms of that certain Amended and Restated Securities Purchase Agreement (the “Purchase Agreement”) dated as of March 30, 2006, in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act;

THIS CERTIFIES THAT, for value received, the receipt and sufficiency of which is hereby acknowledged:

Subject to the conditions set forth herein and in the Purchase Agreement, the Holder, with an address at                         , is entitled, upon surrender of this Warrant at the principal office of the Company, to subscribe for and purchase from the Company, for a period of seven (7) years after the date hereof and ending at 5:00 p.m. New York, NY time on                     , 2013 (the “Exercise Period”), up to [                    ] shares of Common Stock at the Per Share Exercise Price (the “Warrant Shares”). All capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

This Warrant is subject to the following provisions, terms and conditions:

1. Definitions.

1.1 “Additional Shares of Common Stock” shall have the meaning set forth in Section 4(c).

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Business Day” means any day that is not a Saturday, a Sunday, a Company holiday or other day on which banks are required or authorized by Law to be closed in The City of New York.

1.4 “Common Stock” shall mean the shares of common stock, par value $0.001, of the Company, or any other securities of the Company which may be issued in exchange for or in substitution of such shares.

1.5 “Commission” shall mean the U.S. Securities and Exchange Commission or any other governmental authority at the time administering the Securities Act.

1.6 “Company” shall have the meaning specified in the introduction to this Warrant, and shall include any successor corporation or business entity resulting from the merger, consolidation or conversion of the Company.

1.7 “Convertible Securities” shall mean any evidences of Indebtedness, shares (other than Common Stock) or other securities, or instruments convertible into or exchangeable or exercisable for Common Stock.

1.8 “Current Price per Share” shall mean the average of the closing sales prices, if available, or the average of the bid and asked prices for the Common Stock on the Trading Market for the ten (10) full Trading Days preceding the day which is two (2) Business Days prior to the day of exercise, or if no such price is available, then a price that is mutually agreed upon by the Holder and the Company. If the Holder and the Company cannot agree upon a mutually acceptable price, then such price shall be determined by a written appraisal of a recognized firm of investment bankers who shall be selected by the Company and shall be reasonably acceptable to the Holder. The determination of such independent appraiser shall be conclusive and binding on the Holder and the Company.

1.9 “Exempt Issuance” means the issuance or deemed issuance of (a) shares of Common Stock or other securities issued or issuable to employees, officers, or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the independent members of the Board (as defined in Nasdaq’s Marketplace Rule 4200(a)(15)) or a majority of the members of a compensation committee of the Board, (b) shares of Common Stock issued or issuable upon the exercise of or conversion of any Convertible Securities or Options issued and outstanding as of the date hereof, or (c) shares of Common Stock issued or issuable hereunder, pursuant to the Purchase Agreement, or under any other warrant issued pursuant to the Purchase Agreement, or upon the exercise of such warrant in part or the transfer or assignment of such warrant or as a substitute warrant.

1.10 “Fair Market Price per Share” shall mean the fair value of a share of Common Stock, as determined by a majority of the Board in good faith, which determination shall be described in a duly adopted board resolution certified by the Company’s Secretary or Assistant Secretary.

1.11 “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

1.12 “Original Issue Date” shall mean the date of the Closing of the transactions contemplated by the Purchase Agreement.

1.13 “Per Share Exercise Price” shall mean [$0.70], as may be adjusted in accordance with Section 4 hereof.1

1.14 “Registration Statement” shall have the meaning set forth in the Registration Rights Agreement dated as of                     , 2006 between the Company and the Purchasers named therein.

1.15 “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar or successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any such similar or successor federal statute.

1.16 “Trading Market” means the principal trading market of the Common Stock, including any of the NASD Over The Counter Bulletin Board, NASDAQ Capital Market, the NASDAQ National Market, the American Stock Exchange or the New York Stock Exchange.

1.17 “Warrant” shall mean and include this Warrant and any Warrant hereafter issued as a consequence of the exercise or transfer of this Warrant in whole or in part.

1.18 “Warrant Shares” shall mean the shares of Common Stock issued upon any exercise of this Warrant.

[1]	The Per Share Exercise Price will be appropriately adjusted if the Reverse Stock Split is effected prior to the issuance of the Warrant.

2. Payment upon Exercise; Issuance of Certificates; No Fractional Shares.

(a) This Warrant may be exercised during the Exercise Period, in whole or in part, by the surrender of this Warrant with and completion of the Election to Exercise attached hereto (the “Election”) duly executed to the Company, during normal business hours on any Business Day, at the address and in the manner set forth in Section 12 hereof, or at such other place as is designated in writing by the Company. Except for exercises made pursuant to Section 3, such executed Election must be accompanied by payment in an amount equal to the applicable Per Share Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised. Such payment may be made by check payable to the order of the Company. The Company agrees that the Warrant Shares so purchased shall be and are deemed to be issued to the Holder or its designee (subject to the transfer restrictions applicable to this Warrant) as the record owner of such Warrant Shares as of the close of business on the date on which an Election has been made in compliance with this Warrant.

(b) Certificates for the Warrant Shares so purchased, representing the aggregate number of securities specified in the Election, shall be delivered to the Holder or its designee within a reasonable time, not exceeding five (5) Business Days after this Warrant shall have been duly exercised. The stock certificate or certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name as shall be designated by the Holder (subject to the transfer restrictions applicable to this Warrant and the Warrant Shares). The Company shall pay all expenses and charges payable in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 2, except that, in case such stock certificates shall be registered in a name or names other than the Holder or the Holder’s designee, funds sufficient to pay all stock transfer taxes which shall be payable in connection with the execution and delivery of such stock certificates shall be paid by the Holder to the Company at the time of delivery of such stock certificates by the Company.

(c) This Warrant shall be exercisable only for a whole number of Warrant Shares. No fractions of such securities, or scrip for any such fraction of securities, shall be issued upon the exercise of this Warrant. The Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to the Current Price per Share of one share of Warrant Shares at the time of such exercise multiplied by such fraction computed to the nearest whole cent.

3. Cashless Exercise. At any time during the Exercise Period, the Company agrees that:

(a) The Holder may exercise this Warrant by surrendering it to the Company and receiving, in exchange therefor, the number of shares of Common Stock then issuable upon exercise of that portion of the Warrant to be exercised less the number of shares of Common Stock equal to the quotient of the aggregate Per Share Exercise Price of all such shares of Common Stock underlying that portion of the Warrant to be exercised divided by the Current Price per Share.

(b) Concurrent with the occurrence of any event described in Section 4(a) for cash, the Holder may exercise this Warrant by surrendering it to the Company in exchange for the amount of cash per share the Holder would be entitled to receive after the happening of such event if this Warrant had been exercised immediately prior to the close of business on such record date or effective date, as applicable, less the applicable aggregate Per Share Exercise Price.

4. Adjustment Provisions. The Per Share Exercise Price shall be subject to adjustment from time to time as provided in this Section 4. In the event that any adjustment of the Per Share Exercise Price as required herein results in a fraction of a cent, such Per Share Exercise Price shall be rounded up or down to the nearest cent. The Per Share Exercise Price and number and kind of shares or other securities to be issued upon exercise determined pursuant to this Warrant shall be subject to adjustment from time to time upon the happening of certain events while this exercise right remains outstanding, as follows:

(a) Reclassifications, Reorganizations and Mergers. Except as otherwise provided by Section 4(b), in case of any reclassification or change of the Common Stock or any reorganization of the Company (or any other corporation the securities of which are at the time issuable upon the exercise of this Warrant) or any similar corporate reorganization or the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a change of domicile of the Company), or the sale or other disposition of all or substantially all the properties and assets of the Company to any other person at any time during the Exercise Period, then and in each such case the Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, consolidation, reorganization, merger, sale or disposition, shall be entitled to receive, in lieu of the Warrant Shares, the securities or other property to which the Holder would have been entitled upon such consummation if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Section 4 hereof.

(b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Company in shares of Common Stock, the Per Share Exercise Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c) Anti-Dilution Provisions.

(i) Adjustment of the Per Share Exercise Price upon issuance of Additional Shares of Common Stock. If and whenever the Company issues or sells (or pursuant to Section 4(c)(ii) is deemed to issue) any shares of Common Stock which are not issued or deemed issued pursuant to an Exempt Issuance (such issued and deemed issued shares, “Additional Shares of Common Stock”) for an effective price per share of less than the then Per Share Exercise Price in effect on the date of and immediately prior to such issuance or for no consideration (such issuances collectively, a “Dilutive Issuance”), then, the Per Share Exercise Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying the Per Share Exercise Price then in effect by the following fraction:

A + B

(A + B) + [((C – D) x B) / C]

A =	Total number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance (determined as set forth in the paragraph below)

B =	Total number of Additional Shares of Common Stock issued or deemed issued

C =	Per Share Exercise Price in effect immediately prior to such issuance or deemed issuance

D =	The price at which Additional Shares of Common Stock are issued or deemed issued

For the purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all Convertible Securities having an exercise or conversion price equal to or below the Current Price per Share had been fully converted into shares of Common Stock immediately prior to such issuance and this Warrant, any outstanding Options having an exercise or conversion price equal to or below the Current Price per Share and any outstanding Convertible Securities having an exercise or conversion price equal to or below the Current Price per Share had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date but not including in such calculation any additional shares of Common Stock issuable with respect to this Warrant, Convertible Securities or outstanding Options solely as a result of the adjustment of the Per Share Exercise Price (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment. For the purposes of the foregoing, outstanding Options shall be deemed to include (without duplication) any Options issued to directors, officers, employees or advisors of, or consultants to, the Company in accordance with plans or other arrangements approved by the Board, to the extent such Options have an exercise price equal to or below the Current Price per Share. Notwithstanding the foregoing, for the purpose of the above calculation, Convertible Securities shall at all times be deemed to include this Warrant and all other outstanding warrants issued either pursuant to the Purchase Agreement or upon the exercise of such warrant in part or the transfer or assignment of such warrant or as a substitute warrant.

(ii) Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance of Options or Convertible Securities; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(c)(iii) hereof) of such Additional Shares of Common Stock would be less than the Per Share Exercise Price in effect on the date of and immediately prior to such issuance of Options or Convertible Securities, or such record date, as the case may be; and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustments in the Per Share Exercise Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provided, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Per Share Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

(C) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Per Share Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

a. in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b. in the case of Options for Convertible Securities, on the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 4(c)(ii)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to Sections 4(c)(ii)(B) or (C) above shall have the effect of increasing the Per Share Exercise Price to an amount which exceeds the lower of (1) the Per Share Exercise Price on the original adjustment date, or (2) the Per Share Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than sixty (60) days after the date of issue thereof, no adjustment of the Per Share Exercise Price shall be made, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Section 4(c)(ii)(C) above.

(iii) Determination of Consideration. For purposes of Section 4(c)(i), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends and before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale;

b. insofar as it consists of services, goods or other property other than cash, be computed at the fair value thereof at the time of such issue, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the fair market value (closing bid price, if traded on any market) thereof as of the date of receipt; and

c. in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both cash and services, goods or other property other than cash, be in the proportion of such consideration so received, computed as provided in clauses a. and b. above. The fair market value of any consideration other than cash or securities will be determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(ii) relating to Options and Convertible Securities, shall be determined by dividing:

a. the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the maximum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

b. the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(d) Exceptions to Adjustment of Per Share Exercise Price. Notwithstanding the foregoing, no adjustment will be made under this Section 4 in respect of an Exempt Issuance.

(e) Written Notice. The Company shall give written notice to the Holder within ten (10) days following the consummation of any transaction within the scope of this Section 4 and provide in such written notice a brief description of the terms and conditions of such transaction.

(f) Minimal Adjustments. No adjustment in a Per Share Exercise Price need be made if such adjustment would result in a change in such Per Share Exercise Price of less than one cent ($0.01). Any adjustment of less than one cent ($0.01) which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of one cent ($0.01) or more in a Per Share Exercise Price or upon any exercise of this Warrant.

5. Issue Tax. The issuance of certificates for the Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

6. Transferability and Assignment. Except as set forth in this Section 6 and subject to compliance with applicable federal and state securities laws, and to the extent applicable, the parties may not assign their rights and obligations under this Warrant except in accordance with Section 4.1 of the Purchase Agreement. In the event the Holder proposes to effect an assignment, the Holder must present this Warrant to the Company for transfer, accompanied by a duly completed and executed Form of Assignment (as provided at the end hereof), the transferee must agree to be bound by the terms of this Warrant as if such transferee were an original holder of this Warrant, and the Holder must deliver to the Company an opinion of counsel of the Holder in form reasonably satisfactory to the Company that the transfer may be properly made under an exemption from registration under the Securities Act and applicable state securities laws. Upon any registration of transfer, the Company shall execute and deliver a new Warrant certificate to the person entitled thereto. In the event of a partial transfer or partial exercise of this Warrant, the Company shall execute and deliver a new Warrant certificate to the Holder representing the remainder of the Warrant Shares held by the Holder. In the event the Warrant is transferred, the subsequent holder shall have no greater rights than those afforded the Holder hereunder. Any transfer made in violation of this Section 6 shall be void.

7. Reservation of Warrant Shares. The Company shall, at all times when this Warrant shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the exercise of this Warrant, such number of its duly authorized shares of capital stock as shall from time to time be sufficient to effect the exercise of this Warrant. Alternatively, the Company shall take all action necessary to cause it to be authorized to issue all necessary shares issuable upon exercise of this Warrant. All shares of capital stock which may be issued in connection with the exercise of this Warrant will, upon issuance by the Company, be validly issued, fully paid and non-assessable.

8. Mutilated or Missing Warrant Certificate. In case the certificate evidencing this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Holder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and in substitution for the certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing the equivalent rights and interests, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant. Applicants for such substitute Warrant certificate shall also comply with such other reasonable requirements and pay such other reasonable charges as the Company may prescribe. The Holder shall pay all taxes and all other expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 8.

[9. 9.99% Limitation. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Holder’s Affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder and its Affiliates (including, Convertible Securities) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder, the Company shall within five (5) Business Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including all Convertible Securities, by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may, from time to time, increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of the Company’s Warrants. By written notice to the Company, the Holder may waive the provisions of this Section 9 as to itself but any such waiver will not be effective until the 61st day after delivery thereof and such waiver shall have no effect on any other holders of outstanding warrants issued pursuant to the Purchase Agreement.]2

10. No Rights as a Stockholder. Prior to the exercise of the Warrant, nothing contained herein shall be construed as conferring upon the Holder or its transferees any rights as a stockholder of the Company, including the right to vote, receive dividends, consent or receive notices as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter.

11. Legend. The Warrant Shares issued upon exercise of this Warrant shall be subject to a stop transfer order and the certificate or certificates evidencing such Warrant Shares shall bear the following legend:

NEITHER THIS WARRANT NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE OR FOR WHICH IT IS EXERCISABLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), NOR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS WARRANT NOR ANY SECURITY INTO WHICH IT IS CONVERTIBLE OR FOR WHICH IT IS EXERCISABLE MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT.

12. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Company, addressed to Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121-1331, Attention: Chief Financial Officer, Facsimile No. (858) 202-9001, with copies to: Cooley Godward LLP, 4401 Eastgate Mall, San Diego, California 92121-1909, Attn: D. Bradley Peck, Facsimile No. (858) 550-6420 (ii) if to the Holder, at the address set forth above, or (iii) in either case, to such other address as the party shall have furnished in writing in

[2]	This provision will be included in the Warrants issued to Purchasers except as otherwise provided in Section 4.10 of the Purchase Agreement.

accordance with the provisions of this Section 12. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 12. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 12 shall be deemed given at the time of receipt thereof.

13. Governing Law. This Warrant shall be construed in accordance with the laws of the State of New York, without regard to principles governing conflicts of law. Any action or proceeding arising out of or relating to this Warrant shall be commenced in a federal or state court having competent jurisdiction in the State of New York, and for the purpose of any such action or proceeding, each of the Company and the Holder and any assignee of the Holder submits to the personal jurisdiction of the State of New York The parties hereby irrevocably consent to the exclusive jurisdiction of any state or federal court for New York County in the State of New York or the Southern District of New York. The parties hereby waive any objection to venue and any objection based on a more convenient forum in any action instituted under this Warrant.

14. Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15. Amendments; Waivers. The terms and provisions of this Warrant may only be amended, modified, waived, terminated or altered by written consent of the Company and the Holder; provided, however, that any term or provision of this Warrant (other than the number of Warrant Shares, the definition of the Exercise Period, Section 1.13, Section 4 or this Section 15) may be amended, modified, waived, terminated or altered by written consent of the Company and the holders of at least eighty percent (80%) of the Warrant Shares issuable upon the exercise of all outstanding warrants issued either pursuant to the Purchase Agreement or upon the exercise of any such warrant in part or the transfer or assignment of any such warrant or as a substitute warrant. Notwithstanding the foregoing, any amendment, modification, waiver, termination or alteration hereof shall require the approval in advance of a majority of the directors of the Company who are unaffiliated with the Holder or the holders of the other outstanding warrants issued either pursuant to the Purchase Agreement or upon the exercise of any such warrant in part or the transfer or assignment of any such warrant or as a substitute warrant. Any such amendment, modification, waiver, termination or alteration effected pursuant to this Section 15 shall be binding upon the Holder, the Company and the successors and assigns of the parties.

16. Headings. The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

[Remainder of Page Intentionally Left Blank]

Dated:                     , 2006

SEQUENOM, INC.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

By:
Name:
Title:

[Signature Page to Warrant]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the attached Warrant.)

FOR VALUE RECEIVED,                                               hereby sells, assigns, and transfers unto                                      Warrants to purchase                                  shares of                                  of Sequenom, Inc. (the “Company”), together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint                                                   attorney to transfer such Warrant on the books of the Company, with full power of substitution.

Dated:

Signature:

NOTICE

The signature on the foregoing Assignment must correspond to the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatsoever.

To:	Sequenom, Inc.
3595 John Hopkins Court
San Diego, California 92121-1331

ELECTION TO EXERCISE

The undersigned hereby exercises his or its rights to purchase              Warrant Shares covered by the within Warrant certificate and tenders payment herewith in the amount of $                     in accordance with the terms thereof, and requests that certificates for such securities be issued in the name of, and delivered to:

(Print Name, Address and Social Security or Tax Identification Number)

The undersigned also hereby represents that the representations and warranties provided by the undersigned in Section 3.2 of the Purchase Agreement are true and correct in all material respects as if made on and as of the date hereof.

Signature:

Appendix A

Exhibit D

FORM OF LEGAL OPINION FROM COMPANY COUNSEL

1. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

2. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as it is currently being conducted.

3. The Company is duly qualified as a foreign corporation to do business in California.

4. The Agreement, the Registration Rights Agreement and the Warrants have been duly and validly authorized, executed and delivered by the Company and constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as rights to indemnity under Section 4.5 of the Agreement and under Sections 4 and 6 of the Registration Rights Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

5. The issuance and sale of the Securities has been duly approved by the Company by the requisite Board of Directors and stockholder action.

6. The Common Shares have been duly authorized, and upon issuance and delivery against payment therefor in accordance with the terms of the Agreement, the Common Shares will be validly issued, outstanding, fully paid and nonassessable. The Warrant Shares have been duly authorized, and upon issuance and delivery against payment therefore in accordance with the terms of the Warrants, will be validly issued, outstanding, fully paid and nonassessable.

7. The execution and delivery of the Agreement, the Registration Rights Agreement and the Warrants by the Company and the issuance of the Common Shares and Warrants pursuant thereto do not violate any provision of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, and do not constitute a default under or a breach of any Material Agreement1, do not violate or contravene (a) any governmental statute, rule or regulation applicable to the Company which in our experience is typically applicable to transactions of the nature contemplated by the Agreement, or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, which default, breach, violation or contravention would materially and adversely affect the Company and its Subsidiaries, taken as a whole.

8. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any U.S. federal regulatory authority or governmental body required for the issuance of the Common Shares and the Warrants, have been made or obtained, and all consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications under the Delaware General Corporation Law required for the issuance of the Common Shares and the Warrants, have been made or obtained.

9. The offer and sale of the Common Shares and the Warrants are exempt from the registration requirements of the Securities Act of 1933, as amended, subject to the timely filing of a Form D pursuant to the Securities and Exchange Act Commission Regulation D.

[1]	The Material Agreements will be all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are listed as exhibits on the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

10. To our knowledge, there is no action, proceeding or investigation pending or overtly threatened against the Company before any court or administrative agency that questions the validity of the Agreement, the Registration Rights Agreement or the Warrants, or that could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on the Company and its Subsidiaries, taken as a whole.

11. The Common Shares are duly listed, and admitted and authorized for trading, on the Nasdaq National Market.2

[2]	Subject to the continued listing of the Company’s Common Stock on the Nasdaq National market.

Appendix A

Exhibit E

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT, dated as of March 27, 2006 (this “Amendment”), to the Rights Agreement, dated as of October 22, 2001, as amended (the “Rights Agreement”), by and between Sequenom, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York banking corporation, as Rights Agent. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement.

RECITALS

A. The Board of Directors of the Company has approved that certain proposed Securities Purchase Agreement, by and among the Company, ComVest Investment Partners II LLC, a Delaware limited liability company, LB I Group Inc., a Delaware corporation, and Pequot Private Equity Fund IV, L.P., a Delaware limited partnership (as such may be amended from time to time, the “Purchase Agreement”) to purchase shares of Common Stock, par value $0.001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock.

B. The Board of Directors of the Company has approved and adopted the Purchase Agreement and declared its advisability and approved the transactions contemplated by the Purchase Agreement.

C. The Board of Directors of the Company has authorized this Amendment at a meeting of directors duly called and held.

D. In connection with the transactions contemplated by the Purchase Agreement and in accordance with Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as hereinafter set forth and has executed and delivered this Amendment immediately prior to the execution and delivery of the Purchase Agreement.

E. Pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate, dated as of the date hereof, of an appropriate officer of the Company certifying that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and instructing the Rights Agent to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions as Sections 1(r), 1(s) and 1(t) thereto:

“(r) “Closing” shall have the meaning given to such term in the Purchase Agreement.

(s) “Purchase Agreement” shall mean that certain proposed Securities Purchase Agreement by and among the Company, ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”), LB I Group Inc., a Delaware corporation (“LBIG”), Pequot Private Equity Fund IV, L.P., a Delaware limited partnership (“Pequot”) and any other party named as a “Purchaser” thereunder, as the same may be amended from time to time in accordance with the terms thereof.

(t) “Purchasers” shall mean ComVest, LBIG, Pequot, and any other party named as a “Purchaser” under the Purchase Agreement.”

2. The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of such definition:

“None of the Purchasers or any of their respective Affiliates or Associates shall be, become or be deemed an Acquiring Person as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.”

3. The definition of “Shares Acquisition Date” in Section 1(n) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Shares Acquisition Date” shall mean the first date of public announcement by the Company that an Acquiring Person exists, or by an Acquiring Person that such Person has become an Acquiring Person; provided, however that, (i) if such Person is determined not to have become an Acquiring Person pursuant to clause (z) of Subsection 1(a)(B) hereof, then no Shares Acquisition Date shall be deemed to have occurred and (ii) no Shares Acquisition Date shall occur as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.”

4. The definition of “Transaction” in Section 1(p) of the Rights Agreement is hereby amended by deleting the period at the end of such Section 1(p) and adding the following phrase to the end of such definition:

“, except that no Transaction shall occur as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.”

5. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“No Distribution Date shall occur and no provisions of this Section 3(a) shall become applicable as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.”

6. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“None of the events described in Section 11(a)(ii) shall occur and no provisions of this Section 11(a)(ii) shall become applicable as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.”

7. Section 13 of the Rights Agreement is hereby amended by adding a new subsection “(e)” immediately following subsection (d) thereof:

“None of the events described in Section 13 shall occur and no provisions of this Section 13 shall become applicable as a result of the approval, execution, delivery, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby.”

8. A new Section 35 with the heading “TERMINATION IMMEDIATELY PRIOR TO THE CLOSING UNDER THE PURCHASE AGREEMENT” is hereby added to the Rights Agreement following Section 34 of the Rights Agreement reading in its entirety as follows:

“SECTION 35. TERMINATION IMMEDIATELY PRIOR TO THE CLOSING UNDER THE PURCHASE AGREEMENT.

(a) This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Closing. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Closing, which notice shall specify (i) that the Closing has occurred, and (ii) the date upon which this Agreement and the Rights established hereby were terminated.

(b) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any event has occurred under (including, but not limited to, the occurrence of the Closing), or any Person has complied with, the Purchase Agreement or any agreements and documents related to or referred to in the Purchase Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.”

9. If the Purchase Agreement is terminated, then from and after such time this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment. The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Purchase Agreement being terminated.

10. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

11. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

12. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

14. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

15. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

16. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		SEQUENOM, INC.

By:	/s/ CLARKE W. NEUMANN	By:	/s/ HARRY STYLLI
Name: Title:	Clarke W. Neumann Vice President & General Counsel	Name: Title:	Harry Stylli President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ SUSAN SILBER	By:	/s/ HERBERT J. LEMMER
Name: Title:	Susan Silber Assistant Secretary	Name: Title:	Herbert J. Lemmer Vice President

Appendix B

March 28, 2006

Board of Directors of Sequenom, Inc.

3595 John Hopkins Court

San Diego, CA 92121

Dear Members of the Board of Directors:

We understand that Sequenom, Inc. (the “Company”) is contemplating the sale of $33 million in common stock and warrants to LBI Group Inc., Pequot Private Equity Fund IV, L.P. ComVest Investment Partners II LLC, and Siemens Venture Capital GMBH (collectively, the “Investors”). Each of the currently contemplated Investors is an independent third party with no current representation on the Board. The common stock and the related common stock warrant to be issued for each share of common stock purchased is expected to be issued at $0.55 per share. The common stock warrants will be exercisable at $0.70 per share, shall be issued on the basis of 0.6 warrants for each share of common stock purchased, and will expire seven years following the date of issue. Such transaction and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the “Transaction.”

You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) as to whether, as of the date hereof, the consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual report to shareholders on Form 10-K for the three fiscal years ended December 31, 2004, and quarterly report on Form 10-Q for the quarter ended September 30, 2005, and Company-prepared interim financial statements for the period ended December 31, 2005, which the Company’s management has identified as being the most current financial statements available;

2.	spoken with certain members of the management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company’s investment bankers regarding the Company, the Transaction, and related matters;

3.	reviewed the following agreements and documents to be delivered at the closing of the Transaction ((b) through (d) hereinafter referred to as the “Transaction Documents”):

a) Sequenom Final Transaction Terms dated March 1, 2006;

b) Warrant to Purchase Common Stock of Sequenom, Inc. dated March 27, 2006;

The Board of Directors of Sequenom, Inc.

March 28, 2006

c) Registration Rights Agreement dated March 27, 2006; and

d) Securities Purchase Agreement dated March 27, 2006;

4.	reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended December 31, 2006 through 2010;

5.	reviewed the historical market prices and trading volume for the Company’s publicly traded securities for the past year and those of certain publicly traded companies which we deemed relevant;

6.	reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices in other similar transactions that we deemed relevant; and

7.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 3 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an material adverse effect on the Company or the expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock of the Company has traded or may trade subsequent to the disclosure or consummation of the Transaction. Subsequent events that could materially affect the conclusions set forth in this Opinion include, without limitation, adverse changes in industry performance or market conditions; changes to the business, financial condition and results of operations of the Company; changes in the terms of the Transaction; and the failure to consummate the Transaction within a reasonable period of time.

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company and any other party that may be involved in the Transaction.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders, or (vii) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, and assuming that the Transaction is consummated on the terms and conditions contained in the Transaction Documents reviewed by us, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

The Board of Directors of Sequenom, Inc.

March 28, 2006

Appendix C-2

CERTIFICATE OF AMENDMENT OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SEQUENOM, INC.

SEQUENOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is SEQUENOM, INC. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1994.

SECOND: This Certificate of Amendment amends certain provisions of the Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on             ,                  , 2006 at 5:01 p.m. Eastern time.

THIRD: Section A of Article IV of the Restated Certificate shall be amended to read in its entirety as follows:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is seventy-five million (75,000,000)1, and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series. Effective as of 5:01 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each two (2) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The NASDAQ National Market2 as of the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer as of                              , 2006.

SEQUENOM, INC.

By:
Harry Stylli President and Chief Executive Officer

[1]	If Proposal 3 receives the requisite approval by stockholders at the annual meeting, the authorized number of shares of Common Stock will be one hundred eighty-five million (185,000,000).
[2]	If the Common Stock has been delisted from The NASDAQ National Market prior to the filing of the Certificate of Amendment, the name of the exchange that provides the primary market for the trading of the Common Stock on the date of such filing will be substituted therefor.

Appendix C-3

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SEQUENOM, INC.

SEQUENOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is SEQUENOM, INC. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1994.

SECOND: This Certificate of Amendment amends certain provisions of the Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on             ,                          , 2006 at 5:01 p.m. Eastern time.

THIRD: Section A of Article IV of the Restated Certificate shall be amended to read in its entirety as follows:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is seventy-five million (75,000,000)1, and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series. Effective as of 5:01 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each three (3) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The NASDAQ National Market2 as of the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of                          , 2006.

SEQUENOM, INC.

By:
Harry Stylli Chief Executive Officer and President

[1]	If Proposal 3 receives the requisite approval by stockholders at the annual meeting, the authorized number of shares of Common Stock will be one hundred eighty-five million (185,000,000).
[2]	If the Common Stock has been delisted from The NASDAQ National Market prior to the filing of the Certificate of Amendment, the name of the exchange that provides the primary market for the trading of the Common Stock on the date of such filing will be substituted therefor.

Appendix C-4

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SEQUENOM, INC.

SEQUENOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is SEQUENOM, INC. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1994.

SECOND: This Certificate of Amendment amends certain provisions of the Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on         ,                  , 2006 at 5:01 p.m. Eastern time.

THIRD: Section A of Article IV of the Restated Certificate shall be amended to read in its entirety as follows:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is seventy-five million (75,000,000)1, and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series. Effective as of 5:01 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each four (4) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The NASDAQ National Market2 as of the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of                  , 2006.

SEQUENOM, INC.

By:
Harry Stylli Chief Executive Officer and President

[1]	If Proposal 3 receives the requisite approval by stockholders at the annual meeting, the authorized number of shares of Common Stock will be one hundred eighty-five million (185,000,000).
[2]	If the Common Stock has been delisted from The NASDAQ National Market prior to the filing of the Certificate of Amendment, the name of the exchange that provides the primary market for the trading of the Common Stock on the date of such filing will be substituted therefor.

Appendix C-5

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEQUENOM, INC.

SEQUENOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is SEQUENOM, INC. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1994.

SECOND: This Certificate of Amendment amends certain provisions of the Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on         ,             , 2006 at 5:01 p.m. Eastern time.

THIRD: Section A of Article IV of the Restated Certificate shall be amended to read in its entirety as follows:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is seventy-five million (75,000,000)1, and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series. Effective as of 5:01 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each five (5) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The NASDAQ National Market2 as of the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of            , 2006.

SEQUENOM, INC.

By:
Harry Stylli Chief Executive Officer and President

[1]	If Proposal 3 receives the requisite approval by stockholders at the annual meeting, the authorized number of shares of Common Stock will be one hundred eighty-five million (185,000,000).
[2]	If the Common Stock has been delisted from The NASDAQ National Market prior to the filing of the Certificate of Amendment, the name of the exchange that provides the primary market for the trading of the Common Stock on the date of such filing will be substituted therefor.

Appendix C-6

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEQUENOM, INC.

SEQUENOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is SEQUENOM, INC. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1994.

SECOND: This Certificate of Amendment amends certain provisions of the Second Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate”), and has been duly adopted by the Board of Directors of the corporation acting in accordance with the provisions of Section 242 of the DGCL, and further adopted in accordance with the provisions of Sections 211 and 242 of the DGCL by the stockholders of the Corporation and shall become effective on             ,             , 2006 at 5:01 p.m. Eastern time.

THIRD: Section A of Article IV of the Restated Certificate shall be amended to read in its entirety as follows:

“(A) Classes of Stock. This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $0.001 per share and the Preferred Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is seventy-five million (75,000,000)1, and the total number of shares of Preferred Stock which the corporation is authorized to issue is five million (5,000,000), which shares of Preferred Stock shall be undesignated as to series. Effective as of 5:01 p.m., Eastern time, on the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware, each six (6) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The NASDAQ National Market2 as of the date the Certificate of Amendment that includes this paragraph is filed with the Secretary of State of the State of Delaware.”

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and President as of            , 2006.

SEQUENOM, INC.

By:
Harry Stylli
Chief Executive Officer and President

[1]	If Proposal 3 receives the requisite approval by stockholders at the annual meeting, the authorized number of shares of Common Stock will be one hundred eighty-five million (185,000,000).
[2]	If the Common Stock has been delisted from The NASDAQ National Market prior to the filing of the Certificate of Amendment, the name of the exchange that provides the primary market for the trading of the Common Stock on the date of such filing will be substituted therefor.

Appendix D

AMENDED AND RESTATED

BYLAWS

OF

SEQUENOM

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Dover, County of Kent.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place Of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in subsection (b) of this Section 5, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in clause (iii) of the last sentence of this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the third sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 5. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) by stockholders holding fifty percent (50%) or more of the outstanding shares; provided, however, that at any time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”), stockholders holding five percent (5%) or more of the outstanding shares shall have the right to call a special meeting of stockholders only for the purpose set forth in Section 18(b) herein. If a special meeting is properly called by stockholders holding the requisite number of shares, the request shall be in writing, specifying the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary of the corporation.

(b) The Board of Directors shall determine the time and place of such special meeting. Upon determination of the time and place of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. Nothing contained in this subsection (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this subsection (c) who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 5 of these Bylaws. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by Section 5(b) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.

Section 7. Notice Of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange or Nasdaq rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the DGCL. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section shall be a majority or even-split in interest.

Section 12. List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228 (c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number And Term Of Office. The number of directors that shall constitute the whole Board of Directors shall not be less than five (5) nor more than nine (9). The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the directors then in office, with the number initially fixed at nine (9). Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Cumulative Voting. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled, unless, at the time of such election, the corporation is subject to Section 2115(b) of the CGCL. During such time or times that the corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

(b) At any time or times that the corporation is subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy, the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

(1) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(2) The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal.

(a) During such time or times that the corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(b) At any time or times that the corporation is not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section 20(a) shall no longer apply and removal shall be as provided in Section 141(k) of the DGCL.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or the Chief Executive Officer or by any two directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least forty-eight (48) hours before the date and time of the meeting. If notice is sent by United States mail, it shall be sent by first class mail, postage prepaid, at least four (4) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with Section 15 of these Bylaws; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer (if a director), or, if the Chief Executive Officer is absent or not a director, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chief Executive Officer, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 28. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 30. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND

VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 33. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 35. Form And Execution Of Certificates. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 36. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 38. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 40. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 41. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 43. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 44. Indemnification Of Directors, Executive Officers, Other Officers, Employees And Other Agents.

(a) Directors and executive officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 44.

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify its other officers employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to subsection (e) of this Section 44, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this subsection shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Section 44 to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.

(h) Amendments. Any repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Section 44 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Section 44 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)	Certain Definitions. For the purposes of this Section 44, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 44.

ARTICLE XII

NOTICES

Section 45. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) of this Section 45, as otherwise provided for in Section 21 of these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 46. Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 47. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Appendix E

SEQUENOM, INC.

2006 EQUITY INCENTIVE PLAN

APPROVED BY BOARD: APRIL 10, 2006

APPROVED BY STOCKHOLDERS:             , 2006

TERMINATION DATE: APRIL 9, 2016

1. GENERAL.

(a)  Successor to Prior Plan. This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as the successor to the Sequenom, Inc. 1999 Stock Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)  Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)  Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)  General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a)  Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)  Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)  To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii)  To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)  To settle all controversies regarding the Plan and Awards granted under it.

(iv)  To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)  To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)  To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)  To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii)  To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c)  Delegation to Committee.

(i)  General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)  Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)  Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e)  Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f)  Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3. SHARES SUBJECT TO THE PLAN.

(a)  Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed, in the aggregate, the sum of (i) ten million five hundred thousand (10,500,000) shares, plus (ii) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (iii) the number of shares added to the reserve pursuant to subsection 3(b) (the “Share Reserve”). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan.

(b)  Additions to the Share Reserve. The Share Reserve under the Plan also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the Prior Plan as of the Effective Date and (ii) but for this provision, would otherwise have reverted to, or remained available for future issuance under, the share reserve of the Prior Plan pursuant to the provisions thereof.

(c)  Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to a Stock Award (including the stock awards transferred from the Prior Plan on the Effective Date of this Plan) are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d)  Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be the number of shares of Common Stock in the Share Reserve.

(e)  Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than five million (5,000,000) shares of Common Stock.

(f)  Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4. ELIGIBILITY.

(a)  Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)  Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)  Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a)  Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b)  Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c)  Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i)  by cash, check, bank draft or money order payable to the Company;

(ii)  pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)  by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv)  by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)  in any other form of legal consideration that may be acceptable to the Board.

(d)  Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i)  Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii)  Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii)  Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e)  Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f)  Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g)  Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h)  Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i)  Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)  Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a)  Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)  Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)  Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)  Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b)  Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)  Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)  Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)  Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)  Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)  Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii)  Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c)  Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)  Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii)  Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii)  Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv)  Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v)  Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi)  Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii)  Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii)  Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d)  Performance Awards.

(i)  Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed five million (5,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)  Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e)  Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a)  Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)  Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c)  No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a)  Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b)  Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)  Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d)  No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)  Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)  Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g)  Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h)  Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i)  Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)  Compliance with 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a)  Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)  Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)  Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)  Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan

(including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii)  Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)  Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)  Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d)  Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a)  Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)  No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease its separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS.

As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a)  “Adoption Date” means April 10, 2006, the date the Plan was adopted by the Board.

(b)  “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)  “Award” means a Stock Award or a Performance Cash Award.

(d)  “Board” means the Board of Directors of the Company.

(e)  “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f)  “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)  the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)  individuals who are Directors on the date this Plan is adopted by the Board (collectively, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; (provided, however, that if the election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office or by a majority vote of a committee comprised of such members, such new member shall, for purposes of this Plan, be considered a member of the Incumbent Board).

For Clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(g)  “Code” means the Internal Revenue Code of 1986, as amended.

(h)  “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i)  “Common Stock” means the common stock of the Company.

(j)  “Company” means Sequenom, Inc., a Delaware corporation.

(k)  “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l)  “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m)  “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)  a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)  a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)  the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)  the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n)  “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o)  “Director” means a member of the Board.

(p)  “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q)  “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2006 provided this Plan is approved by the Company’s stockholders at such meeting.

(r)  “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)  “Entity” means a corporation, partnership, limited liability company or other entity.

(t)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)  “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v)  “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w)  “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x)  “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y)  “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(z)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)  “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb)  “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc)  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd)  “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff)  “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg)  “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh)  “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii)  “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj)  “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk)  “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll)  “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm)  “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn)  “Plan” means this Sequenom, Inc. 2006 Equity Incentive Plan.

(oo)  “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(pp)  “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq)  “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr)  “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss)  “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt)  “Securities Act” means the Securities Act of 1933, as amended.

(uu)  “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv)  “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww)  “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx)  “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy)  “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(zz)  “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 31, 2006

The undersigned hereby appoints Harry Stylli and Harry F. Hixson, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on Wednesday, May 31, 2006 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2 through 8, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

— — — — — — — — — — — — — — — —   detach here   — — — — — — — — — — — — — — — —

The Board of Directors recommends a vote for the nominees for director listed below.

Proposal 1:    To elect three directors to hold office.

☐	FOR all nominees listed below (except as marked to the contrary below).

Nominees:    Charles R. Cantor and Ronald M. Lindsay.

☐	WITHHOLD AUTHORITY to vote for each nominee listed below.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote for the following Proposals.

Proposal 2:	To approve the sale and issuance of 60,000,000 shares of common stock and warrants to purchase up to an additional 36,000,000 shares of common stock to certain investors in a private placement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3:	To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock to 185,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4:	To approve amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 5:	To approve amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the common stock pursuant to which any whole number of outstanding shares between two and six would be combined into one share of common stock and to authorize the Board of Directors to select and file one such amendment.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 6:	To approve an amendment to the Company’s Certificate of Incorporation to remove Article XI and to approve the amendment and restatement of the Company’s Bylaws.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 7:	To approve the adoption of the Company’s 2006 Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 8:	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2006.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in the partnership’s name by an authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.